As filed with the Securities and Exchange Commission on May 22, 2009

Registration Statement No. 333-_________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
CAVICO CORP.
(Exact Name of Registrant in Its Charter)

Delaware	1700	20-4863704
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

17011 Beach Blvd., Suite 1230,
Huntington Beach, California 92647
(714) 843-5456
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

17011 Beach Blvd., Suite 1230,
Huntington Beach, California 92647
(714) 843-5456
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Gregory Sichenzia, Esq.	Mitchell S. Nussbaum, Esq.
Peter DiChiara, Esq.	Angela M. Dowd, Esq.
Sichenzia Ross Friedman Ference LLP	Loeb & Loeb LLP
61 Broadway	345 Park Avenue
New York, New York 10006	New York, New York 10154
Tel: (212) 930-9700	Tel: (212) 407-4159
Fax: (212) 930-9725	Fax: (212) 504-3013

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Share of Common Stock, $0.001 par value(2)	3,080,356	$17,250,000	$962.55
Representative’s Common Stock Purchase Option(3)(4)	1	$100	$-
Shares of Common Stock underlying Representative’s Common Stock Purchase Option	133,928	$937,496	$52.31
Total Registration Fee	3,214,284	$18,187,596	$1,014.86

Unless otherwise indicated, all share amounts and prices assume the consummation of a reverse stock split, at a ratio of 40-for-1 to be effected immediately prior to the effectiveness of the registration statement of which this prospectus is a part, with the exact timing of the reverse stock split, to be determined by the Board of Directors.

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)	Includes 401,785 shares of common stock which may be issued pursuant to the exercise of a 45-day option granted by the registrant to the underwriters to cover over-allotments, if any.
(3)	No registration fee required pursuant to Rule 457(g) under the Securities Act of 1933.
(4)
Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover the additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION, DATED MAY 22, 2009

CAVICO CORP.

This is a firm commitment public offering of 2,678,571 shares of our common stock.

Our common stock is currently quoted on the OTC Bulletin Board under the symbol "CVIC.OB."  Immediately prior to the effectiveness of the registration statement of which this prospectus is a part, we will effect a reverse stock split anticipated to be on a 40-for-1 basis.  On May 20, 2009, the last reported market price of our common stock was $5.60 (giving effect to the 40-for-1 reverse stock split).

We will apply for listing of our common stock on the NASDAQ Capital Market under the symbol “[*]”, which we expect to occur immediately prior to the date of this prospectus. No assurance can be given that our application will be approved. If the application is not approved, we will not complete this offering and the shares of our common stock will continue to be traded on the OTC Bulletin Board.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price	Underwriting Discount and Commissions(1)	Proceeds, to Us, Before Expenses(2)
Per share	$	$	$
Total	$	$	$

(1)	Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to Rodman & Renshaw, LLC, the representative of the underwriters.
(2)	We estimate that the total expenses of this offering, excluding the underwriters’ discount and non accountable expenses allowance, will be approximately $200,000.

We have granted a 45-day option to the representative of the underwriters to purchase additional shares of common stock up to an additional 401,785 shares to be offered by the Company solely to cover over-allotments, if any. The shares issuable upon exercise of the underwriter option are identical to those offered by this prospectus and have been registered under the registration statement of which this prospectus forms a part. In connection with this offering, we have also agreed to sell to Rodman & Renshaw, LLC, the underwriter representative, an option to purchase up to 5% of the shares sold (excluding the over-allotment) for $100. If the underwriters’ representative exercises this option, each share of common stock may be purchased at $[*] per share (125% of the price of the shares sold in the offering).

The underwriters expect to deliver our shares to purchasers in the offering on or about [*], 2009.

RODMAN & RENSHAW, LLC
The date of this prospectus is [*], 2009.

Until [*], 2009, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.  No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	7
Special Note Regarding Forward Looking Statement	16
Use of Proceeds	16
Determination of Offering Price	17
Capitalization	18
Dilution	19
Description of Business	20
Description of Property	30
Legal Proceedings	32
Market for Common Equity and Related Stockholder Matters	32
Description of Securities	33
Management’s Discussion and Analysis of Financial Condition and Results of Operations	34
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	46
Quantitative and Qualitative Disclosures About Market Risk	46
Management	47
Executive Compensation	49
Security Ownership of Certain Beneficial Owners and Management	51
Certain Relationships and Related Transactions	52
Selling Shareholders	53
Underwriting and Plan of Distribution	53
Legal Matters	59
Experts	59
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	50
Index to Financial Statements	F-1

You should rely only on the information contained or incorporated by reference to this prospectus in deciding whether to purchase our common stock. We have not authorized anyone to provide you with information different from that contained or incorporated by reference to this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Nevertheless, we are responsible for the accuracy and completeness of the historical information presented in this prospectus, as of the date of the prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the related notes. In this prospectus, we refer to Cavico Corp. as “our Company,” which includes our wholly owned subsidiary, Cavico Vietnam Company Limited, which conducts its operations though a number of subsidiaries some of which are wholly owned while others are partially owned by Cavico Vietnam Company Limited.

Unless otherwise indicated, all share amounts and prices assume the consummation of a reverse stock split , at a ratio of 40-for-1 to be effected immediately prior to the effectiveness of the registration statement of which this prospectus is a part, with the exact timing of the reverse stock split, to be determined by the Board of Directors.

Corporate History

We were incorporated in Delaware on September 13, 2004 under the name Laminaire Corp. On November 9, 2004, the name of the Company was changed to Agent 155 Media Group, Inc. On May 2, 2006, our name was changed to Cavico Corp.  Our website may be found at www.cavicocorp.com.  Our executive offices are located at 17011 Beach Blvd., Suite 1230, Huntington Beach, California, 92647.  Our telephone number is (714) 843-5456.

During 2006 and 2007, we acquired Cavico Vietnam Company Limited (formerly, Cavico Vietnam Joint Stock Company Limited), a corporation organized under the laws of Vietnam (“Cavico Vietnam”) as our wholly owned subsidiary. As a result of legal restrictions on the foreign ownership of Vietnamese entities imposed by the Vietnamese government, the acquisition of Cavico Vietnam occurred in multiple steps, as follows:

●
On April 18, 2006, we entered into an asset purchase agreement with Cavico Vietnam. Under the terms of the agreement, Cavico purchased all of the assets of Cavico Vietnam in consideration for the issuance to Cavico Vietnam of 79,000,000 shares of our common stock. Cavico Vietnam subsequently transferred 60,062,200 of these shares to the former shareholders of Cavico Vietnam in return for their shares of Cavico Vietnam stock. An additional 18,937,800 shares were deposited with Cavico Vietnam for the use of that entity’s management, of which 4,937,800 shares were distributed to Cavico Vietnam’s management in 2006 (of which 89,500 were returned by employees) and 5,000,000 shares were sold to employees in 2008 for $300,000 at a price of $0.06 per share.  (All of the foregoing share amounts do not reflect the consummation of a reverse stock split at a ratio of 40-for-1).

●
Following our purchase of Cavico Vietnam’s assets, and pending the grant of the requisite approval by a Vietnamese government agency of the acquisition of Cavico Vietnam, as required under Vietnamese law, Cavico Vietnam continued to use its assets subject to our control. Government approval of the acquisition of Cavico Vietnam was granted in January 2007. Following the grant of this approval and our subsequent acquisition of Cavico Vietnam to become our wholly-owned subsidiary, all assets previously purchased from Cavico Vietnam by the Company in April 2006 were transferred back to Cavico Vietnam.

Corporate Overview

We operate nationwide in Vietnam through our subsidiaries, serving almost exclusively public sector clients. We primarily concentrate on large civil construction infrastructure projects in Vietnam, including the construction of tunnels, roads, highways, bridges, mines and dams. In addition, we are currently making investments in hydropower electric plants, cement production plants, mining operations and urban developments in Vietnam and Laos.

 Our wholly-owned subsidiary, Cavico Vietnam, conducts its operations through a number of subsidiaries. Some of these entities are wholly owned while others are partially owned by Cavico Vietnam. The officers and directors of Cavico Vietnam also hold positions on the boards of these subsidiaries. During 2008, we permitted some of our subsidiaries to issue shares to third parties for the purpose of raising funds for expanded operations, thereby reducing our percentage held in those entities. We believe that this restructuring will result in more efficient and transparent management. In addition, to the extent that any of the subsidiaries are publicly traded in Vietnam, Vietnamese securities regulations limit foreign ownership of these subsidiaries to 49%.  Currently, only Cavico Mining and Construction JSC is publicly traded in Vietnam on the HCM Exchange under the symbol MCV.

Business Strategy

Our fundamental objective is to increase long-term shareholder value by focusing on consistent profitability from controlled revenue growth. In our view, shareholder value is measured by the appreciation of the value of our common stock over a period of years and, eventually, a return through dividends. We consider the following to be key factors in our ability to achieve this objective:

Position Our Business for Future Infrastructure Spending - As a result of strong economic expansion, there is a growing awareness of the need to build, reconstruct and repair Vietnam’s infrastructure, especially its network of roads to enable transportation as well as in the area of power supply. Significant funds have been authorized for investments in these areas. We will continue to build on our expertise in the civil construction market for transportation and water infrastructure, to develop new capabilities to service these markets and to maintain our human and capital resources to effectively meet required demand.

Employee Development - We believe that our employees are a key to the successful implementation of our business strategies. Significant resources are employed to attract, nurture and retain extraordinary talent and fully develop each employee’s capabilities.  We sponsor events with our employees to include employees in our growth.  We are building a company culture through various activities, including company newsletters and music to instill feelings of pride with our accomplishments.

Infrastructure Construction Focus - We concentrate our core competencies on this segment of the construction industry, which includes the building of tunnels, roads, highways, bridges and dams.

Continue Adding Construction Capabilities - By adding capabilities that are complementary to our core civil construction competencies, we are able to improve gross margin opportunities, more effectively compete for contracts and compete for contracts that might not otherwise be available to us. We continue to investigate opportunities to integrate additional services and products into our business such as mining construction and urban development.

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “CVIC.OB.”  We will apply for listing of our common stock on the NASDAQ Capital Market under the symbol “[*]”, which we expect to occur immediately prior to the date of this prospectus.  We will not complete this offering if our listing application is not approved.  Immediately prior to the effectiveness of the registration statement of which this prospectus is a part, we will effect a reverse stock split anticipated to be on a 40-for-1 basis.

On April 27, 2009, we held a special meeting of our shareholders.  At the meeting, our shareholders approved a proposal to grant discretionary authority to Cavico’s Board of Directors to effect a reverse stock split of our common stock at any whole number ratio between a  20-for-1 reverse stock split and 60-for-1 reverse stock split .  The Board of Director’s decision whether or not to affect the reverse stock split, and at what whole number ratio, will be based on a number of factors, including market conditions, existing and anticipated trading prices for our common stock and the initial listing requirements of the national securities exchanges.

The Company’s shareholders also approved an amendment to our Certificate of Incorporation to change the terms of the authorized shares of preferred stock to make the authorized shares “blank check” preferred stock and to reduce the number of authorized shares of preferred stock from 100,000,000 to 25,000,000.

Immediately prior to the effectiveness of the registration statement of which this prospectus is a part, we plan to designate and grant 1,200,000 shares of Class A Preferred Stock, $0.001 par value, to our directors and management.  These shares of Class A Preferred Stock shall vote along with holders of our common stock and shall be entitled to cast three votes for each share held of the Class A Preferred Stock on all matters presented to the stockholders.  Each share of Class A Preferred Shares is convertible into one share of our common stock at the option of the holders thereof at any time that the closing market price of our common stock is greater than $7.50 for more than five consecutive days. The right to convert shares of Class A Preferred Stock into common stock shall expire on the second anniversary of the issuance of the Class A Preferred Shares.  On such second anniversary, each Class A Preferred Shares shall be redeemed by the Company at its par value.

The shareholders also approved an incentive plan under which we can grant 1,250,000 shares (assuming the consummation of a reverse stock split, at a ratio of 40-for-1) to our officers, directors, employees and consultants.  After the completion of this offering, we anticipate granting 750,000 shares of common stock to management pursuant to the Incentive Plan.  If we issue 750,000 shares of common stock pursuant to the Incentive Plan and 1,200,000 shares of Class A Preferred Stock to our management, these stockholders will control over 50% of the votes on all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.

Business Results

Years ended December 31, 2008 and December 31, 2007

We generated $58,006,269 in net sales during the year ended December 31, 2008 compared to $37,850,606 during the year ended December 31, 2007.  In each year, approximately 95% of our net sales were generated from civil construction projects and mining projects.  Costs of goods sold were $48,712,916 and $31,339,235 for the years ended December 31, 2008 and 2007, respectively.  Our gross profit for the year ended December 31, 2008 was $9,293,353 or 16% of sales compared to $6,511,371 or 17% of sales for the year ended December 31, 2007.

We had net income of $631,816 for the year ended December 31, 2008, compared to $5,894,868 for the year ended December 31, 2007. The decrease of $5,263,052 was mainly due to the decrease of $10,124,620 in gains on sale of marketable securities, an increase in operating expenses of $2,128,680, which was partially offset by an increase in gross profit of 2,781,982, and lower income tax expense of $4,968,767 (as we had a $2,283,822 tax benefit in 2008 compared to $2,684,945 as a tax expense in 2007).

The net income per share (assuming the consummation of a reverse stock split, at a ratio of 40-for-1) for the year ended December 31, 2008 was $0.21 compared to $2.05 for the year period ended December 31, 2007 as a result of lower net income.

Quarters ended March 31, 2009 and March 31, 2008

We generated $12,243,691 in net sales during the quarter ended March 31, 2009 compared to $8,243,232 during the quarter ended March 31, 2008.  In 2009, approximately 92% of our net sales were generated from civil construction projects and mining projects compared with 95% from the same period in 2008.  The Company’s net sales from other operations (leasing machinery and equipment, selling materials and steel fabrication) increased by $600,434 or 153% to $993,469 for the period ending March 31, 2009 from $393,035 for the period ending March 31, 2008. This was due to an increase in trading operations from new subsidiaries, Cavico ITS and Cavico Stone and Mineral.

Costs of goods sold were $9,593,834 and $6,088,562 for the quarters ended March 31, 2009 and 2008, respectively.  Our gross profit for the three-months ended March 31, 2009 was $2,649,857 or 22% of sales compared to $2,154,670 or 26% of sales for the three-months ended March 31, 2008.  The decrease in gross profit margin can be attributed to an increase in the rate of inflation which increased the cost of fuels, materials and spare parts and lower margins earned in operations other than civil construction and mining projects.

We had net income of $140,204 for the quarter ended March 31, 2009, compared to $61,309 for the quarter ended March 31, 2008.  The net income per share (assuming the consummation of a reverse stock split, at a ratio of 40-for-1) for the quarter ended March 31, 2009 was $0.05 compared to $0.02 for the quarter period ended March 31, 2008.

Summary Financial Information

In the table below we provide you with historical consolidated financial data for the years ended December 31, 2008 and 2007 and the three month periods ending March 31, 2009 and 2008, derived from our audited and unaudited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read along with it the appropriate historical consolidated financial statements and related notes and “Management's Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Three Months Ended March 31,		Years Ended December 31,
	2009	2008	2008	2007
Sales	$12,243,691	$8,243,232	$58,006,269	$37,850,606
Cost of Goods Sold	9,593,834	6,088,562	48,712,916	31,339,235
Gross Profit	2,649,857	2,154,670	9,293,353	6,511,371
Operating Expenses:	1,585,871	1,470,271	6,980,042	4,851,362
Net Income from operations	1,063,986	684,399	2,313,311	1,660,009
Other income (loss)	55,250	43,696	(21,836)	(99,743)
Gain (loss) on sales of marketable securities	-	-	(439,934)	9,684,686
Interest income	41,020	251,935	891,898	1,046,394
Interest expense	(515,893)	(508,374)	(3,101,243)	(2,926,198)
Total other income (expense)	(419,623)	(212,743)	(2,671,115)	7,705,139
Income (loss) before income taxes and minority interest	644,363	471,656	(357,804)	9,365,148
Income tax benefit (expense)	(244,461)	(206,078)	2,283,822	(2,684,945)
Income before minority interest	399,902	265,578	1,926,018	6,680,203
Minority interest in income of subsidiary	(258,698)	(204,269)	(1,294,202)	(785,335)
Net Income	$140,204	$61,309	$631,816	$5,894,868
Earnings per share (after giving effect to 40-for-1 reverse stock split)	$0.05	$0.02	$0.21	$2.05

	March 31,	December 31,	December 31,
	2009	2008	2007
Assets	$120,939,185	$112,788,065	$94,518,004
Liabilities	101,814,747	94,014,495	76,342,878
Minority Interest	15,389,362	15,562,700	8,806,976
Stockholders’ Equity	3,735,076	3,210,870	9,368,150
Liabilities, Minority Interest and Stockholders’ Equity	$120,939,185	$112,788,065	$94,518,004

THE OFFERING

Common stock offered	2,678,571 shares (1)

Number of shares outstanding before this offering	3,275,000 shares(1)(2)

Number of shares outstanding after this offering	5,953,571 shares(1)(2)

Use of Proceeds
We intend to use the net proceeds of this offering for working capital, general corporate purposes and the investments in civil construction projects and other commercial projects, including mining projects, the construction of cement factories and urban development projects, including our construction of Cavico Tower.

OTC Bulletin Board symbol for Our Common Stock	CVIC.OB

Proposed NASDAQ Capital Market listing Symbol for Our Common Stock

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 7.

Representative’s Common Stock Purchase Option
In connection with this offering, we have also agreed to sell to Rodman & Renshaw, LLC, the underwriter representative an option to purchase up to 5% of the shares sold (excluding the over-allotment) for $100. If the underwriters’ representative exercises this option, each share of common stock may be purchased at $[*] per share (125% of the price of the shares sold in the offering).

(1)
Giving effect to the anticipated 40-for-1 reverse stock split. The Reverse Stock Split will affect all of our shareholders uniformly and will not affect any shareholder’s percentage ownership interests in us, except to the extent that the Reverse Stock Split results in any of our shareholders owning a fractional share.  If this occurs, the fractional shares will be rounded up to the next whole share, including fractional shares that are less than one share.  See page 21 for an explanation of the proposed reverse stock split. We have, for purposes of disclosure in this prospectus, assumed the consummation of a 40-for-1 reverse stock split and have assumed the price will be $5.60 per share.  Excludes a 45-day option to the representative of the underwriters to purchase additional shares of common stock up to an additional 401,785 shares to be offered by the Company solely to cover over-allotments, if any.

(2)	The number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding as of April 30, 2009.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated into this offering that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Associated with Our Business

If we are unable to accurately estimate the overall risks or costs when we bid on a contract, we may achieve a lower than anticipated profit or incur a loss on the contract.

A substantial portion of our revenues and contract backlog are typically derived from fixed unit price contracts. Fixed unit price contracts require us to perform the contract for a fixed unit price irrespective of our actual costs. As a result, we realize a profit on these contracts only if we successfully estimate our costs and then successfully control actual costs and avoid cost overruns. If our cost estimates for a contract are inaccurate, or if we do not execute the contract within our cost estimates, then cost overruns may cause us to incur losses or cause the contract not to be as profitable as we expected. This, in turn, could negatively affect our cash flow, earnings and financial position.

The costs incurred and gross profit realized on those contracts can vary, sometimes substantially, from the original projections due to a variety of factors, including, but not limited to:

●	on-site conditions that differ from those assumed in the original bid;
●	delays caused by weather conditions;
●	contract modifications creating unanticipated costs not covered by change orders;
●
changes in availability, proximity and costs of materials, including steel, concrete, aggregate and other construction materials (such as stone, gravel and sand), as well as fuel and lubricants for our equipment;

●	availability and skill level of the workers in the geographic location of a project;
●	our suppliers’ or subcontractors’ failure to perform;
●	fraud or theft committed by our employees;
●	mechanical problems with our machinery or equipment;
●	citations issued by a governmental authority;
●	difficulties in obtaining required governmental permits or approvals;
●	changes in applicable laws and regulations; and
●	claims or demands from third parties alleging damages arising from our work or from the project of which our work is part.

Many of our contracts with public sector customers contain provisions that attempt to shift some or all of the above risks from the customer to us, even in cases where the customer is partly at fault. Our practice in many instances has been to supersede these terms with an agreement to obtain insurance covering both the customer and ourselves. In cases where insurance is not obtained, our experience has often been that public sector customers have been willing to negotiate equitable adjustments in the contract compensation or completion time provisions if unexpected circumstances arise. If we are unable to obtain insurance, and if public sector customers seek to impose contractual risk-shifting provisions more aggressively, we could face increased risks, which may adversely affect our cash flow, earnings and financial position.

Economic downturns or reductions in government funding of infrastructure projects, or the cancellation of significant contracts, could reduce our revenues and profits and have a material adverse effect on our results of operations.

Our business is highly dependent on the amount of infrastructure work funded by various governmental entities, which, in turn, depends on the overall condition of the economy, the need for new or replacement infrastructure, the priorities placed on various projects funded by governmental entities and federal, state or local government spending levels. Decreases in government funding of infrastructure projects could decrease the number of civil construction contracts available and limit our ability to obtain new contracts, which could reduce our revenues and profits.

Due to the global downturn in the financial markets, Vietnam may not be able to maintain its recent growth rates mainly due to the lack of demand of exports to countries that are in recessions. Our earnings may become unstable if Vietnam’s domestic growth slows significantly and our public sector clients are unable to fund infrastructure projects. Contracts that we enter into with governmental entities may usually be canceled at any time by them with payment only for the work already completed. In addition, we could be prohibited from bidding on certain governmental contracts if we fail to maintain qualifications required by those entities. A sudden cancellation of a contract or our debarment from the bidding process could cause our equipment and work crews to remain idled for a significant period of time until other comparable work became available, which could have a material adverse effect on our business and results of operations.

The loans that finance our construction are renewable each year and classified as short-term loans creating a working capital deficit.  Our banks’ failure to renew such loans or our failure to repay our loans could impact our operations.

At March 31, 2009 and December 31, 2008, the Company had $53,568,625 and $50,141,069, respectively, in short-term construction loans.  We obtain these short-term construction loans to finance our civil construction and mining projects.  Each time we begin a construction project, we obtain a loan from one of several banks to purchase equipment and supplies and to mobilize our employees and materials to the worksite.  As we complete a percentage of each construction project, our customer certifies our work in process and our customer, or its financing source, repays the bank from which we borrowed funds for our completed work, less a retention percentage.  Construction contracts include a two to three year warranty period that is part of the construction contract. The portion of revenue related to retentions ranges from 5% to 15% depending on each contract and is not recognized until the retention period has expired.

It is the general practice of Vietnamese banks to give short term loans such as these for each construction contract and make the loans renewable every year until the construction contract is completed.  As a result, the loans are classified as current liabilities.  Our retention receivables and a portion of our work in process, however, are classified as long-term assets.  As a result, our working capital deficit as of March 31, 2009 and December 31, 2008 was $25,572,805 and $26,621,023, respectively.  As of March 31, 2009 and December 31, 2008, long-term retention receivables and long-term work in process totaled $24,952,356 and $24,407,308.

We expect to renew these loans with the banks and repay the balances as we complete our projects.  In the first quarter of 2009, we made $20,642,817 of payments on our notes payable.  We also needed to draw down $24,088,376 from our notes payable to finance our construction projects.

Although a substantial majority of our loans are not secured by our assets other than our work in process and receivables, our banks’ decision not to renew these loans or our failure to repay these loans could have important consequences including the following:

●	it may limit our ability to borrow money or issue equity to finance our working capital, construction projects or capital projects or other purposes;
●	it may limit our flexibility in planning for, or reacting to, changes in our operations or business;
●	a substantial portion of our cash flow from operations could be dedicated to the repayment of our indebtedness and would not be available for other purposes;
●	there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed; and
●	It may result in the banks repossessing up to $4,000,000 of our equipment.

Our operations are currently focused in Vietnam, and any adverse change to the economy or business environment in Vietnam could significantly affect our operations, which would lead to lower revenues and reduced profitability.

Our operations are currently concentrated in Vietnam. Because of this concentration in a specific geographic location, we are susceptible to fluctuations in our business caused by adverse economic or other conditions in this region, including natural or other disasters. A stagnant or depressed economy in Vietnam generally, or in any of the other markets that we serve, could adversely affect our business, results of operations and financial condition.

Our business is subject to significant political and economic uncertainties and may be affected by political, economic and social developments in Vietnam. Over the past several years, the government of Vietnam has pursued economic reform policies. Changes in policies, laws and regulations or in their interpretations or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, or devaluations of currency could cause a decline in the price of our common stock, should a market for our common stock ever develop.

Our industry is highly competitive, with a variety of larger companies with greater resources competing with us, and our failure to compete effectively could reduce the number of new contracts awarded to us or adversely affect our margins on contracts awarded.

Most contracts on which we bid are awarded through a competitive bid process, with awards generally being made to the lowest bidder, but sometimes recognizing other factors, such as shorter contract schedules or prior experience with the customer. Within our markets, we compete with many national, regional and local construction firms. Some of these competitors have achieved greater market penetration than we have in the markets in which we compete, and some have greater financial and other resources than we have. In addition, there are a number of national companies in our industry that are larger than we are and that, if they so desired, could establish a presence in our markets and compete with us for contracts. As a result, we may need to accept lower contract margins in order to compete against these competitors. If we are unable to compete successfully in our markets, our relative market share and profits could be reduced.

Our dependence on subcontractors and suppliers of materials, including petroleum-based products, could increase our costs and impair our ability to complete contracts on a timely basis or at all, which would adversely affect our profits and cash flow.

We rely on third-party subcontractors to perform some of the work on many of our contracts. We do not bid on contracts unless we have the necessary subcontractors committed for the anticipated scope of the contract and at prices that we have included in our bid. Therefore, to the extent that we cannot engage subcontractors, our ability to bid for contracts may be impaired. In addition, if a subcontractor is unable to deliver its services according to the negotiated terms for any reason, including the deterioration of its financial condition, we may suffer delays and be required to purchase the services from another source at a higher price. This may reduce the profit to be realized, or result in a loss, on a contract.

We also rely on third-party suppliers to provide all of the materials, including aggregates (sand and gravel), concrete, steel and pipe, for our contracts. We do not own any quarries, and there are no naturally occurring sources of aggregates in Vietnam. We do not bid on contracts unless we have commitments from suppliers for the materials required to complete the contract and at prices that we have included in our bid. Thus, to the extent that we cannot obtain commitments from our suppliers for materials, our ability to bid for contracts may be impaired. In addition, if a supplier is unable to deliver materials according to the negotiated terms of a supply agreement for any reason, including the deterioration of its financial condition, we may suffer delays and be required to purchase the materials from another source at a higher price. This may reduce the profit to be realized, or result in a loss, on a contract.

Diesel fuel and other petroleum-based products are utilized to operate the equipment used in our construction contracts. Decreased supplies of those products relative to demand and other factors can cause an increase in their cost.

Future increases in the costs of fuel and other petroleum-based products used in our business, particularly if a bid has been submitted for a contract and the costs of those products have been estimated at amounts less than the actual costs thereof, could result in a lower profit, or a loss, on a contract.

Our contracts may require us to perform extra or change order work, which can result in disputes and adversely affect our working capital, profits and cash flows.

Our contracts generally require us to perform extra or change order work as directed by the customer even if the customer has not agreed in advance on the scope or price of the extra work to be performed. This process may result in disputes over whether the work performed is beyond the scope of the work included in the original project plans and specifications or, if the customer agrees that the work performed qualifies as extra work, the price that the customer is willing to pay for the extra work. These disputes may not be settled to our satisfaction. Even when the customer agrees to pay for the extra work, we may be required to fund the cost of that work for a lengthy period of time until the change order is approved by the customer and we are paid by the customer.

To the extent that actual recoveries with respect to change orders or amounts subject to contract disputes or claims are less than the estimates used in our financial statements, the amount of any shortfall will reduce our future revenues and profits, and this could have a material adverse effect on our reported working capital and results of operations. In addition, any delay caused by the extra work may adversely impact the timely scheduling of other project work and our ability to meet specified contract milestones.

Our failure to meet schedule or performance requirements of our contracts could adversely affect us.

In most cases, our contracts require completion by a scheduled acceptance date. Failure to meet any such schedule could result in additional costs being incurred, penalties and liquidated damages being assessed against us, and these could exceed projected profit margins on the contract. Performance problems on existing and future contracts could cause actual results of operations to differ materially from those anticipated by us and could cause us to suffer damage to our reputation within the industry and among our customers.

Timing of the award and performance of new contracts could have an adverse effect on our operating results and cash flow.

At any point in time, a substantial portion of our revenues may be derived from a limited number of large construction contracts. It is generally very difficult to predict whether and when new contracts will be offered for tender, as these contracts frequently involve a lengthy and complex design and bidding process, which is affected by a number of factors, such as market conditions, financing arrangements and governmental approvals. Because of these factors, our results of operations and cash flows may fluctuate from quarter to quarter and year to year, and the fluctuation may be substantial.

The uncertainty of the timing of contract awards may also present difficulties in matching the size of work crews with contract needs. In some cases, we may maintain and bear the cost of a ready work crew that is larger than currently required, in anticipation of future employee needs for existing contracts or expected future contracts. If a contract is delayed or an expected contract award is not received, we would incur costs that could have a material adverse effect on our anticipated profit.

In addition, the timing of the revenues, earnings and cash flows from our contracts can be delayed by a number of factors, including adverse weather conditions such as prolonged or intense periods of rain, storms or flooding, delays in receiving material and equipment from suppliers and changes in the scope of work to be performed. Those delays, if they occur, could have an adverse effect on our operating results for a particular period.

Our dependence on a limited number of customers could adversely affect our business and results of operations.

Due to the size and nature of our construction contracts, one or a few customers have in the past and may in the future represent a substantial portion of our consolidated revenues and gross profits in any one year or over a period of several consecutive years. Similarly, our contract backlog frequently reflects multiple contracts for individual customers; therefore, one customer may comprise a significant percentage of contract backlog at a certain point in time. For the year ended December 31, 2008, Electricity of Vietnam accounted for approximately 64% of our revenues and Vinacomin accounted for 8% of our revenues. The loss of business from these entities could have a material adverse effect on our business or results of operations. Because we do not maintain any reserves for payment defaults, a default or delay in payment on a significant scale could materially adversely affect our business, results of operations and financial condition.

We may incur higher costs to acquire and maintain equipment necessary for our operations, and the market value of our equipment may decline.

We have traditionally owned most of the construction equipment used to build our projects, and we do not bid on contracts for which we do not have, or cannot quickly procure (whether through acquisition or lease), the necessary equipment. To the extent that we are unable to buy construction equipment necessary for our needs, either due to a lack of available funding or equipment shortages in the marketplace, we may be forced to rent equipment on a short-term basis, which could increase the costs of completing contracts. In addition, our equipment requires continuous maintenance for which we maintain our own repair facilities. If we are unable to continue to maintain the equipment in our fleet, we may be forced to obtain third-party repair services, which could increase our costs.

The market value of our equipment may unexpectedly decline at a faster rate than anticipated. Such a decline would reduce the borrowing base under our construction business credit facility, thereby reducing the amount of credit available to us and impeding our ability to expand our business consistent with historical levels.

Unanticipated adverse weather conditions may cause delays, which could slow completion of our contracts and negatively affect our revenues and cash flow.

Because most of our construction projects are built outdoors, work on our contracts is subject to unpredictable weather conditions. Lengthy periods of wet weather will generally interrupt construction, and this can lead to under-utilization of crews and equipment, resulting in less efficient rates of overhead recovery. While revenues can be recovered following a period of bad weather, it is generally impossible to recover the efficiencies, and hence, we may suffer reductions in the expected profit on contracts.

Our operations are subject to hazards that may cause personal injury or property damage, thereby subjecting us to liabilities and possible losses, which may not be covered by insurance.

Our workers are subject to the usual hazards associated with providing services on construction sites. Operating hazards can cause personal injury and loss of life, damage to, or destruction of, property, plant and equipment and environmental damage. We self-insure our workers’ compensation claims, subject to stop-loss insurance coverage. We also maintain insurance coverage in amounts and against the risks that we believe are consistent with industry practice, but this insurance may not be adequate to cover all losses or liabilities that we may incur in our operations.

Insurance liabilities are difficult to assess and quantify due to unknown factors, including the severity of an injury, the determination of our liability in proportion to other parties, the number of incidents not reported and the effectiveness of our safety program. If we were to experience insurance claims or costs above our estimates, we might also be required to use working capital to satisfy these claims rather than to maintain or expand our operations. To the extent that we experience a material increase in the frequency or severity of accidents or workers’ compensation claims, or unfavorable developments on existing claims, our operating results and financial condition could be materially and adversely affected.

Environmental and other regulatory matters could adversely affect our ability to conduct our business and could require expenditures that could have a material adverse effect on our results of operations and financial condition.

Our operations are subject to various environmental laws and regulations relating to the management, disposal and remediation of hazardous substances and the emission and discharge of pollutants into the air and water. As a contractor, however, our customers are primarily responsible for environmental protection.  Nevertheless, we could be held liable for the contamination created not only by our own activities but also by the historical activities of others on our project sites or on properties that we acquire.

Our operations are also subject to laws and regulations relating to workplace safety and worker health, which, among other things, regulate employee exposure to hazardous substances. Violations of those laws and regulations could subject us to substantial fines and penalties, cleanup costs, third-party property damage or personal injury claims.

In addition, these laws and regulations have become, and are becoming, increasingly stringent. Moreover, we cannot predict the nature, scope or effect of legislation or regulatory requirements that could be imposed, or how existing or future laws or regulations will be administered or interpreted, with respect to products or activities to which they have not been previously applied. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies, could require us to make substantial expenditures for, among other things, pollution control systems and other equipment that we do not currently possess, or the acquisition or modification of permits applicable to our activities.

If we fail to obtain additional financing we will be unable to execute our business plan.

In addition to the financing described in this prospectus, we may need additional funds to finance our capital projects. Should such needs arise, we intend to seek additional funds through public or private equity or debt financing, strategic transactions and/or from other sources.  There are no assurances that future funding will be available on favorable terms or at all. If additional funding is not obtained, we will need to reduce, defer or cancel development programs, planned initiatives or overhead expenditures, to the extent necessary. The failure to fund our capital requirements would have a material adverse effect on our business, financial condition and results of operations.

We will be unsuccessful if we fail to attract and retain qualified personnel.

We depend on a core management team. The loss of any of these individuals could prevent us from achieving our business objective of commercializing our product candidates. Our future success will depend in large part on our continued ability to attract and retain other highly qualified scientific, technical and management personnel, as well as personnel with expertise in clinical testing and government regulation. We face competition for personnel from other companies, universities, public and private research institutions, government entities and other organizations. If our recruitment and retention efforts are unsuccessful, our business operations could suffer.

Risks Associated with this Offering and Our Capital Structure

Insiders have substantial control over the company, and issuance of shares Series A Preferred Stock and shares of Common Stock pursuant to our incentive plan will dilute your ownership and voting rights and allow insiders to control the direction of the Company.

Our executive officers and directors, beneficially owned as of April 30, 2009, in the aggregate, approximately 585,158 shares of our outstanding common stock, after giving effect to a 40-for-1 reverse stock split, which constitutes approximately 19.2% of our outstanding shares.  Our officers and directors ownership percentage will increase as a result of any shares issued under our incentive plan under which we can issue 1,250,000 shares to our officers, directors, employees and consultants.  After the completion of this offering, we anticipate granting 750,000 shares of common stock to management pursuant to the Incentive Plan.

Further, our directors voting control will increase after the issuance of any of the shares of Class A Preferred Stock to our directors.  Immediately prior to the effectiveness of the registration statement of which this prospectus is a part, we plan to designate and grant 1,200,000 shares of Class A Preferred Stock, $0.001 par value, to our directors and management.  These shares of Class A Preferred Stock shall vote along with holders of our common stock and shall be entitled to cast three votes for each share held of the Class A Preferred Stock on all matters presented to the stockholders.  Each share of Class A Preferred Shares is convertible into one share of our common stock at the option of the holders thereof at any time that the closing market price of our common stock is greater than $7.50 for more than five consecutive days.  The right to convert shares of Class A Preferred Stock into common stock shall expire on the second anniversary of the issuance of the Class A Preferred Shares.  On such second anniversary, each Class A Preferred Shares shall be redeemed by the Company at its par value.

If we issue all 1,250,000 shares and 1,200,000 shares of Class A Preferred Stock to our management, these stockholders will control over 50% of the votes on all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

Our common stock does not have a vigorous trading market and you may not be able to sell your securities when desired.

We have a limited active public market for our common shares. We cannot assure you that a more active public market will ever develop, allowing you to sell large quantities of shares or all of your holdings. Consequently, you may not be able to liquidate your investment in the event of an emergency or for any other reason.

Our common stock could be subject to extreme volatility.

The trading price of our shares has from time to time fluctuated widely and may be subject to similar fluctuations in the future. The trading price of our common stock may be affected by a number of factors, including events described in the risk factors set forth in this prospectus, as well as our operating results, financial condition, announcements of construction projects, general conditions in Vietnam, Southeast Asia, overall country-wide development, and other events or factors. In recent years, broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock.  In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our stock.

We have never paid dividends and have no plans to in the future.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in our common stock may have will be in the form of appreciation, if any, in the market value of their shares of common stock.

Our common stock is subject to “penny stock” rules of the Securities and Exchange Commission, which may make it more difficult for stockholders to sell our common stock.

Under the rules of the Securities and Exchange Commission, if the price of our securities on the OTC Bulletin Board is below $5.00 per share, our securities will come within the definition of a “penny stock.” As a result, it is possible that our securities may become subject to the “penny stock” rules and regulations. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission's regulations concerning the transfer of penny stock. These regulations require broker-dealers to:

•	Make a suitability determination prior to selling penny stock to the purchaser;
•	Receive the purchaser's written consent to the transaction; and
•	Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker/dealers to sell our securities, and may affect the ability to resell our securities.

Our compliance with the Sarbanes-Oxley Act and SEC rules concerning internal controls may be time consuming, difficult and costly for us.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications that the Sarbanes-Oxley Act requires publicly-traded companies to obtain.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

We are subject to reporting obligations under the U.S. securities laws. The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of our internal controls over financial reporting.  Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock.

If we fail to remain current in our reporting requirements, our securities could be removed from the OTC Bulletin Board, which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the OTC Bulletin Board must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

We may need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our stockholders.

We believe that our current cash and cash equivalents, anticipated cash flow from operations and the net proceeds from this financing will be sufficient to meet our anticipated cash needs for the foreseeable future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

The implementation of our stock-based incentive plan may dilute your percentage ownership interest and may also result in downward pressure on the price of our stock.

Our board has adopted a stock-based incentive plan, which was approved at a special shareholders’ meeting on April 27, 2009.  Under the incentive plan, we can grant 1,250,000 shares (assuming the consummation of a reverse stock split, at a ratio of 40-for-1) to our officers, directors, employees and consultants.  Shareholders would experience a dilution in ownership interest of [*], assuming the maximum issuance of 1,250,000 shares from stock options or awards of restricted stock under the plan.  In addition, the existence of a significant amount of stock and stock options that would be issuable upon the adoption and approval of our stock-based incentive plan may be perceived by the market as having a dilutive effect, which could lead to a decrease in the price of our common stock.  After the completion of this offering, we anticipate granting 750,000 shares of common stock to management pursuant to the Incentive Plan.

We will issue an option to our underwriter in this offering.

We have agreed to sell Rodman & Renshaw, LLC for $100 an option to purchase up to a total of 133,928 shares of common stock (5% of the shares sold) with two demand and unlimited piggyback rights and customary anti-dilution provisions (for stock dividends and splits and recapitalizations).  The shares issuable upon exercise of this option are identical to those offered by this prospectus. This option is exercisable at $[*] per share (125% of the price of the shares sold in the offering), commencing on a date which is one year from the effective date of the registration statement and expiring five years from the effective date of the registration statement.  The option may also be exercised on a cashless basis.  During the term of the option, Rodman and Renshaw will have the opportunity to profit from an increase in the price of the shares. The existence of the option may adversely affect the market price of the shares if they become publicly traded and the terms on which we can obtain additional financing.

There is no guarantee that our shares will be listed on the NASDAQ Capital Market.

Simultaneous with the filing of this registration statement, we will apply for listing of our common stock on the NASDAQ Capital Market.  After the consummation of this offering, we believe that we satisfy the listing requirements and expect that our common stock will be listed on the NASDAQ Capital Market. Such listing, however, is not guaranteed. If the application is not approved, we will not complete this offering and the shares of our common stock will continue to be traded on the OTC Bulletin Board.  Even if such listing is approved, there can be no assurance any broker will be interested in trading our stock. Therefore, it may be difficult to sell your shares of common stock if you desire or need to sell them.  Our lead underwriter, Rodman & Renshaw, LLC, is not obligated to make a market in our securities, and even after making a market, can discontinue market making at any time without notice. Neither we nor the underwriters can provide any assurance that an active and liquid trading market in our securities will develop or, if developed, that the market will continue.

Risks Related to Doing Business in Vietnam

Adverse changes in political and economic policies of the Vietnamese government could have a material adverse effect on the overall economic growth of Vietnam, which could reduce the demand for our products and materially and adversely affect our competitive position.

Our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in Vietnam. The Vietnamese economy differs from the economies of most developed countries in many respects, including:

•	the amount of government involvement;
•	the level of development;
•	the growth rate;
•	the control of foreign exchange; and
•	the allocation of resources.

While the Vietnamese economy has grown significantly in the past 20 years, the growth has been uneven, both geographically and among various sectors of the economy. The Vietnam government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Vietnamese economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by Vietnamese government control over capital investments or changes in tax regulations that are applicable to us.

The Vietnamese economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the Vietnamese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of the productive assets in Vietnam is still owned by the Vietnam government. The continued control of these assets and other aspects of the national economy by the Vietnamese government could materially and adversely affect our business. The Vietnam government also exercises significant control over Vietnamese economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Efforts by the Vietnam government to slow the pace of growth of the Vietnamese economy could result in decreased capital expenditure by the government, which in turn could reduce demand for our services.

Any adverse change in the economic conditions or government policies in Vietnam could have a material adverse effect on the overall economic growth and the level of energy and infrastructure investments and expenditures in Vietnam, which in turn could lead to a reduction in demand for our products and consequently have a material adverse effect on our businesses.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

All of our revenues and most of our expenses are denominated in the Vietnamese Dong. If our revenues denominated in the Vietnamese Dong increase or expenses denominated in Vietnamese Dong decrease in the future, we may need to convert a portion of our revenues into other currencies to meet our foreign currency obligations, including, among others, payment of dividends declared, if any, in respect of our ordinary shares.

Our operations and assets in the Vietnam are subject to significant political and economic uncertainties.

Government policies are subject to rapid change and the Vietnam government may adopt policies which have the effect of hindering private economic activity and greater economic decentralization. There is no assurance that the Vietnam government will not significantly alter its policies from time to time without notice in a manner with reduces or eliminates any benefits from its present policies of economic reform. In addition, a substantial portion of productive assets in Vietnam remains government-owned. For instance, all lands are state owned and leased to business entities or individuals through governmental granting of state-owned land use rights. The granting process is typically based on government policies at the time of granting, which could be lengthy and complex. This process may adversely affect our business. The Vietnam government also exercises significant control over Vietnam’s economic growth through the allocation of resources, controlling payment of foreign currency and providing preferential treatment to particular industries or companies. Uncertainties may arise with changing of governmental policies and measures. In addition, changes in laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency, the nationalization or other expropriation of private enterprises, as well as adverse changes in the political, economic or social conditions in Vietnam, could have a material adverse effect on our business, results of operations and financial condition.

A downturn in the economy of Vietnam may slow our growth and profitability.

The growth of the Vietnamese economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the Vietnamese economy will be steady or that any downturn will not have a negative effect on our business.

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in Vietnam.

Substantially all of our assets will be located in the Vietnam and the majority of our officers and present directors reside outside of the United States.  As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws. Moreover, we have been advised that Vietnam does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and Vietnam would permit effective enforcement of criminal penalties of the Federal securities laws.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Prospectus Summary”, “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. This prospectus may contain market data related to our business, which may have been included in articles published by independent industry sources. We are responsible for the accuracy and completeness of the historical information contained in this market data as of the date of this prospectus. However, this market data also includes projections that are based on a number of assumptions. If any one or more of these assumptions turns out to be incorrect, actual results may differ materially from the projections based on these assumptions. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our company and our business made elsewhere in this prospectus as well as other pubic reports which may be filed with the United States Securities and Exchange Commission. You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances, unless and to the extent required by applicable law. Neither the Private Securities Litigation Reform Act of 1995 nor Section 27A of the Securities Act of 1933, as amended, provides any protection for statements made in this prospectus.

USE OF PROCEEDS

We estimate the gross proceeds from the offering, prior to deducting underwriting discounts and commissions and the estimated offering expenses payable by us, will be approximately $15.0 million (approximately $17.2 million if the over-allotment option granted to the underwriters is exercised in full). This estimate is based on an assumed offering price of $5.60 (the closing share price on May 20, 2009 giving effect to the anticipated 40-for-1 reverse stock split).    A $1.00 increase or decrease in the assumed offering price of $5.60 per share would increase or decrease the gross proceeds to us from this offering by approximately $2.5 million (approximately $3.1 million if the over-allotment option granted to the underwriters is exercised in full).

We estimate that we will receive net proceeds of $13,750,000 from the sale of 2,678,571 shares of common stock being offered at an assumed public offering price of $5.60 per share, after deducting $1,050,000 for underwriting discounts and commissions and our underwriters’ non-accountable expense allowance and estimated expenses of approximately $200,000, which includes legal, accounting, printing costs and various fees associated with the registration and listing of our shares. If the underwriters exercise their right to purchase additional shares of common stock to cover over-allotment, we will receive an additional $2,092,496 after deducting $157,500 for underwriting discounts and commissions. Assuming no exercise of our underwriters’ over-allotment option, we intend to use the net proceeds of the offering as follows:

	Application of Net Proceeds	Percentage of Net Proceeds
Working capital	$5,250,000	38%
Investments in capital projects (described below)	$7,000,000	51%
Construction of Cavico Tower	$1,500,000	11%
Total	$13,750,000	100%

We intend to invest the proceeds in the following capital projects:		$’s in millions

CIVIL CONSTRUCTION AND URBAN DEVELOPMENT
▪	Invest in Chieng ngan Project (new urban development ) and Luong son project (housing project and international tourism park in ecological zone )	2.5

INVESTMENT IN MINING OPERATIONS
▪	Feasibility study of Muoang hom copper mine in Laos;	1.0
▪	Invest in acquiring ownership for operation Phun tiu tin mine in Laos; and	0.5
▪	Invest for acquire to exploitation of Na lay copper mine in Son la, Vietnam.	1.0

INVESTMENT IN CEMENT FACTORIES
▪	Continue invest in Mai son cement factory (capacity of 0.8 million tons per annum); and	1.5
▪	Continue to invest in feasibility and acquire investment license for Ha nam cement factory (capacity of 2 million tons per annum).	0.5

The amounts actually spent by us for any specific purpose may vary significantly and will depend on a number of factors, including the progress of our mining operations and urban developments. Accordingly, our management has broad discretion to allocate the net proceeds. Pending the uses described above, we intend to invest the net proceeds of this Offering in short-term, interest-bearing, investment-grade securities.

DETERMINATION OF OFFERING PRICE

The public offering price of the common stock offered by this prospectus will be based on the closing market price of the stock immediately prior to the closing date of the offering, adjusted for reverse stock split, anticipated to be on a 40-for-1 basis, immediately prior to the effectiveness of the registration statement of which this prospectus is a part.  Although our common stock is currently traded on the OTC Bulletin Board, we are, concurrently with this offering, applying to have our common stock listed for trading on the Nasdaq Capital Market which we expect to occur immediately prior to the date of this prospectus.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2009:

●	on an actual basis (without giving effect to the 40-to-1 reverse stock split); and
●
on a pro forma as adjusted giving effect to the 40-for-1 reverse stock split, the sale of 2,678,571 shares of common stock in this offering at an assumed public offering price of $5.60 per share, the pro forma adjusted closing share price on May 20, 2009, giving effect to the 40-for-1 reverse stock split, after deducting the estimated underwriting discount and commissions and estimated offering expenses payable by us and application of net proceeds, and the issuance of 1,200,000 shares of Class A Preferred Stock to our management and the issuance of 750,000 shares of restricted common stock pursuant to the Incentive Plan.

	Actual	Pro Forma
Common stock, $0.001 par value, 300,000,000 shares authorized, 130,997,693 shares issued and 121,911,793 outstanding (3,274,942 shares issued and 3,047,795 shares outstanding after giving effect to the 40-for-1 reverse stock split) as of March 31, 2009. (1)	$121,912	$6,477
Preferred stock, $0.001 par value, 25,000,000 shares authorized, none outstanding as of March 31, 2009 (2)	$-	$1,200
Paid-in-capital	$13,501,001	$27,248,550
Accumulated Deficit	$(6,407,535)	$(6,407,535)
Other comprehensive loss	$(3,480,302)	$(3,480,302)
Total stockholders’ equity	$3,735,076	$17,368,390

(1)	The difference between the issued and outstanding shares reflects shares owned by Cavico Vietnam for sale or issuance to employees or to third-parties by that entity’s management.

(2)
Shares of Class A Preferred Stock shall vote along with holders of our common stock and shall be entitled to cast three votes for each share held of the Class A Preferred Stock on all matters presented to the stockholders.  Each share of Class A Preferred Shares is convertible into one share of our common stock at the option of the holders thereof at any time that the closing market price of our common stock is greater than $7.50 for more than five consecutive days.  The right to convert shares of Class A Preferred Stock into common stock shall expire on the second anniversary of the issuance of the Class A Preferred Shares.  On such second anniversary, each Class A Preferred Shares shall be redeemed by the Company at its par value , which represents a liability of $1,200.

DILUTION

As of March 31, 2009, the Company had a net tangible book value of $17,976,366 or $5.49 per share (giving effect to the anticipated 40-for-1 reverse stock split). Net tangible book value represents the total tangible assets of the Company, less all liabilities, divided by the number of shares of common stock issued.

Without taking into account any changes in such net tangible book value after March 31, 2009, other than to give effect to the sale by the Company of 2,678,571 shares of common stock offered hereby (excluding the 401,785 shares underlying the underwriter representative’s common stock purchase option) the pro forma net tangible book value per share at March 31, 2009 would have been $5.33. This amount represents an immediate decrease in net tangible book value of $0.16 per share to the current shareholders of the Company and an immediate decrease in net tangible book value of $0.27 per share to new investors purchasing shares in this offering.  Further, the issuance of 750,000 shares of restricted common stock to management pursuant to the Incentive Plan and conversion of 1,200,000 shares of Class A Preferred Stock granted to management into shares of common stock represents an immediate decrease in net tangible book value of $1.32 to both existing shareholders and new investors purchasing shares in this offering.

Public offering price per share(1)	$5.60
Net tangible book value per share before the offering	5.49
Decrease in net tangible book value per share to existing shareholders attributable to new investors (after deduction of the estimated underwriting discount and other offering expenses to be paid by Company)	(0.16)
Pro-forma net tangible book value per share after the offering	5.33
Decrease in net tangible book value per share to existing shareholders attributable to full conversion of options/awards under the incentive plan and preferred stock to be issued to management(2)	(1.32)
Pro-forma net tangible book value per share after the offering and issuance of stock to management upon conversion of options/awards under the incentive plan and preferred stock to be issued to management	4.01
Decreased value per share to new investors (determined by taking the adjusted net tangible book value after the offering and issuance of awards to management and deducting the amount of cash paid by a new investor for a share of common stock)	$(1.59)

(1)	We used an offering price of $5.60 per share. After taking into account deductions of the underwriting and other offering expenses, the net offering price is $5.13 per share.

(2)
Assumes issuance of 750,000 shares of restricted common stock to management pursuant to the Incentive Plan and conversion of 1,200,000 shares of Class A Preferred Stock granted to management into shares of common stock.  After the completion of this offering, we anticipate granting 750,000 shares of common stock to management pursuant to the Incentive Plan.  If we issue 750,000 shares of common stock pursuant to the Incentive Plan.Shares of Class A Preferred Stock shall vote along with holders of our common stock and shall be entitled to cast three votes for each share held of the Class A Preferred Stock on all matters presented to the stockholders.  Each share of Class A Preferred Shares is convertible into one share of our common stock at the option of the holders thereof at any time that the closing market price of our common stock is greater than $7.50 for more than five consecutive days.  The right to convert shares of Class A Preferred Stock into common stock shall expire on the second anniversary of the issuance of the Class A Preferred Shares.  On such second anniversary, each Class A Preferred Shares shall be redeemed by the Company at its par value.

The following table sets forth, on a pro forma basis as of March 31, 2009, the number of shares of common stock purchased from the Company (excluding the underwriter’s overallotment option), the total consideration paid and the average price per share paid by the existing shareholders and by the new investors, assuming in the case of new investors a public offering price of $5.60 per share, before deductions of the underwriting and other offering expenses:

	Shares Purchased Number	Percent	Total Consideration Amount (in 000’s)	Percent	Average Price Per Share
Existing Shareholders	3,275,000	41.4%	$13,623	47.6%	$4.16
New Investors	2,678,571	33.9%	15,000	52.4%	$5.60
Incentive Plan Shares	750,000	9.5%	-		$-
Preferred Stock	1,200,000	15.2%	-		-
Total	7,903,571	100%	$28,623	100%

 DESCRIPTION OF BUSINESS

Cavico Corp. was incorporated in Delaware on September 13, 2004 under the name Laminaire Corp. On November 9, 2004, the name of the Company was changed to Agent 155 Media Group, Inc. On May 2, 2006, the Company’s name was changed to Cavico Corp.

During 2006 and 2007, we acquired Cavico Vietnam Company Limited, a corporation organized under the laws of Vietnam (“Cavico Vietnam”) as our wholly owned subsidiary. As a result of legal restrictions on the foreign ownership of Vietnamese entities imposed by the Vietnamese government, the acquisition of Cavico Vietnam occurred in multiple steps, as follows:

●
On April 18, 2006, we entered into an asset purchase agreement with Cavico Vietnam. Under the terms of the agreement, Cavico purchased all of the assets of Cavico Vietnam in consideration for the issuance to Cavico Vietnam of 79,000,000 shares of our common stock. Cavico Vietnam subsequently transferred 60,062,200 of these shares to the former shareholders of Cavico Vietnam in return for their shares of Cavico Vietnam stock. An additional 18,937,800 shares were deposited with Cavico Vietnam for the use of that entity’s management, of which 4,937,800 shares were distributed to Cavico Vietnam’s management in 2006 (of which 89,500 were returned by employees) and 5,000,000 shares were sold to employees in 2008 for $300,000 at a price of $0.06 per share.  (All of the foregoing share amounts do not reflect the consummation of a reverse stock split at a ratio of 40-for-1).

●
Following our purchase of the Cavico Vietnam assets, and pending the grant of the requisite approval of the acquisition of Cavico Vietnam by a Vietnamese government agency as required under Vietnamese law, Cavico Vietnam continued to use the assets subject to our control. Government approval of the acquisition of Cavico Vietnam was granted in January 2007. Following the grant of this approval and our subsequent acquisition of Cavico Vietnam to become our wholly-owned subsidiary, all assets previously purchased from Cavico Vietnam by the Company in April 2006 were transferred back to Cavico Vietnam. Also, at that time, Cavico Vietnam changed its name to Cavico Vietnam Company Limited.

Our website may be found at www.cavicocorp.com. The contents of our website are not part of this Prospectus.

We operate nationwide in Vietnam through our subsidiaries, serving almost exclusively public sector clients. We primarily concentrate on large civil construction infrastructure projects in Vietnam, including the construction of tunnels, roads, highways, bridges, mines and dams. In addition, we are currently making investments in hydropower electric plants, cement production plants, mining operations and urban developments in Vietnam and Laos.

 Our wholly-owned subsidiary, Cavico Vietnam, conducts its operations through a number of subsidiaries. Some of these entities are wholly owned while others are partially owned by Cavico Vietnam. The officers and directors of Cavico Vietnam also hold positions on the boards of these subsidiaries. During 2008, we permitted some our subsidiaries to issue shares to third parties for the purpose of raising funds for expanded operations, thereby reducing our percentage held in those entities. We believe that this restructuring will result in more efficient and transparent management. In addition, to the extent that any of the subsidiaries are publicly traded in Vietnam, Vietnamese securities regulations limit foreign ownership of these subsidiaries to 49%.  Currently, only Cavico Mining and Construction JSC is publicly traded in Vietnam on the HCM Exchange under the symbol MCV.

Business in Vietnam

According to the the World Bank, Vietnam is one of the best performing economies in the world over the last decade ( unless otherwise noted, the information in this section, "Description of Business-Business in Vietnam", was obtained from www.worldbank.org).  Real GDP growth stood at 6.2% in 2008, below the pace of 8.5% recorded in 2007.  Vietnam has become increasingly integrated with the world economy.  In January 2007, Vietnam became the 150th member of the WTO after several years of intensive negotiations. Exports have been the main drivers for growth, and foreign investments and industrial development have remained strong. Between 1995 and 2005, the share of agriculture in GDP has declined from 27% to 21%, while that of industry has risen from 29% to 41%. Main manufacturing exports are garments, footwear, and wood products, reflecting Vietnam’s comparative advantage of a low-cost but high-quality labor force.

While external demand for Vietnamese products has been generally favorable, the supply response has been made possible by domestic reforms that have dismantled controls on economic activity and strengthened the investment climate.  Recent growth is driven by the rising importance of the private sector. The role of the state sector in manufacturing activity has declined appreciably: from 52% in 1995 to under 35% in 2006. But this has resulted more from the emergence of a vibrant private sector than from the dismantling of the state sector, which is being restructured and focused on more “strategic” activities. Macroeconomic policies in Vietnam have been generally prudent and key economic balances have been maintained at manageable levels. The Vietnamese government’s fiscal and monetary stance reflects a determination to not repeat past mistakes that resulted in inflationary pressures.  Inflation is expected to slow sharply to 5.1% in 2009 and to 3.6% in 2010.

Foreign Direct Investment commitments almost doubled, to $20.3 billion, whereas stock market capitalization reached 43% of GDP by the end of 2007, compared to 1.5% two years earlier. Some deceleration of economic growth can be expected in the short term, but medium-term prospects remain strong. Higher inflation in 2007 and 2008 and a large current account deficit have affected the investment sentiment, resulting in a slowdown of short-term capital inflows. The stabilization package adopted by the government in March 2008 has also resulted in a decline in stock prices and real estate.  Demand for electricity remains high.  According to the Asian Development Bank, Vietnam's demand for electricity is growing at a rate of 16% each year.

As a result of inflation, the government decided to reduce its growth target for 2008 to 7%.  Over the medium-term, the magnitude of the investments being implemented suggests that economic growth will continue at a sustained pace.  The fiscal stance of the government remains prudent. The official deficit was lower than budgeted in 2007, and stood at around 1% of GDP. The overall fiscal balance including investment expenditure was around 6% of GDP, similar to that of previous years. Investments include the issuance of government bonds for education, infrastructure and the re-capitalization of state-owned commercial banks.  The stabilization program being implemented by the government includes a reduction of recurrent expenditures by 10% and a discontinuation of public investment projects which are not essential or lack appropriate funding.

Cavico management believes that infrastructure growth continues to remain top priority for Vietnam.  As a result of published government plans and projects being proposed by the government of Vietnam, the Company does not foresee any negative impact on its business as a result of Vietnamese government’s planned infrastructure spending for 2009 due to the current global financial crisis.

Vietnam is beginning to expand its economic role in the Pacific Rim.  Vietnam has topped a list of 2008’s biggest investors in Laos, which borders Vietnam, implementing 146 projects with a total investment capital of $758 million. Vietnam’s projects in Laos are predominantly in the fields of mining, agriculture and forestry product processing, and hydropower plant construction in Southern Laos.

Business Strategy

Our fundamental objective is to increase long-term shareholder value by focusing on consistent profitability from controlled revenue growth. Shareholder value is measured by the appreciation of the value of our common stock over a period of years and, eventually, a return through dividends. We consider the following to be key factors in our ability to achieve this objective:

Position Our Business for Future Infrastructure Spending - As a result of strong economic expansion, there is a growing awareness of the need to build, reconstruct and repair Vietnam’s infrastructure, especially its network of roads to enable transportation as well as in the area of power supply. Significant funds have been authorized for investments in these areas. We will continue to build on our expertise in the civil construction market for transportation and water infrastructure, to develop new capabilities to service these markets and to maintain our human and capital resources to effectively meet required demand.

Employee Development - We believe that our employees are a key to the successful implementation of our business strategies. Significant resources are employed to attract, nurture and retain extraordinary talent and fully develop each employee’s capabilities.  We sponsor events with our employees to include employees in our growth.  We are building a company culture through various activities, including company newsletters and music to instill feelings of pride with our accomplishments.

Brand Building – We are trying to affirm and maintain the brand of “Cavico – Always Growing” by promptly completing projects, while ensuring their quality and safety, to gain the trust of investors and customers.  Cavico Bridge and Tunnel and Cavico Mining received in 2008 a Vietnamese Golden Star award from the Vietnam Association of Young Entrepreneurs to recognize Cavico as one of the top brands in Vietnam.

Infrastructure Construction Focus - We concentrate our core competencies on this segment of the construction industry, which includes the building of tunnels, roads, highways, bridges and dams.

Continue Adding Construction Capabilities -. By adding capabilities that are complementary to our core civil construction competencies, we are able to improve gross margin opportunities, more effectively compete for contracts and compete for contracts that might not otherwise be available to us. We continue to investigate opportunities to integrate additional services and products into our business.

Alternative Energy - We are actively engaged in a variety of alternative energy projects, including producing electricity from hyrdropower plants and wind farms.

Expansion into Countries other than Vietnam – Cavico intends to expand its operations into other Pacific Rim countries such as Laos.  On January 22, 2009 the Company’s wholly owned subsidiary, Cavico Bridge and Tunnel Construction (“Cavico Bridge”), was awarded a $6.2 million contract by Cooperativa Muratori e Cementisti – CMC di Ravenna (“CMC”), an Italian leading construction company, for tunnel construction work at Theun HinBoun Expansion Project in Laos.  Also, on April 22, 2009, the Company’s subsidiary, Cavico Vietnam entered into an agreement with Laos Ministry of Planning and Investment to explore and exploit copper, gold, and other ores in Muang Hom district, Vientiane province, Laos.

Reverse Stock Split

Our Board of Directors and shareholders have approved a proposal to grant discretionary authority to our Board of Directors to amend our Certificate of Incorporation to effect a reverse stock split of our issued and outstanding common stock at any time before April 27, 2010 at any whole number ratio between a 20-for-1 reverse stock split and 60-for-1 reverse stock split , with the exact exchange ratio and timing of the reverse stock split (if at all) to be determined at the discretion of the Board of Directors (the “Reverse Stock Split”), without decreasing the number of Cavico’s authorized capital stock.

The Reverse Stock Split will be effected simultaneously for all our then-existing common stock (the “Old Shares”) and the exchange ratio will be the same for all of our shares of issued and outstanding common stock. The Reverse Stock Split will affect all of our shareholders uniformly and will not affect any shareholder’s percentage ownership interests in us, except to the extent that the Reverse Stock Split results in any of our shareholders owning a fractional share.  If this occurs, the fractional shares will be rounded up to the next whole share, including fractional shares that are less than one share.  Shares of common stock issued pursuant to the Reverse Stock Split (the “New Shares”) will remain fully paid and nonassessable. The information in the following table is based on 130,997,693 shares of common stock issued and outstanding as of March 2, 2009.

Proposed Reverse Stock Split	Percentage Reduction in the Outstanding Shares of Common Stock	Common Stock Outstanding after the Reverse Stock Split	Common Stock Authorized after the Reverse Stock Split
1 for 20	95.00%	6,549,885	300,000,000
1 for 30	96.67%	4,366,590	300,000,000
1 for 40	97.50%	3,274,942	300,000,000
1 for 50	98.00%	2,619,954	300,000,000
1 for 60	98.33%	2,183,295	300,000,000

Operations

We generated $58,006,269 in net sales during the year ended December 31, 2008 compared to $37,850,606 during the year ended December 31, 2007.  In each year, approximately 95% of our net sales were generated from civil construction projects and mining projects.  Costs of goods sold were $48,712,916 and $31,339,235 for the years ended December 31, 2008 and 2007, respectively.  Our gross profit for the year ended December 31, 2008 was $9,293,353 or 16% of sales compared to $6,511,371 or 17% of sales for the year ended December 31, 2007.

We generated $12,243,691 in net sales during the quarter ended March 31, 2009 compared to $8,243,232 during the quarter ended March 31, 2008.  In 2009, approximately 92% of our net sales were generated from civil construction projects and mining projects compared with 95% from the same period in 2008.  The Company’s net sales from other operations (leasing machinery and equipment, selling materials, steel fabrication) increased by $600,434 or 153% to $993,469 for the period ending March 31, 2009 from $393,035 for the period ending March 31, 2008. This was due to an increase in trading operations from new subsidiaries, Cavico ITS and Cavico Stone and Mineral.

Tunnel Construction. We apply what we believe to be the latest tunnel engineering methods such as New Austria Tunnel Method (“NATM”), and  Tunnel Boring Machine (“TBM”) for the construction of highways, hydropower plants and civil infrastructure. Cavico Vietnam has an extensive network of tunnels that are used for government hydropower plants like Dai Ninh ( 300MW; 6000m length of tunnel diameter of 5.2m to 8m,) Buon Kuop ( 280MW; 5180m length of tunnel diameter of 7.5m to 8.6m ), Ban Ve ( 320MW; 1720m length of tunnel diameter of 5m to 7.8m ), Bac Binh (33MW; tunnel length  of 2644m with diameter of 5.2m ), Dong Nai 4 ( 340MW; tunnel length of 2926m with diameter of 5.5m to 9.2m ), Dong Nai 3 ( 180MW; tunnel length of 1305m with diameter of 8m to 9.2m ), Nam Chien ( 210MW; tunnel length of 9126m with diameter of 3.8m )  Bao Loc ( 24.5MW; tunnel length of 960m with diameter of 6.4m ), A Luoi ( 170MW; tunnel length of 13151m with diameter of 5.25m to 6.5m ), Dak Mi 4 ( 190MW; tunnel length of 3355m with diameter of 7.6m ), Za Hung ( 30MW; tunnel length of 1400m with diameter of 6m ), Dasiat ( 13.5MW; tunnel length of 2512m with diameter of 2.5m ), and Song Tranh 2 ( 190MW; tunnel length of 1200m with diameter of 9.9m ). We believe that Cavico Vietnam is the first company to use TBM tunnel technology in Vietnam, in the Dai Ninh Hydropower plant construction. We also have expertise in construction of surge shafts and inclined penstocks to regulate the flow of water for hydropower plants applying the Alimax or Robin boring machine method.

Within the civil construction field, tunnel construction is one of the most complicated areas. It requires special technique to apply comprehensive methodology from the design stage to the time of delivery of the finished product. It involves experienced managers, engineers and other manpower together with synchronized equipment to carry out complicated subterranean construction projects (under mountain, river, even under the sea). There are few companies that have the requisite expertise to execute a tunnel construction project from beginning to end. As a result of “state of art” methods such as NATM and TBM that we employ, we believe that we have the requisite expertise.

Tunnels are widely used in the construction of Hydropower Plant (“HP”) to collect and divert water resources to run turbines. They are also used in the construction of highways that cross through the mountain or under water. In addition, tunnels are used for underground mining, underground water supply, irrigation, agriculture and environmental purposes.

Most of our tunnel projects have been built in connection with the construction of hydropower plants. We anticipate seeing the strongest growth in that area until the year 2020 since the Vietnamese government has committed to increase power supply to meet the demand for electricity to sustain the economic expansion that is currently underway in Vietnam. According to a directive by the Vietnamese Prime Minister issued on July 18, 2007, the government plans to implement a power development plan that at the most basic level anticipates annual growth of 17% until 2015 and the construction of 75 hydropower plants, some of which of which are scheduled to have a greater than 100 MW capacity.

Specifically, based on discussions with government officials, we expect to see strong growth in tunnel construction for roads and highways, especially in the large metropolitan areas of Hanoi, Hochiminh, Haiphong and Danang.

Our largest hydropower assignment is the A Luoi Hydropower located on the A Sap river, 70 km from Hue City. This is a grade II hydropower project with the valley area of 331 square kilometers and the total capacity of reservoir of 60.2 million cubic meters. The constructed project which has the entire investment of Vietnamese Dong 3,234.7 billion composes of 2 units with the total installed capacity of 170 MW and the annual power output of 686.5 million kWh/year. As estimated, the project will have been finished and put into operation in 2010.   Cavico has been awarded two contracts for $58 million, and will be paid on completion of the various construction stages that began in 2007. The tunnel is around 11.6km long and 4m to 6m wide, and will also include a surge tank, will take 40 months to complete.

In January 2009, the Company’s wholly owned subsidiary, Cavico Hydropower Construction, was awarded a $9.8 million construction contract by Song Giang 2 Hydropower Joint Stock Company (“Song Giang”). Cavico Hydropower will be responsible for the construction of a 3,900 meter long headrace tunnel, two sub tunnels of total 650 meters in length, and a 42 meter tall surge tank. Cavico Hydropower expects to complete the construction within a period of 20 months. The first phase of the project which will involve site preparation is expected to commence in the first quarter of 2009.  Song Giang 2 hydropower plant will be built on the Song Giang River. This plant will be located southwest of Khanh Hoa province, which is 30 miles away from Nha Trang city. Upon completion, the 37 megawatt hydropower plant is expected to generate 141 million kilowatt-hour of electricity annually. The plant will be connected to the national grid to help to ease the shortage of electricity supply in the country. The Song Giang 2 hydropower plant has a total estimated value of approximately $50 million and is considered to be one of the largest hydropower projects in the Khanh Hoa province.

Also in January, our wholly owned subsidiary, Cavico Bridge and Tunnel Construction (“Cavico Bridge”), was awarded a $6.2 million contract by an Italian leading construction company, for tunnel construction work at the Theun HinBoun Expansion Project in Laos as described more fully below.

Hydroelectric Plants - Cavico Vietnam’s experience in dam construction for hydropower plants is diverse, ranging from dams with earth and stones, to concrete dams with curvilinear surfaces. Cavico Vietnam has current dam construction projects for hydropower plants in Buon TuaSha, Ba Ha, Tuyen Quang and Van Chan.

Dam Construction - Cavico Vietnam has current dam construction projects for hydropower plants in Buon TuaSha ( 86MW; dam length of 1037m, dam high of 492m; water reservoir volume of 430 million cubic meters ), Ba Ha ( 220MW; dam length of 808m, dam high of 110.7m; water reservoir volume of 350 million cubic meters ),  Cua Dat ( 97MW; dam length 1023m, dam high 119m, water reservoir volume of 1.45 billion cubic meters ),  and Ta Trach (dam length 1187m, dam high 60m, water reservoir volume 700 million cubic meters ).

Mining Construction - Cavico Vietnam utilizes modern equipment from companies such as Caterpillar, Volvo, Drilltech, Atlas, Copco and Tamrock for operations at the mines. Cavico Vietnam constructs coal mines in Nui Beo (Quang Ninh) and VietMindocoal (Quang Ninh). Cavico Vietnam intends to construct mines for the exploration of coal and iron ore in Australia and other countries. Under Vietnamese resources and mineral laws, operating mineral mines requires a license by the local Province or Ministry of Resources and Environmental or Prime Minister depending on reserve capacity of the mine, kind of mineral and size of the mine project. However, Cavico only constructs coal mines; it does not own them. Therefore, no such licenses are required to be obtained in connection with its operations.

Highway Construction - Cavico Vietnam has designed and built a large variety of highways from small to large, and from simple to complex, both in urban centers and in rural settings. Cavico helps clients find innovative ways to finance, deliver and manage highways and has been involved in flagship design/build (“DB”) and build-operate-transfer (“BOT”) projects. Our highway projects include:

●
Improvement of national route 1A sponsored and financed in part by the Asian Development Bank and the World Bank. We are undertaking a project that includes, among other things, repavement, widening the surface from six to 12 meters, adding a layer of asphalt, digging drainage systems and constructing retaining walls;

●
Ho Chi Minh route, we have been awarded contract packages (i.e. segments of a highway construction project) for the following locations: Tan ky (Nghe an), Khe co (Ha Tinh), A Luoi (Hue), Phuoc son (Quang nam), Dac zon - Dackpet (Kontum);

●	Construction of a number of roads in Sonla Province; and
●	Construction of roads in connection with the construction and operation of hydropower plants.

Urban Development - Cavico Vietnam provides one-stop shopping for residential and commercial buildings, from permitting to design, and from construction management to operations and maintenance. Cavico Vietnam can provide comprehensive services through the life of a project, working as a team member, acting as a program manager, or leading an entire building project. Cavico Vietnam is currently developing a 27 floor office building in Hanoi, developing a Chieng Ngan 400 hectare new urban area in Son La and developing a Ngo Sai 10.4 hectare new urban area in Ha Noi. To date, the Company has not generated any revenues from these development projects.

The company is in the process of applying for an investment permit for Luong Son’s new tourism zone of 353.53 hectares which is a part of master plan developed by the Province of Hoa Binh to upgrade Luong Son town during the next 10 years. This project will include a feasibility study to construct a tourist resort, including villas that may be offered for sale.

Our wholly owned subsidiary, Cavico Tower, has commenced construction of the APEX Tower.  The APEX tower, which was designed by RDC Design, upon completion, will be a 27-story tower covering 14,960 square feet of land on Pham Hung Street, Tu Liem district in Hanoi. The state-of-the-art tower will consist of three floors for parking, eight elevators, and three stairways. Cavico plans to occupy seven floors of the tower for its headquarters and subsidiary offices and lease the remaining 20 floors of the tower. The APEX Tower is located near the National Convention Center, which hosted the APEC 14 (Asia Pacific Economic Cooperation).

Expansion into Laos - Cavico Bridge and Tunnel will be responsible for constructing a 1000 meter long tunnel and a 45 meters deep dismantling shaft. We expect to complete the construction in 24 months and the first phase of the project will involve road preparation to transport Tunnel Boring Machine (“TBM”), which is expected to be completed by July 2009.  Theun HinBoun Power Company (“THPC”) is the owner and operator of the existing 220-Megawatt Theun HinBoun hydropower, which is currently in operation in Bolikhamsai province. In September 2008, THPC contracted CMC as the main contractor for Theun HinBoun Expansion Project after receiving approval from the Laos government to construct an additional hydropower plant in the same area of the existing plant. Electricity generated from this plant will be sold to the neighboring country, Thailand.

Wind Farms – In October 2008, Cavico Transportation, our wholly owned subsidiary, received approval from the officials of Lam Dong province to study and evaluate different areas in the province for possible wind farms. The province will use the results of these studies as part of its windpower planning. For its contribution to the studies, Cavico is given a priority to invest and participate in windpower projects in the province according to its financial capability. We have researched and identified a few potential sites for wind farm development along the country. Our study has concluded that the coastal areas of southern and south-central Vietnam, where the proposed site is located, show exceptional promise for wind energy.  In this first phase, Cavico is studying the construction of a 30 megawatt (“MW”) wind farm, which will connect to the national grid upon completion. The feasibility study at the site is expected to be completed over a period of one year and will involve collection of wind data and detailed analysis to determine the scope and size of the wind turbines. Prior to the completion of the study, Cavico plans to begin construction of connecting roads and other site preparations.

Subsidiaries

Our wholly-owned subsidiary, Cavico Vietnam, conducts its operations through a number of subsidiaries. Some of these entities are wholly owned while others are partially owned by Cavico Vietnam. The directors of Cavico Vietnam also hold positions on the boards of these subsidiaries. During 2008, we permitted some our subsidiaries to issue shares to third parties for the purpose of raising funds for expanded operations, thereby reducing our percentage held in those entities. We believe that this restructuring will result in more efficient and transparent management. In addition, to the extent that any of the subsidiaries are publicly traded in Vietnam, Vietnamese securities regulations limit foreign ownership of these subsidiaries to 49%.  Currently, only Cavico Mining and Construction JSC is publicly traded in Vietnam on the HCM Exchange under the symbol MCV.

The following table sets forth for our principal operating subsidiaries that generate more than five percent of our revenues on a combined basis, a summary of their main activities, Cavico Vietnam’s percentage of ownership and their revenues as a percentage of the combined company’s construction revenues for the year ended December 31, 2008.

Name	Principal Activity	Percentage Owned		Percentage of Construction Revenues of Combined Company
Cavico Bridge and Underground Construction JSC	Civil construction, specializing in tunnel and bridge construction, frequently in conjunction with hydropower construction projects	66.42%		28.87%

Cavico Mining and Construction JSC	Mining construction and civil construction, especially in connection with mining and dam construction, equity investments in mines, power supply plants and land development projects.	25.55	%(1)	13.01%

Energy Construction JSC	Civil construction, specializing in hydropower construction projects	37.57	%(2)	13.15%

Cavico Hydropower Construction JSC	Civil construction, specializing in hydropower construction projects	73.48	%(3)	11.50%

Cavico Infrastructure Construction JSC	Civil construction, specializing in infrastructure development and construction projects	68.83%		8.58%

Cavico Transport JSC	Civil construction, with an emphasis on road construction.	73.84%		6.99%

Cavico Construction Trading JSC	Trading of machinery, equipment and materials for civil construction industry.	63.39	%(4)	-

Cavico Power and Resource JSC	Civil construction, focus on power installation.	77.67%		14.02%

Cavico Tower	Office for leases	37.73	%(5)	-

Cavico Industry & Tech Service	Steel fabrication production	66.71	%(5)	-

Cavico Manpower	Labor supply for projects	30.00%		3.88%

Name	Principal Activity	Percentage Owned		Percentage of Construction Revenues of Combined Company
Cavico Stone & Mineral	Production of white stone	35.50%		-

Cavico PHI Cement	Cement factory operation	92.90	%(5)	-

Luong Son International Tourist	Operation of tourism zone	93.16	%(5)	-

Cavico Land	Land investment and development	13.35	%(5)	-

(1)
In accordance with current rules promulgated by the Vietnam State Security Committee relating to foreign ownership of publicly traded Vietnamese entities, we had to reduce our ownership in this entity to 48.32% in 2006. In 2008, our percentage of ownership was reduced to 25.55% from 39.13% due to additional sale of ownership.  In addition, approximately 5% is held by Cavico Vietnam officers who also hold more than 50% of the Board of Management members in this subsidiary. As a member of the World Trade Organization, the Vietnamese government has announced its commitment to open the country to free trade, which includes permitting unlimited foreign investments by the year 2009. We expect that by that time we will no longer be limited in our ownership of Cavico Mining.

(2)
This subsidiary was newly acquired by Cavico during the year 2007 with 37.57% ownership by Cavico.  In addition, approximately 5% is held by Cavico Vietnam officers who also hold more than 50% of the Board of Management members in this subsidiary.

(3)	The percentage ownership has been increased to 73.48% in 2008 from 72.65% in 2007.
(4)	The percentage ownership has been increased to 63.39% in 2008 from 59.05% in 2007.
(5)	This subsidiary had no operations in 2008.

Investment

Approximately 87% of our revenues are from civil construction projects where we are the contractor or subcontractor.  We may from time to time continue to act as a passive investor in projects for which we serve as the contractor.  After construction, these projects will and that are managed by unrelated parties.  Projects that we have invested in include hydropower projects, cement plants, petroleum and land development projects in urban and tourist areas. We have expanding our investment in wind power.  We have been also carrying on the exploration study of a copper mine in Vietnam, copper mine and a tin mine in Laos. These above mentioned investment are targeted investments as we have substantial expertise and experiences in these fields.

Customers

Our customers are found primarily in the public sector. Our largest customer is Electricity of Vietnam, a state owned utility.   During the years ended December 31, 2008 and December 31, 2007, contracts with this entity represented approximately 64% and 65%, respectively, of our revenue.  During the years ended December 31, 2008 and December 31, 2007, contracts with Vinacomin represented approximately 8% and 11%, respectively, of our revenue.

Suppliers

Most of our raw materials are purchased directly from manufacturers pursuant to simple purchase orders. We do not have long term contracts with any of our suppliers. All of the raw materials used in our construction projects are commodities that may be purchased from any sources if any of our suppliers would cease to sell to us for any reason.

Backlog

Our backlog includes the total value of awarded contracts that have not been completed, including our proportionate share of unconsolidated joint venture contracts. As of March 31, 2009, the Company had a contract backlog of approximately $267.7 million. Our backlog was approximately $251.9 million  at December 31, 2008. Approximately $90 million of this backlog is expected to be completed during 2009.  We include a construction project in our backlog at such time as a contract is awarded and funding is in place. Substantially all of the contracts in our backlog may be canceled or modified at the election of our customers.  We have not, however, been materially adversely affected by contract cancellations or modifications in the past.

Marketing

We have an extensive network of contacts within various levels of the Vietnamese national and local governments and are not currently engaged in any significant marketing efforts. We usually manage to be granted contracts based on the quality of our prior construction projects.

Contract Provisions and Subcontracting

Our contracts with our customers include “fixed unit price” or “fixed price” and “adjustment contracts”.  Under fixed unit price contracts which represent approximately 10% of our total contracts and may change from time to time, we are committed to provide materials or services required by a project at fixed unit prices (for example, dollars per cubic yard of concrete poured or cubic yard of earth excavated). While the fixed unit price contract shifts the risk of estimating the quantity of units required for a particular project to the customer, any increase in our unit cost over the expected unit cost in the bid, whether due to inflation, inefficiency, faulty estimates or other factors, is borne by us unless otherwise provided in the contract. Fixed price contracts are priced on a lump-sum basis under which we bear the risk of performing all the work for the specified amount. Our contracts are generally obtained through competitive bidding in response to advertisements by local government agencies and private parties. Less frequently, contracts may be obtained through direct negotiations with private owners. Our contract risk mitigation process includes identifying risks and opportunities during the bidding process, review of bids fitting certain criteria by various levels of management and, in some cases, by the executive committee of our Board of Directors.

There are a number of factors that can create variability in contract performance and results as compared to a project’s original bid. The most significant of these include the completeness and accuracy of the original bid, costs associated with added scope changes, extended overhead due to owner and weather delays, subcontractor performance issues, changes in productivity expectations, site conditions that differ from those assumed in the original bid (to the extent contract remedies are unavailable), the availability and skill level of the workers in the geographic location of the project and a change in the availability and proximity of equipment and materials. All of these factors can impose inefficiencies on contract performance, which can drive up costs and lower profits. Conversely, if any of these or other factors are more positive than the assumptions in our bid, project profitability can improve. The ability to realize improvements on project profitability is more limited than the risk of lower profitability. Design/build projects carry other risks such as the risk inherent in estimating quantities and prices before the project design is completed and design error risk, including additional construction costs due to any design errors, liability to the contract owner for the design of the project and right-of-way and permit acquisition costs. Although we manage this additional risk by adding contingencies to our bid amounts, obtaining errors and omissions insurance and obtaining indemnifications from our design consultants where possible, there is no guarantee that these risk management strategies will always be successful.

            For the last four years, as a leading company in Vietnamese Hydropower (“HP”) construction, we have been granted preferred construction contracts by the Government. State agencies have been using adjustment contracts for most large HPs in the hope of expediting the completion of HP projects. Under adjustment contracts, completion of work certifications are based on actual work completion in accordance with site inspections performed by engineers. Payments are made based on the price of local construction labor and materials and adjusted for inflation. The Government periodically issues new rates and guidelines that apply to HP projects to cover additional work as well as additional cost incurred in connection with the projects to provide incentives to the contractors to accelerate completion of HP projects. As a result, our risk of cost overruns is reduced. However, the procedures to get rate guidelines approved may take from three to six months. Therefore, we must often carry large quantities of work in progress on our balance sheet.

All government contracts and most of our other contracts provide for termination of the contract for the convenience of the contract owner, with provisions to pay us for work performed through the date of termination. We have not been materially adversely affected by these provisions in the past.  Many of our contracts contain provisions that require us to pay liquidated damages if specified completion schedule requirements are not met and these amounts can be significant. Generally, however, when contract conditions change, we are able to negotiate modifications to the contract which mitigates this risk.

            We act as prime contractor on most of the construction projects we undertake. We accomplish the majority of our projects with our own resources and subcontract specialized activities such as electrical and mechanical work. As prime contractor, we are responsible for the performance of the entire contract, including subcontract work. Thus, we may be subject to increased costs associated with the failure of one or more subcontractors to perform as anticipated. We manage this risk by reviewing the size of the subcontract, the financial stability of the subcontractor and other factors and, based on this review, determine whether to require that the subcontractor furnish a bond or other type of security that guarantees their performance. As with all of our subcontractors, some may not be able to obtain surety bonds or other types of performance security.

Equipment

The Company believes that it owns through its subsidiaries the largest private fleet of heavy construction equipment in Vietnam. The total value of all vehicles and pieces of machinery and equipment owned by the Company and its subsidiaries, after depreciation at December 31, 2008, was $22,260,419 and includes the following equipment:

Type	Units	Value
Tunnel Drill Machines 1 boom to 3 booms; for Tunnel Diameter from 8m2 to 80m2	18	$4,614,101
Tunnel Wheel Loaders capacity from 2m3 to 3m3	24	944,089
Tunnel Dump Trucks capacity from 20 tons to 30 tons	24	402,971
Bulldozers capacity from 130hp to 385 hp	21	819,221
Excavators and wheel loaders capacity from 0.7m3 to 10m3	44	2,227,565
Off-Highway Dump Trucks capacity over 50 tons ( 32 m3 )	30	2,353,785
Light and medium Dump Trucks Capacity up to 15 tons	56	792,952
Open cut Drilling Rigs Dia 89mm - 225mm	20	1,256,541
Electronic Construction Survey Sets/Stations	33	79,797
Concrete Batching Plants capacity from 60 to 120m3/hour	10	470,225
Aggregate Crushing Plants/Stations capacity from 60 to 180 tons/hour	08	319,240
Concrete Pumps capacity up to 100m3/hour	45	873,412
Crawer Cranes capacity up to 100 tons	17	344,119
Site service cars	77	1,980,890
Other construction machinery and Equipments ( Generator sets, Air compressors, Transformers, shotcretes, pumps, Graders, Road Rollers, lift cars, Concrete mixer Trucks, sliding forms, etc )	467	4,781,511
Total	894	$22,260,419

We believe that ownership of equipment is generally preferable to leasing because ownership ensures the equipment is available as needed and normally results in lower equipment costs. We regularly lease or rent equipment on a short-term basis to supplement existing equipment and respond to construction activity peaks. We are able to purchase used equipment and we maintain repair facilities which keep the equipment in good working order.

Competition

Factors influencing our competitiveness include price, reputation for quality, the availability of aggregate materials, machinery and equipment, financial strength, knowledge of local markets and conditions, and project management and estimating abilities. Although some of our competitors are larger than we are and may possess greater resources, we believe that we compete favorably on the basis of the foregoing factors. Although the construction business is highly competitive, we believe we are well positioned to compete effectively in the markets in which we operate.

We believe that we are the only company executing construction projects in Vietnam utilizing Tunnel Boring Machines. This technology is the most advanced engineering method of tunnel construction. It enables excavation and finishing of underground concrete structures in the most time efficient manner. This technique is also applied for long tunnels, weak ground conditions and complex geological conditions. For example, the traffic tunnel that connects England and France was constructed utilizing this method.

Cavico's areas of strength include modern technology, advanced management, and professionally executed quality projects.

In Vietnam, we are aware of four other companies with expertise in our area of construction, namely Song Da Corporation, Vinaconex Corporation, Hydro-construction No. 4 Corporation and Agriculture Electric-mechanical construction Corporation. Cavico and Song Da are the two largest companies in the area of hydropower construction. At the current time, we are the principal contractors in Vietnam for more than 60% of the total quantity of tunnel construction works and have backlog of up to approximately 70% of tunnel construction projects and 30-40% dam construction works. We have stakes in approximately 90% of hydropower construction projects, approximately 10% of long high way/road development projects and about 5% of open cut mining construction. We are expanding our construction activities to Laos, and are focusing on increasing operations on Algeria and Australia. We are also diversifying our efforts in other construction and services fields such as steel fabrication and mechanical products/services exported to Australia and overseas. Within Vietnam, we believe we have a strong reputation and the advantage of expertise in the construction of modern and complex projects.

During the past five years, we have acted as subcontractors for several large Japanese construction companies like Kumagai Gumi, Kajima, and Maeda. This has resulted in additional involvement in large projects overseas (e.g., a manpower sub-contract to construct tunnels of highway in Algeria (Granted to us by Kajima) or a tunnel construction contract for Theu Hinboun hydropower project in Laos).

Government Regulation

Our operations are subject to compliance with the requirements of local Vietnamese government agencies and authorities, including regulations concerning workplace safety, labor relations and disadvantaged businesses. Additionally, all of our operations are subject to local laws and regulations relating to the environment, including those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste, the handling of underground storage tanks and the cleanup of properties affected by hazardous substances. Certain environmental and other laws impose substantial penalties for non-compliance. We continually evaluate whether we must take additional steps at our locations to ensure compliance with environmental and other laws.

While compliance with applicable regulatory requirements has not materially adversely affected our operations in the past, there can be no assurance that these requirements will not change and that compliance will not adversely affect our operations in the future. In addition, our operations require operating permits granted by governmental agencies.  We believe that, based on statements from government officials, tighter regulations for the protection of the environment and other factors will make it increasingly difficult to obtain new permits and renewal of existing permits may be subject to more restrictive conditions than currently exist.

Environmental

The Company’s operations are subject to environmental regulation in Vietnam. Environmental regulation, established by The Law on Environmental Protection, passed on December 12, 2005, is still evolving in Vietnam and it is expected to evolve in a manner which may require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees.

As a contractor in Vietnam, environmental regulations do not affect our work as we only follow the specifications established by the project developer. Our customers are charged with the environmental protection duties and this duty stipulated in their investment license for each project.  To obtain an investment license for any project, our customers and its consultants have to submit an environmental impact analysis report to the relevant government authorities and receive approval from relevant authorities.

If there are future changes in environmental regulation, they could impede our current and future business activities and negatively impact the profitability of operations.

 Employees

The Company and its subsidiaries currently have approximately 3,000 employees (of which approximately 700 are engineers) located in Hanoi and throughout Vietnam as well as more than 450 employees manpower in Algeria and a small number stationed in Australia. If and when the need arises, the Company intends to hire additional employees to meet the demand of a certain project.

It is our goal to focus on building a dynamic and professional labor force by utilizing the following methods:

●	Regular salary adjustments commensurate with cost of living and inflation trends in the Vietnamese labor market;
●	Payment of incentive and performance bonuses;
●	Improvement of labor conditions for our workers;
●	Continuous professional training; and
●	Build a company culture through various activities, including company newsletters, music and other promotions to instill feelings of pride with the Company’s accomplishments.

Reports to Security Holders

We are subject to the filing and reporting requirements of the Exchange Act. These requirements include the filing of annual reports that include audited financial statements as well as quarterly reports and current reports that will be filed upon the occurrence of certain significant events. We are also subject to the proxy rules under the Exchange Act and its insiders are required to file reports disclosing their beneficial ownership of our securities. It is estimated that the annual cost of compliance with the Exchange Act reporting requirements will be approximately $100,000.

The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov.

DESCRIPTION OF PROPERTY

Cavico’s principal executive offices are located at 17011 Beach Blvd., Suite 1230, Huntington Beach, CA 92647. These offices consist of approximately 200 square feet leased on a month to month basis included in $2,000 per month of management fees. These offices are made available to Cavico under the terms of a Management Services Agreement dated May 15, 2006, with Providential Holdings, Inc. Other services provided by Providential under the terms of this agreement include secretarial and receptionist services, office and computer equipment, and bookkeeping for the company’s U.S. operations. The agreement has a terms of two years that is automatically renewable for one-year periods, unless either party notifies the other of its desire to terminate the agreement at least 60 days prior to the end of the agreement, or any renewal thereto.

Cavico's subsidiary, Cavico Vietnam, maintains its corporate headquarters in Hanoi, Vietnam, where it leases approximately 11,764 square feet of office space, and in other cities and townships throughout the country, where additional operations are conducted, equipment is maintained and stored, and research and/or development is conducted. Combined monthly lease payments for these locations amount to approximately $36,000.

The Company has a long term land lease commitment for a period of 50 years with respect to 14,960 square feet of land in Hanoi. It intends to build an office building of 27 floors with a total of 280,000 square feet available to the Company and its subsidiaries. It also intends to rent some of the space to commercial tenants.

The Company has a long term land handed-over (70 years as per the current land law) in Son La consisting of an area of 160 hectares that the Company intends to convert into a new urban area, including office buildings, commercial centers, super markets, condominiums and apartment buildings. Vietnam does not recognize land ownership. Rather, parcels of land are leased from and land use rights are granted by the Government. In general, land use rights may be exercised by the user in accordance with the purpose for which the land was designated as specified in the certificate of land use, and includes the right to develop the land. Land use rights certificate issued by the Government to the user specify the land is a) land lease to the user or b) land hand-over to user. Land use rights may be assigned, lease, sub-leased, bequeathed and mortgaged. Grantees of land use rights are also entitled to compensation in the event the State recovers the land prematurely.  Such compensation consists of either money having the same value as the land taken by the state prematurely or another land use grant for similar property.

The Son La parcel of land was granted to the Company in payment for its development of the Chieng Ngan 400 hectare urban area in Son La. The services provided include planning and building out of the local infrastructure. Provided we exercise the land use rights respecting this area in accordance with the government approved master plan, there are no restrictions on our land use rights. To date, the Company has not generated any revenues from this project.

The Company owns additional offices and dormitories totaling 254,404 square feet and workshops totaling 376,931 square feet at construction sites owned by the Company and its subsidiaries. These properties were built by the Company on sites recorded as Company property for use for a period of three to ten years depending on the life of the construction contracts/projects. Upon completion of the construction contracts, the Company may relinquish its right to the property or sell the properties to the project owner/local entities.

The following table contains a summary of the Company’s properties owned and leased on a long term basis by its subsidiaries in Vietnam in square feet.

Name of company	Long-term Land Leased	Office Lease in Hanoi	Offices Built at Sites	Workshops Built at Sites	Location
Cavico Vietnam Company Limited		11,764			Song Da Building, Pham Hung, My Dinh, Ha Noi

Cavico Mining Construction Joint Stock Company		2,626	21,528	65,014	Song Da Building, Pham Hung, My Dinh, Ha Noi

Cavico Trading Joint Stock Company		1,507		8,611	CT3.2 Building, Me Tri Ha, Ha Noi

Cavico Bridge & Tunnel Construction Joint Stock Company		5,683	82,688	76,284	CT4 Building, My Dinh, Ha Noi

Cavico Vietnam Tower Joint Stock Company	14,960	926			CHP Building, Me Tri Ha,Tu Liem, Ha Noi

Chieng Ngan Urban Area	17,222,257				Chieng Ngan, Thi xa Son La, Son La

Cavico Energy Construction Joint Stock Company		2,662	28,255	96,821	Song Da Building, Pham Hung, My Dinh, Ha Noi

Cavico Transportation Joint Stock Company		2,883	12,917	8,611	Song Da Building, Pham Hung, My Dinh, Ha Noi

Cavico Infrastructure Investment and Construction Joint Stock Company		3,143	15,446	8,073	Song Da Building, Pham Hung, My Dinh, Ha Noi

Cavico Hydropower Construction Joint Stock Company		2,085	11,474	26,361	Song Da Building, Pham Hung, My Dinh, Ha Noi

Cavico Power and Resource Joint Stock Company		2,852	46,694	6,103	Song Da Building, Pham Hung, My Dinh, Ha Noi

Cavico Industry & Tech Service Joint Stock Company		1,615		23,681	My Dinh 2 Urban Zone, Tu Liem, Ha Noi

Cavico Manpower Joint Stock Company			31,215	53,820	CT4 Building, My Dinh, Ha Noi

Cavico Stone and Mineral Joint Stock Company		1,722	4,187	3,552	CT3.1 Building, Me Tri Ha, Ha Noi

Cavico PHI cement Joint Stock Company		1,399			SIMCO Building, Tu Liem, Ha Noi

Luong Son International Tourist Investment Joint Stock Company					Song Da Building, Pham Hung, My Dinh, Ha Noi

Cavico Land Investment & Development JSC		1,593			Song Da Building, Pham Hung, My Dinh, Ha Noi

Total	17,237,217	42,460	254,404	376,931

LEGAL PROCEEDINGS

The Company is party to certain legal actions arising out of the normal course of its business. In management’s opinion, none of these actions will have a material effect on the Company’s operations, financial condition or liquidity. No form of proceedings has been brought, instigated or is known to be contemplated against the Company by any governmental agency.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock began trading on the OTC Bulletin Board in April 2008 and is traded under the symbol “CVIC.” The following table sets forth the high and low sales prices as reported by the OTC Bulletin Board Market for the periods indicated.

	High	Low
First Quarter 2008	$1.880	$0.530
Second Quarter 2008	$1.750	$0.210
Third Quarter 2008	$0.290	$0.150
Fourth Quarter 2008	$0.170	$0.055

First Quarter 2009	$0.130	$0.080
Second Quarter 2009 (through May 20, 2009)	$0.185	$0.010

Number of Stockholders

As of April 30, 2009, there were approximately 951 holders of record of our common stock.

Dividend Policy

Holders of our Common Stock are entitled to receive dividends if and when declared by our Board of Directors out of funds legally available for distribution. Any such dividends may be paid in cash, property or shares of our common stock.

We have has not paid any dividends since its inception, and it is not likely that any dividends on its Common Stock will be declared in the foreseeable future. Any dividends will be subject to the discretion of our Board of Directors, and will depend upon, among other things, our operating and financial condition and our capital requirements and general business conditions.

Securities Authorized for Issuance under Equity Compensation Plans

In March 2009, the Board approved the Cavico Corp. Stock Award and Incentive Plan which was subsequently approved by at a special meeting of shareholders on April 27, 2009.  The purpose of the Cavico Corp. Stock Award and Incentive Plan is to give us a competitive advantage in attracting, retaining, and motivating officers, employees, directors, and consultants and to provide us with an incentive plan that gives officers, employees, directors, and consultants financial incentives directly linked to shareholder value.

The maximum number of shares that may be issued pursuant to incentive stock options granted under the plan is 1,250,000 (after giving effect to the 40-for-1 reverse stock split).  The maximum number of shares of our common stock that may be issued per individual pursuant to awards granted under the Cavico Stock Award and Incentive Plan is 125,000 (after giving effect to the 40-for-1 reverse stock split).  These share amounts will be adjusted as a result of the planned stock split.

As of the date hereof, there are no awards granted under this the Cavico Stock Award and Incentive Plan.  After the completion of this offering, we anticipate granting 750,000 shares of common stock to management pursuant to the Incentive Plan.

DESCRIPTION OF SECURITIES

Our authorized capital consists of 300,000,000 shares of common stock, $.001 par value per share, of which 130,997,693 shares were issued and 121,911,793 shares were outstanding as of April 30, 2009 (3,274,942 shares issued and 3,047,795 shares outstanding after giving effect to the 40-for-1 reverse stock split), and 25,000,000 shares of preferred stock, $0.001 par value per share, none of which are outstanding.

The following description is a summary and is qualified in its entirety by our Certificate of Incorporation and By-laws as currently in effect.

In 2009, the Board of Directors and shareholders approved an amendment to our Certificate of Incorporation to change the terms of the authorized shares of preferred stock to make the authorized shares “blank check” preferred stock and to reduce the number of authorized shares of preferred stock from 100,000,000 to 25,000,000.

Immediately prior to the effectiveness of the registration statement of which this prospectus is a part, we plan to designate and grant 1,200,000 shares of Class A Preferred Stock, $0.001 par value, to our directors and management.  These shares of Class A Preferred Stock shall vote along with holders of our common stock and shall be entitled to cast three votes for each share held of the Class A Preferred Stock on all matters presented to the stockholders.  Each share of Class A Preferred Shares is convertible into one share of our common stock at the option of the holders thereof at any time that the closing market price of our common stock is greater than $7.50 for more than five consecutive days.  The right to convert shares of Class A Preferred Stock into common stock shall expire on the second anniversary of the issuance of the Class A Preferred Shares.  On such second anniversary, each Class A Preferred Shares shall be redeemed by the Company at its par value.  Shares of Class A Preferred Stock will not receive any dividends or have any preference in liquidation.

Each holder of common stock is entitled to receive ratable dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. As of the date of this filing, we have not paid any dividends on our common stock, and none are contemplated in the foreseeable future. We anticipate that all earnings that may be generated from our operations will be used to finance our growth.

Holders of common stock are entitled to one vote for each share held of record. There are no cumulative voting rights in the election of directors. Thus the holders of more than 50% of the outstanding shares of common stock can elect all of our directors if they choose to do so.

The holders of our common stock have no preemptive, subscription, conversion or redemption rights. Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to receive our assets pro rata.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Selected Consolidated Financial Data1

	Three Months Ended March 31,		Years Ended December 31,
	2008	2007	2008	2007
Net Sales	$12,243,641	$8,243,232	$58,006,269	$37,850,606
Cost of Goods Sold	9,593,834	6,088,562	48,712,916	31,339,235
Gross Profit	2,649,857	2,154,670	9,293,353	6,511,371
Operating Expenses:	1,585,871	1,470,271	6,980,042	4,851,362
Net Income from operations	1,063,986	684,399	2,313,311	1,660,009
Net other income (expense)	(419,623)	(212,743)	(2,671,115)	7,705,139
Income tax benefit (expense)	(244,461)	(206,078)	2,283,822	(2,684,945)
Minority interest in income of subsidiary	(258,698)	(204,269)	(1,294,202)	(785,335)
Net Income	$140.204	$61,309	$631,816	$5,894,868

	March 31,	December 31,	December 31,
	2009	2008	2007
Assets	$120,939,185	$112,788,065	$94,518,004
Liabilities	101,814,747	94,014,495	76,342,878
Minority Interest	15,389,362	15,562,700	8,806,976
Stockholders’ Equity	3,735,076	3,210,870	9,368,150
Liabilities, Minority Interest and Stockholders’ Equity	$120,939,185	$112,788,065	$94,518,004

Results of Operations

Results of operations for the three-months ended March 31, 2009 compared to the three-months ended March 31, 2008.

Total Sales

We generated $12,243,691 in net sales during the period ended March 31, 2009 compared to $8,243,232 during the period ended March 31, 2008, mostly from civil construction and mining projects. The Company’s net sales from civil construction increased by $3,288,531 or 47% to $10,229,641 for the period ending March 31, 2009 from $6,941,110 for the same period in 2008. This was due to an increase in hydropower construction projects. Company’s net sales from mining construction increased by $111,494 or 12% to $1,020,581 for the period ending March 31, 2009 from $909,087 for the period ending March 31, 2008. This was due to an increase in mining activity in the Nui Beo mine. The Company’s net sales from other operations (leasing machinery and equipment, selling materials, steel fabrication) increased by $600,434 or 153% to $993,469 for the period ending March 31, 2009 from $393,035 for the period ending March 31, 2008. This was due to an increase in trading operations from new subsidiaries, Cavico ITS and Cavico Stone and Mineral.

1 During the years ended December 31, 2008 and 2007, the following entities were added  in the consolidation.

Name of Entity	Consolidation Date	Percentage of ownership	Description of business
Cavico Tower	April 01, 2008	39%	Office for leases
Cavico ITS	April 01, 2008	66%	Steel fabrication production
Cavico Manpower	April 01, 2008	100%	Labor supply for projects
Cavico Stone & Mineral	July 01, 2008	35%	Production of white stone
Cavico PHI	July 01, 2008	38%	Cement factory operation
Cavico Luong Son JSC	July 01, 2008	100%	Operation of tourism zone
Cavico Land JSC	July 01, 2008	11%	Land investment and development
Cavico Energy	April 01, 2007	38%	Civil construction, specializing in hydropower

The revenues, costs of goods sold and profit margins from our major projects from civil construction except Nui Beo which is mining construction in the first quarter of 2009 compared to 2008 are as follows:

2009	Buon Kuop	A Luoi Tunnel	Buon TuaSrah	Dong Nai 4	Algeri	Nui Beo
Revenue	$666,483	$1,628,473	$1,800,606	$674,923	$878,183	$1,020,581
Cost of goods sold	645,989	1,336,746	1,673,416	568,239	712,820	783,980
Gross profit	20,494	291,727	127,190	106,684	165,363	236,601
Gross profit %	3%	18%	7%	16%	19%	23%
2008
Revenue	$1,009,458	$688,229	$639,691	$219,285	$236,764	$909,087
Cost of goods sold	757,950	457,519	574,629	173,404	193,842	672,724
Gross profit	251,508	230,710	65,062	45,881	42,922	236,363
Gross profit %	25%	34%	10%	21%	18%	26%

Contract Amount	31,226,535	53,662,263	13,322,030	17,258,565	7,400,000	19,970,000
Contract period	2003-2009	2007-2010	2006-2009	2005-2010	2008-2010	2006-2010

Major Projects Revenues

The revenues from Buon Kuop Project decreased by $342,975 or 34% to $666,483 during the period ending March 31, 2009 compared to the same period in 2008.  Revenues for the year ending December 31, 2009 for the Buon Kuop Project are anticipated to be approximately $2.8 million as the project is being completed. The revenues from the A Luoi Tunnel Project increased by $940,244 or 137% for the period ending March 31, 2009 compared to  the period ending March  31, 2008 and revenue for the year ending December 31, 2009 is anticipated approximately $10.7 million.  The revenues from Buon TuaSrah Project increased by $1,160,915 or 181% for the period ending March 31, 2009 compared to the same period in 2008 and the Company anticipates approximately $3.7 million in revenue for the year ending December 31, 2009. The revenues from Dong Nai 4 Project increased by $455,638 or 208% for the period ending March 31, 2009 compared to the same period in 2008 and the Company anticipates approximately $2.9 million in revenue for the year ending December 31, 2009. The revenues from Algeri Project increased by $641,419 or 271% for the period ending March 31, 2009 compared to the same period in 2008 and the Company anticipates approximately $3.8 million in revenue for the year ending December 31, 2009. The revenues from Nui Beo Project increased by $111,494 or 12% for the period ending March 31, 2009 compared to the same period in 2008 and the Company anticipates approximately $3.4 million in revenue for the year ending December 31, 2009.

Total Cost of  Goods Sold

Costs of Goods Sold were $9,593,834 and $6,088,562 for the periods ended March 31, 2009 and 2008, respectively.  Cost of Goods sold includes capitalization of interest expenses of $899,406 and $589,190 for the periods ended March 31, 2009 and 2008, respectively. The increase in capitalization of interest was due to new loans added in 2009.

Cost of Goods Sold (without capitalization of interest expenses) increased by $3,195,056 or 58% to $8,694,428 for the period ending March 31, 2009 from $5,499,372 for the period ending March 31, 2008. Cost of Goods sold excluding capitalization of interest expenses as a percentage of sales increases by 4% to 71% for the period ended March 31, 2009 from 67% of sales for the same period in 2008.  The increase of cost goods sold from civil construction and mining as a percentage of sales was due to an increase in the rate of inflation which increased the cost of fuels, materials and spare parts.

Company’s cost of goods sold for civil construction for the period ended March 31, 2009 was $7,958,591, of which as a percentage of sales increases by 2% to 78% for the period ended March 31, 2009 from 76% of sales for the period ended March 31, 2008. Company’s cost of goods sold from mining construction for the period  ended March 31, 2009 was $783,980, of which as a percentage of sales increased by 3% to 77% in 2009 from 74% of sales for the period ended March 31, 2008. Company’s cost of goods sold from other operations (i.e. leasing machinery and equipment, selling steel fabrication) for the period ended March 31, 2009 was $851,263, of which as a percentage of sales increased  by 48% to 86% for the period ended March 31, 2009 from 38% for the same period in 2008.

Major Projects Cost of Goods Sold

The costs of goods sold on the major projects were increased in the first quarter of 2009 compared to 2008 generally in proportion to the increase in revenue.

The cost of goods sold from Buon Kuop project decreased by $111,961 or 15% during the period ending March 31, 2009 compared to the period ending March 31, 2008.  The percentage of cost of good sold to sales was increased to 97% in 2009 compared to 75% in 2008.  The cost of goods sold from A Luoi Tunnel project increased by $879,227 or 192%  for the period ending March 31, 2009 compared to 2008 since the project started in 2007. The percentage of cost of good sold to sales for this project increased to 82% in the first quarter of 2009 compared to 66% in 2008. The cost of goods sold from Buon TuaSrah project increased by $1,098,787 or 191% for the period ended March 31, 2009 compared to  2008. The percentage of cost of good sold to sale for this project was increased to 93% in 2009 compared to 90% in 2008. The cost of goods sold from Dong Nai 4 project increased by $394,835 or 228% for the period ended March 31, 2009 compared to 2008. The percentage of cost of good sold to sale for this project was increased to 84% in 2009 compared to 79% in 2008. The cost of goods sold from Algeri project increased by $518,978 or 268% for the period ended March 31, 2009 compared to 2008. The percentage of cost of good sold to sale for this project was decreased to 81% in 2009 compared to 82% in 2008. The cost of goods sold from Nui Beo project increased by $111,256 or 17% for the period ended March 31, 2009 compared to 2008. The percentage of cost of good sold to sale for this project was increased to 77% in 2009 compared to 74% in 2008.

Total Gross Profit

Gross profit for the three-months ended March 31, 2009 was $2,649,857 or 22% of sales compared to $2,154,670 or 26% of sales for the three-months ended March 31, 2008. The increase in gross profit was primarily due to an increase in gross profit of $597,505 from civil construction from $1,673,546 to $2,271,050 in the first quarter 2008 and 2009.  The gross profit percentage for civil construction projects decreased slightly to 22% in the first quarter of 2009 compared to 24% in 2008, the gross profit percentage for mining construction projects was 23% compared to 26% in the same period in 2008, These decreases in gross profit percentages were primarily due to inflation, as described below in “Gross Profit from Major Projects”. The gross profit from commercial activities decreased by $102,555, and the gross profit percentage decreased from 62% to 14%. This decrease is mainly due to a decrease in the demand in trading which caused smaller margins in 2009 as compared to the higher margins in the first quarter of 2008.

Gross Profit from Major Projects

The gross profit from the Buon Kuop project decreased by $231,014 or 92% for the first quarter in 2009 compared to 2008 as the project is being completed. The decrease in the gross profit is the result of the project’s progression from the excavating stage to the concrete lining of the tunnel, which requires high materials costs and labor costs compared to excavation. The gross profit from A Luoi Tunnel increased by $61,017 in the first quarter 2009 or 26% over the same period in 2008. The gross profit from Buon TuaSrah increased by $62,128 or 95 % in the first quarter ended March 31, 2009 compared to the same period in 2008. The gross profit from Dong Nai 4 project was increased by $60,803 or 133% in the first quarter 2009 compared to the same quarter in 2008.  All of these increases were the result of additional work performed on each project.  However, the gross profit percentage to sale for A Luoi Tunnel project decreased from 34% to 18%, the gross profit percentage to sale decreased from 10% to 7% for Buon TuaSrah project and  the gross profit percentage to sale for Dong Nai 4 project decreased from 21% to 16% in the first quarter 2009 compared to the same quarter in 2008. These decreases in gross profit percentage were due to an increase in material costs and an increase of direct interest expense. The Company had better material supply agreements and lower interest rates during the first quarter in 2008 compared to 2009. The gross profit from Algeri project increased by $122,441 or 285% in the three-months ended March 31, 2009 compared to the same period in 2008. This increase in gross profit is due to an increase in revenue in the first quarter of 2009 since this project started in 2008.  The gross profit percentages to sale between the two comparable periods are consistent. The gross profit from Nui Beo project increased by $238 or 0% in the three-months ended March 31, 2009 compared to the same period in 2008.

Operating Expenses

The company’s general and administrative costs for the three-months ended March 31, 2009 were $1,567,552 compared to $1,456,587 for the same period in 2008, with an increase of $110,965. The increase which was offset by a decrease of expense was mainly due to the following:

●	Payroll expenses increased by $160,110 to $718,074 for the three-months ended March 31, 2009 from $557,964 for the same period in 2008.
●	Rent expenses increased by $44,939 to $142,381 for the three-months ended March 31, 2009 from $97,442 for the same period in 2008.
●
Administrative cost of corporate office (mainly audit fees, legal fees and consulting fees) decreased by $46,305 to $181,719 for the three-months ended March 31, 2009 from $228,024 for the same period in 2008.

●	Other administration cost of subsidiaries decreased by $47,779 to $525,378 for the three-months ended March 31, 2009 from $573,157 for the same period in 2008.

Other Income (expenses)

The total other expenses increased  by $206,880 to $419,623 for the three-months ended March 31, 2009 from $212,743 for the three-months ended March 31, 2008. This increase in other expense in 2009 is mainly due to $210,915 of lower interest income to $41,020 for the three-months ended March 31, 2009 compared to $251,935 in the same period in 2008. Other income also includes gain from disposal of fixed assets of $8,193 for the three-months ended March 31, 2009 compared to $51,473 in 2008. Other expense during the three-months ended March 31, 2009 was $18,443 compared to $7,777 for the same period in 2008. In addition, gain on foreign currency exchange of $65,500 was recorded for the three months ended March 31, 2009 compared to none in the comparable prior period. This relates to re-measurement of debts in different currencies.

Interest expenses excluding capitalized interest increased by $7,519 to $515,893 for the three-months ended March 31, 2009 from $508,374 for the same period in 2008.

Net Income

The Company had net income of $140,204 and $61,309 for the three-months ended March 31, 2009 and 2008, respectively.

The net income per share was $0.05 for the three-months ended March 31, 2009 and $0.02 for the three-months ended March 31, 2008 after giving effect to the 40-for-one reverse stock split.

Results of Operations for the year ended December 31, 2008 compared to the year ended December 31, 2007.

Net Sales

We generated $58,006,269 in net sales during the year ended December 31, 2008 compared to $37,850,606 during the year ended December 31, 2007, mostly from construction and mining projects. Company’s net sales from mining construction decreased by $62,621 or 1% to $4,259,850 for the year ending December 31, 2008 from $4,322,471 for the year ending December 31, 2007. This was due principally to a reduction in mining activity in the Nui Beo mine and the redeployment of some of our equipment from that mine to other civil engineering projects (primarily new hydropower construction projects resulting in higher revenues) based on the Company’s expectation that the size of that project would decrease at the annual rate of 10% to 20% as stipulated in the agreement with the owner of the mine. The Company’s net sales from civil construction increased by $18,936,592 or 60% to $50,430,360 for the year ending December 31, 2008 from $31,493,768 for the year ending December 31, 2007. This is due to an increase in hydropower construction projects. The Company’s net sales from other operations (leasing machinery and equipment, selling materials, steel fabrication) increased by $1,281,692 or 63% to $3,316,059 for the year ending December 31, 2008 from $2,034,367 for the year ending December 31, 2007.

The revenues from our major projects in 2008 compared to 2007 are as follows:

	Buon Kuop	A Luoi Tunnel	Buon TuaSrah	Bac Binh	Daksrong
2008	$7,925,582	$7,525,751	$4,654,046	$2,218,872	$1,723,083
2007	4,218,525	1,120,120	2,992,497	634,483	1,377,619

Contract Amount	31,226,535	53,662,263	13,322,030	6,176,577	4,454,112
Contract period	2003-2009	2007-2010	2006-2009	2004-2009	2007-2009

The revenues from Buon Kuop Project increased by $3,707,057 or 88% during  the year ending December 31, 2008 compared to the year ending December 31, 2007 and revenue for the year ending December 31, 2009 are anticipated to be approximately $2.8 million as the project is being completed. The revenues from  A Luoi Tunnel Project increased by $6,405,631 or 572% for the year ending December 31, 2008 compared to  the year ending December 31, 2007 and revenue for the year ending December 31, 2009 is  anticipated approximately $10.7 million. The revenues from Buon TuaSha Project increased by $1,661,549 or 56% for the year ending December 31, 2008 compared to  the year ending December 31, 2007 and the Company anticipates approximately $3.7 million in revenue for the year ending December 31, 2009.

Cost of production

Costs of Goods sold were $48,712,916 and $31,339,235 for the years ended December 31, 2008 and 2007, respectively.  Cost of Goods sold includes capitalization of interest expenses of $5,872,378 and $3,045,838 for the years ended December 31, 2008 and 2007, respectively. The increase in capitalization of interest was due to new loans added in 2008.

Cost of Goods sold (without capitalization of interest expenses) increased by $14,547,141 or 51% to $42,840,538 for the year ending December 31, 2008 from $28,293,397 for the year ending December 31, 2007. Cost of Goods sold excluding capitalization of interest expenses as a percentage of sales decreases by 1% to 74% for the year ended December 31, 2008 from 75% of sales for the year ended December 31, 2007.

Company’s cost of production from mining construction for the year ended December 31, 2008 was $3,315,077, of which as a percentage of sales increased by 16% to 78% in 2008 from 62% of sales for the year ended December 31, 2007. The increase of cost of production from mining construction as a percentage of sales was due to increase of the inflation which result in cost of fuels, materials, spare parts increase. Company’s cost of production from civil construction for the year ended December 31, 2008 was $42,461,358, of which as a percentage of sales decreases by 1% to 84% for the year ended December 31, 2008 from 85% of sales for the year ended December 31, 2007. The decrease of cost of civil construction as a percentage of sales was due to the improvement in efficiency of machinery and equipment. Company’s cost of production from other operations (i.e. leasing machinery and equipment, selling steel fabrication) for the year ended December 31, 2008 was $2,636,481, of which as a percentage of sales increased by 8% to 80% for the year ended December 31, 2008 from 72% for the year ended December 31, 2007. The increase of cost of production from other operation as a percentage of sales was due to decrease of demand in trading which result in smaller sales price increase compared to cost increase.

The cost of goods sold including project depreciation and interest from our major projects in 2008 compared to 2007 are as follows:

2008	Buon Kuop	A Luoi Tunnel	Buon TuaSrah	Bac Binh	Daksrong
Cost of goods sold	$7,722,660	$6,088,541	$4,262,512	$2,752,757	$1,744,058
Depreciation	234,601	558,265	514,143	135,259	124,296
Interest	352,645	742,701	737,461	306,908	205,651

2007	Buon Kuop	A Luoi Tunnel	Buon TuaSrah	Bac Binh	Daksrong
Cost of goods sold	$3,595,349	$539,577	$2,811,692	$784,476	$997,733
Depreciation	348,753	55,975	281,756	232,565	104,383
Interest	152,831	92,296	488,958	377,462	101,461
The costs of goods sold on these projects were increased in 2008 compared to 2007 generally in proportion to the increase in revenue.

The cost of goods sold from Buon Kuop project increased by $4,127,311 or 115% during the year ending December 31, 2008 compared to the year ending December 31, 2007.  The percentage of cost of goods sold to sales was increased to 97% in 2008 compared to 85% in 2007.  The cost of goods sold from A Luoi Tunnel project increased by $5,548,964, or 102% for the year ending December 31, 2008 compared to 2007 since the project started in 2007. The percentage of cost of goods sold to sales for this project increased to 81% in 2008 compared to 48% in 2007. The cost of goods sold from Buon TuaSha project increased by $1,450,820 or 52% for the year ending December 31, 2008 compared to 2007. The percentage of cost of goods sold to sale for this project was decreased to 92% in 2008 compared to 94% in 2007.

Gross Profit

The gross profit for the year ended December 31, 2008 was $9,293,353 or 16% of sales compared to $6,511,371 or 17% of sales for the year ended December 31, 2007. The increase in gross profit is due to an increase in sales by $20,155,663 in comparison to increase in cost of goods sold by $17,373,681 as described above.

The gross profits from our major projects in 2008 compared to 2007 are as follows:

	Buon Kuop	A Luoi Tunnel	Buon TuaSrah	Bac Binh	Daksrong
2008	$202,922	$1,437,210	$391,534	$(533,885)	$(20,975)
2007	623,176	580,543	180,805	(149,993)	379,886

The Company recorded losses from the Bac Binh project and the Daksrong project in 2008. This was due to a delay in the completion of the projects as a result of lost time caused by bad weather in Bac Binh and Daksrong as well as a delay by project consultant and other contractors (Daksrong). The Company has not gotten a compensation approval from the clients for these additional costs.

Operating expenses

Our operating expenses in 2008 were $6,980,042, compared to $4,851,362 in 2007 with an increase of $2,128,680. The increase in operating expenses was mainly resulted from increased in the size of our support facilities as we prepare for the future growth of the Company and its subsidiaries, noted as follows:

·	Rent expenses increased by $75,122 to $439,270 for the year ended December 31, 2008 from $364,148 for the year ended December 31, 2007.
·	Payroll expenses increased by $835,406 to $2,463,276 for the year ended December 31, 2008 from $1,627,870 for the year ended December 31, 2007.
·	Other administration cost of other subsidiaries increased by $593,724 to $2,505,140 for the year ended December 31, 2008 from $1,911,416 for the year ended December 31, 2007.
·
Administrative cost of corporate office (mainly audit fees, legal fees and consulting fees) increased by $769,801 to $1,279,949 for the year ended December 31, 2008 from $510,148 for the year ended December 31, 2007.

·	Selling expenses were decreased by $3,924 to $78,779 for the year ended December 31, 2008 from $82,703 for the year ended December 31, 2007.

The Company also recorded a bad debt expense of $212,828 and $404,044 for the years ended December 31, 2008 and 2007, respectively.

Other Income (expenses)

The total other income (expenses) decreased by $10,376,254 to $2,671,115 as expenses for the year ended December 31, 2008 from $7,705,139 as income for the year ended December 31, 2007. Other income includes gain from disposal of fixed assets and leased machinery of $44,471 for the year ended December 31, 2008 compared to $119,986 in 2007. Other income also includes loss on sale of marketable securities of $439,934 for the year ended December 31, 2008 compared to a gain of $9,684,686 in 2007. During the year ended December 31, 2007, we sold 1,897,985 shares of common stock of Habubank and received $7,073,823 with a profit of $5,065,028 and we also sold shares of common stock of six subsidiaries to reduce the ownership in these entities from 100% to a range of 49% to 72% and received $8,419,607 with a profit of $3,543,201. In 2007 we sold 538,370 shares of common stock of Cavico Mining to reduce the ownership in this entity from 50 % to 39% and received $1,563,752 with a profit of $627,533. Income from sales of our investment at other subsidiaries was $448,924 for the year ended December 31, 2007. We recorded $100,982 loss on foreign currency exchange for the year ended December 31, 2008 compared to $250,870 loss in 2007. This loss was resulted from the currency exchange difference measured at the year end. The interest income during the year ended December 31, 2008 was $891,898 compared to $1,046,394 in 2007.

Interest expense excluding capitalized interest increased by $175,045 to $3,101,243 for the year ended December 31, 2008 from $2,926,198 for the year ended December 31, 2007. The increase was due to additional loans added in 2008.

Net Income

The Company had net income of $631,816 for the year ended December 31, 2008, compared to $5,894,868 for the year ended December 31, 2007. The decrease of $5,263,052 was mainly due to the decrease of $10,124,620 in gain on sale of marketable securities and an increase in operating expenses of $2,128,680 and the increase of $508,867 in minority interest which was offset by an increase in gross profit of 2,781,982, and taxes change of $4,968,767 from $2,283,822 as a tax benefit in 2008 compared to $2,684,945 as a tax expense in 2007.

The net income per share for the year ended December 31, 2008 was $0.21 compared to $2.05 for the year period ended December 31, 2007, after giving effect to a 40-for-1 reverse stock split.

The decrease in unrealized gains of $9,639,883 in marketable securities resulted from an unrealized loss of $6,352,628 in 2008 and an unrealized gain of 3,287,255 in 2007.  The cost and current fair value of the marketable securities as of December 31, 2008 were $4,475,051 and $1,820,406, respectively.  The majority of marketable securities are invested in Vietnamese companies.

Liquidity and Capital Resources

The Company’s working capital deficit as of March 31, 2009 decreased by $1,048,218 to $25,572,805 compared to $26,621,023 as of December 31, 2008 as current assets increased less than the increase in current liabilities. Our working capital deficit is a result of the required classification of certain retention receivables and work in process as long-term assets.  As of March 31, 2009, long-term retention receivables and long-term work in process totaled $24,952,356.

The Company’s working capital deficit as of December 31, 2008 increased to $(26,621,023) compared to $(15,611,618) as of December 31, 2007 as current assets increased less than the increase in current liabilities. The major factors contributed to this decrease in working capital in 2008 compared to 2007 were a decrease of $8,033,630 in investment available for sale (See Note 7 to the consolidated financial statements for the years ended December 31, 2008 and 2007) and an increase of $9,179,246 in advances from customers.

As of March 31, 2009, the Company had $3,595,802 in cash, accounts receivable of $10,405,058, an inventory of $4,103,946, construction work in progress of $34,212,154, investment available for sale of $1,726,970 and other current assets of $2,231,237. Our current accounts receivable was increased by $1,220,719 from the prior year end. Our accounts receivable increase was due to an increase in sales from completed projects. Our inventory for the three-months ended March 31, 2009 was increased by $163,178 and construction work in progress increased by $4,605,552 from the prior year end. These increases were due to an increase in work in progress from new projects.

The Company's total current liabilities as of December 31, 2008 were $84,504,794 which was increased by $17,070,430 from the prior year end. The current liabilities were represented mainly accounts payable of $10,234,650, accrued expenses of $4,485,336, advances from customers of $15,102,331, and short term loans of $50,141,069.

The Company's total current liabilities as of March 31, 2009 were $92,226,394 which was increased by $7,721,600 from the prior year end. The current liabilities included accounts payable of $12,814,724, accrued expenses of $4,832,176, advances from customers of $18,061,941, payable to employees of $2,565,741, and current notes of $53,568,625. Advances from customers increased mainly due to Ta Trach project for which we received approximately $1.1 million, Song Giang HP project for which we received approximately $0.5 million, Thanh Ha project for which we received approximately $0.4 million during the period ended March 31, 2009. Current notes payable increased by $3,427,556 from the prior year end. This increase is mainly due to an increase in financial needs for new projects such as A Luoi HP, Ta Trach Dam, Song Giang HP, Dakmi 4 HP. At March 31, 2009, the Company's current liabilities exceeded current assets by $25,572,805.

At March 31, 2009, the Company had $53,568,625 in short-term construction loans.  We obtain these short-term construction loans to finance our civil construction and mining projects.  Each time we begin a construction project, we obtain a loan from one of several banks to purchase equipment supplies and mobilize our employees and materials to the worksite.  As we complete a percentage of each construction project, our customer certifies our work in process and our customer, or its financing source, will repay our banks from which we borrowed funds for our completed work, less a retention percentage which we will collect at the end of the project.

It is the general practice of Vietnamese banks to give short term loans for each construction contract and make the loans renewable every year until the construction contract completed.  As a result, the loans are classified as current liabilities.  Our retention receivables and a portion of our work in process, however, are classified as long-term assets.  As a result, our working capital deficit as of March 31, 2009 and December 31, 2008 was $25,572,805 and $26,621,023, respectively.  As of March 31, 2009 and December 31, 2008, long-term retention receivables and long-term work in process totaled $24,952,356 and $24,407,308.

We expect to renew these loans with the banks and repay the balances as we complete our projects.  In the first quarter of 2009, we made $20,642,817 of payments on our notes payable.  We also needed to draw down $24,088,376 from our notes payable to finance our construction projects.

Although a substantial majority of our loans are not secured by our assets other than our work in process and receivables, our banks decision not to renew these loans or our failure to repay these loans could have important consequences including the following:

●	it may limit our ability to borrow money or issue equity to finance our working capital, construction projects or capital projects or other purposes;

●	it may limit our flexibility in planning for, or reacting to, changes in our operations or business;

●	a substantial portion of our cash flow from operations could be dedicated to the repayment of our indebtedness and would not be available for other purposes;

●	there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed; and

●	It may result in the banks repossessing up to $4,000,000 of our equipment.
Cash flows

Quarters ended March 31, 2009 and March 31, 2008

The Company used cash of $1,924,383 in operating activities for the three-month ended March 31, 2009 while generated cash of $416,079 in operating activities for the same period in 2008. The major reasons are a decrease in received advances from customers for new projects and an increase  in accounts receivable and other current assets, partly offset by increase in accounts payable and accrued expenses.

In investing activities, the Company used net cash of $1,028,130 for the three-month ended March 31, 2009, nearly all as a result of $1,004,943 for the purchase of fixed assets, which primarily consisted of purchases of vehicles, equipment and machinery. During the three-month ended March 31, 2008, the Company used cash of $4,038,478 in investing activities, such as procurement of property and equipment totaling $2,920,248 and investment in other entities totaling $1,238,923 and received $120,693 from sale of fixed assets.

During the three-month ended March 31, 2009, the Company generated cash flows of $3,394,537 from financing activities, which included $24,088,376 from loan proceeds and repayments for loans of $20,642,817. During the three-month ended March 31, 2008, the Company generated cash flows of $4,219,791 from financing activities including $11,622,449 in repayments of loans to others and $15,313,282 from loan proceeds.

The Company generated net income of $399,902 and $265,578 including amounts attributed to noncontrolling interests in subsidiaries of $259,698 and $204,269 for the three-month ended March 31, 2009 and 2008, respectively.

Our backlog includes the total value of awarded contracts that have not been completed, including our proportionate share of unconsolidated joint venture contracts. As of March 31, 2009, the Company had a contract backlog of approximately $267.7 million. Our backlog was approximately $251,963,000 at December 31, 2008. Approximately $90 million of this backlog is expected to be completed during 2009.  We include a construction project in our backlog at such time as a contract is awarded and funding is in place. Substantially all of the contracts in our backlog may be canceled or modified at the election of our customers.  We have not, however, been materially adversely affected by contract cancellations or modifications in the past.

Years ended December 31, 2008 and December 31, 2007

The Company used cash of $835,595 in operating activities for the year ended December 31, 2008 compared to $10,095,134 from operating activities for the year ended December 31, 2007. The major reasons are an increase in advances from customer  of $10,135,499 in 2008 compared to $4,792,728 in 2007, an increase in payable to employees in the amount of $2,009,274 and $48,346 during the years ended December 31, 2008 and 2007, respectively and due to a reduction in gain or loss from other investment activities from gain of $9,684,686 in 2007 to $439,934 loss in 2008.

In investing activities, the Company used net cash of $12,769,359 for the year ended December 31, 2008 to purchase property, equipment and investments in other entities. The Company spent $13,053,533 for the purchase of fixed assets, which primarily included vehicles, equipment, machinery and intangible assets. The Company also received $527,718 in proceeds from disposal of fixed assets. Additionally, the Company purchased investments in other entities during the December 31, 2008 in the amount of $472,592 and received $179,360 from sale of investments.  The Company used net cash of $5,539,509 for the year ended December 31, 2007 for the purchase of property, equipment and investments in other entities. The Company spent $9,367,374 for the purchase of fixed assets, which primarily included the purchase of vehicles, equipment, machinery and intangible assets. The Company also received $726,171 in proceeds from disposal of fixed assets. Also, the Company’s investments in other entities during the year 2007 increased by $12,054,906 and proceeds from sales of investment were $15,121,687.

During the year ended December 31, 2008, the Company generated cash flows of $15,489,909 from financing activities, which included $87,478,969 from loan proceeds and repayments of loans in the amount of $76,007,827. The Company also received $3,795,675 proceeds from additional investments by minority interests during the year ended December 31, 2008. During the year ended December 31, 2007, the Company generated cash flows of $16,291,720 from financing activities, which included $9,131,721 from common shares issued, and $69,909,001 from loan proceeds and repayments for loans of $68,481,879. The Company also received $5,859,035 proceeds from additional investments by minority interests during the year ended December 31, 2007.

The Company generated net income of $631,816 and $5,894,868 for the years ended December 31, 2008 and 2007, respectively.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

Critical Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the parent company, Cavico Corp., and its following subsidiaries:

	% of Ownership
Subsidiary	12/31/08	12/31/07
Cavico Vietnam Company Limited	100%	100%
Cavico Bridge and Underground Construction JSC	66%	66%
Cavico Mining and Construction JSC	26%	26%
Cavico Trading JSC	63%	63%
Cavico Construction and Infrastructure Investment JSC	69%	69%
Cavico Power and Resource JSC	78%	78%
Cavico Transport JSC	74%	74%
Cavico Hydropower Construction JSC	73%	73%
Cavico Energy Construction JSC	38%	38%
Cavico Tower JSC	38%	39%
Cavico Industry and Technical Service JSC	67%	65%
Cavico Manpower JSC	30%	30%
Cavico Stone and Mineral JSC	36%	35%
Cavico PHI Cement JSC	93%	38%
Cavico Luong Son JSC	93%	100%
Cavico Land JSC	13%	11%

Cavico Vietnam Company controls the management and decision making of all these subsidiaries.  All significant intercompany accounts and transactions have been eliminated.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Such estimates may be materially different from actual financial results. Significant estimates include the recoverability of long-lived assets and the collectibility of accounts receivable.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all cash and highly liquid investments with initial maturities of three months or less to be cash equivalents.

Investment in Marketable Securities

Investments with original maturities of less than 90 days are considered cash equivalents, and all other investments are classified as short-term investments.

Inventories

Inventories are stated at the weighted-average method. Market value for raw materials is based on replacement cost and for work-in-process on net realizable value.

Accounts Receivable

We grant credit to customers within Vietnam and do not require collateral. Our ability to collect receivables is affected by economic fluctuations in the geographic areas and industries that we serve. Our main customers were project management units established by Electricity of Vietnam, which accounts for 49.65% of all accounts receivable. Reserves for uncollectable amounts are provided, based on past experience and a specific analysis of the accounts, which management believes are sufficient. As of March 31, 2009 and December 31, 2008, the Company had a reserve for doubtful accounts of $592,719 and $597,349, respectively.

Property and Equipment

Property and equipment, including renewals and betterments, are stated at cost. Assets held under capital leases are recorded at lease inception at the lower of the present value of the minimum lease payments or the fair market value of the related assets. We follow the practice of capitalizing property and equipment purchased over $600. The cost of ordinary maintenance and repairs is charged to operations while renewals and replacements are capitalized. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the related assets, which range from two to twenty five years.

Long-Lived Assets

 Our management assesses the recoverability of its long-lived assets by determining whether the depreciation and amortization of long-lived assets over their remaining lives can be recovered through projected undiscounted future cash flows. The amount of long-lived asset impairment if any, is measured based on fair value and is charged to operations in the period in which long lived assets impairment is determined by management.

Real Estate Activities

Cavico Tower’s, one of our subsidiaries,  principal business activities consist of civil and industrial construction; internal and external fitting out; land leveling and surface improvement; building leasing; real estate business; restaurants and supermarkets operation; real estate consulting; machine and equipment leasing; materials, machinery and equipment trading for construction, transport, hydropower; dealers for buying and selling goods, construction materials trading. During the year 2008, the major activities of the Company were capital expenditures related to building construction  in the amount of $1,519,241.

Fair Value of Financial Instruments

The carrying amount of cash, cash equivalents, investment securities, notes payable, accounts receivable, accounts payable and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of these financial instruments. The carrying amount of the notes payable and long-term debt are reasonable estimates of fair value as the loans bear interest based on market rates currently available for debt with similar terms.

Revenue Recognition

For all construction contracts, revenue is recorded when the persuasive evidence of an arrangement exists, work has been completed, price is fixed or determined and collection is reasonably assured.

We recognize revenues from construction projects based upon work that is periodically certified as completed by our customers or which is virtually complete. Production costs, including materials, labor and subcontractor costs are allocated to revenue based upon the ratio of total costs incurred to date compared to total work  to date.  Costs related to work performed but not completed are included in work in progress. Customer-furnished materials, labor, and equipment, and in certain cases subcontractor materials, labor, and equipment are included in revenues and cost of revenue when management believes that we are responsible for the acceptability of the project by client. Contracts are not segmented between types of services such as engineering and construction, and accordingly, gross margin is recognized under construction services.

Changes to total estimated contract cost or losses, if any, are recognized in the period in which they are determined. Claims against customers are recognized as revenue upon settlement. Revenues recognized in excess of amounts billed are classified as current assets under contract work-in-progress. Amounts billed to clients in excess of revenues recognized to date are classified as current liabilities under advance billing on contracts.

Other Comprehensive Income

We have adopted Financial Accounting Standards Board Statement No. 130, “Reporting Comprehensive Income”. SFAS 130 requires reporting and displaying comprehensive income and its components in a full set of general-purpose financial statement.

Foreign Currency Translation

We account for translation of foreign currency in accordance with Statement of Financial Accounting Standards No. 52 “Foreign Currency Translation.” The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, “Reporting Comprehensive Income.” Gains and losses resulting from foreign currency transactions are reflected in the income statement.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The following discussion about Cavico Corp’s market risk involves forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements.

Currency Fluctuations and Foreign Currency Risk

Substantially all of our operations are conducted in Vietnam.  All of our sales and purchases are conducted in Vietnamese Dong, which is the official currency of Vietnam.  As a result, the effect of the fluctuations of exchange rates is considered minimal to our business operations.

Substantially all of our revenues and expenses are denominated in Dong.  However, we use the United States dollar for financial reporting purposes.   Exchange rate fluctuations may adversely affect the value, in U.S. dollar terms, of our net assets and income derived from its operations in Vietnam.

Interest Rate Risk

We do not have significant interest rate risk, as most of our debt obligations are primarily short-term in nature, with fixed interest rates.

Credit Risk

We have not experienced significant credit risk, as our major customers are government related and have good payment records.  Our receivables are monitored regularly by our credit managers.

Inflation Risk

Vietnam is currently experiencing high inflation, The average inflation rate for the year ended December 31, 2008 was 23%.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

On April 15, 2008, we dismissed Jaspers + Hall PC (“Jaspers + Hall”) as our independent certified public accountant. Effective April 15, 2008, we engaged PMB Helin Donovan, LLP (“PMBHD”), as our independent certified public accountant. Our decision to dismiss Jaspers + Hall and retain the PMBHD was approved by our Board of Directors on April 15, 2008.

The reports of the Jaspers + Hall on our financial statements for each of the two most recent fiscal years, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles for the two most recent fiscal years, except that Jaspers + Hall’s opinion in its report on our financial statements expressed substantial doubt with respect to our ability to continue as a going concern for the years ending December 31, 2007 and December 31, 2006.

During the years ending December 31, 2007 and December 31, 2006 and the subsequent interim period through the date of dismissal, there were no disagreements with Jaspers + Hall on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Jaspers + Hall would have caused it to make reference to the subject matter of the disagreements in connection with its reports on these financial statements for those periods.

We did not consult with PMBHD regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written or oral advice was provided by PMBHD that was a factor considered in reaching our decision as to the accounting, auditing or financial reporting issues.

In October 2008, the PCAOB revoked the registration of our prior auditor, Jaspers + Hall.  As a result, the financial statements for the fiscal year ended December 31, 2007 were re-audited by PMBHD to be included in our filing with the Commission.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each.

Name	Age	Current Position/Office	Position Held Since
Ha Quang Bui	45	CEO/Chairman of the Board	April 28, 2006

Hung Manh Tran	46	Executive Vice-President/Director	April 28, 2006

Timothy Pham	42	Vice-President/Director	April 28, 2006

Hieu Van Phan	44	Vice-President	April 28, 2006

Hai Thanh Tran	46	Vice-President	April 28, 2006

Giang Linh Bui	37	Vice-President	April 28, 2006

Tuan Duong Hoang	45	Director	May 2007

Thanh Binh Huynh	53	Director	May 2007

Madhava Rao Mankal	57	Director	October 2007

June Kim	53	Director	March 2009

Ha Quang Bui. From May 2003 to present, Ha Quang Bui has served as chairman of the board of directors and Chief Executive Officer of Cavico Vietnam and as chairman of the board of directors of Cavico Tower Company.  Mr. Bui became the Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors of Cavico Corp. on April 28, 2006. He currently is Chief Executive Officer and Chairman of Cavico Corp.  From March 2001 to May 2003, Ha Quang Bui served as Vice President of Lung Lo Construction Company. He is a director of Energy Investment Company and a director of Mai Son Concrete Company. He graduated from the Military Technology Institute, Department of Defense, in 1986 with a degree in engineering.

Hung Manh Tran. Hung Manh Tran has been a director and Executive Vice President of Cavico since 2006 and 2007, respectively (and Vice President from 2006 to 2007) to the present time.  From March 2001 to March 2002, Hung Manh Tran served as president of an affiliate of Cavico. From 2002, he has been Vice President and director of Cavico Vietnam. In addition, he has been chairman of Cavico mining (since 2006), chairman of VFMC (since 2007), chairman of Luong son international tourism JSC (since 2007), director of v-power (since 2006), director of Cavico construction machinery (since 2007), and a director of Cavico Australia (since 2005). Hung Manh Tran graduated from Hanoi University in 1986 with a degree in nuclear physics. He also did course work in law at Hanoi University during 1992-1996. Mr. Tran also holds a degree in international trade from Hanoi International Trade University in 1991.

Timothy Dac Pham. Timothy Dac Pham has been a Vice President and director of Cavico since June 2006.  Since that time he has worked as an independent consultant for Providential Holdings, Inc. and as a registered representative and life insurance agent for Richave Financial Inc.  During 2004, he worked as a registered representative at Golden Beneficial Securities Corp. From 2002 through 2003, Mr. Pham was a registered representative at NT Securities in Chicago, Illinois. Mr. Pham graduated in 1991 from the University of California at Berkeley with a degree in Business Administration in the fields of Finance and Marketing.

Hieu Van Phan.  Hieu Van Phan became a Vice-President and Director of Cavico Corp. on April 28, 2006.  He resigned as a director of Cavico Corp. in April 2009.  From July 2003 to present, Hieu Van Phan has been a vice president and a director of Cavico Vietnam.  Hieu Van Phan is currently Chief Operating Officer of Cavico Vietnam, chairman of the board of directors of Cavico Power Installation Construction Co. and a Director of CAVICO Mining and Energy Construction Co.  From 2001 to July 2003, Hieu Van Phan served as president of Power Installation Company. Hieu Van Phan graduated from the Military Technology Institute, Department of Defense, in 1986 with a degree in engineering.

Hai Thanh Tran. Hai Thanh Tran became a Vice-President and Director of Cavico Corp. on April 28, 2006.  He resigned as a director of Cavico Corp. in April 2009.  From July 2003 to present, he has been a director and vice president of Cavico Vietnam.  He currently is Chief Executive Officer of Cavico Vietnam, chairman of the Board of Directors of CAVICO Hydropower Construction Co.  From April 2002 to July 2003, Hai Thanh Tran was president of Bridge and Underground Construction Cavico Company.  From March 2001 to April 2002, Hai Thanh Tran worked as an assistant at the Planning Department of 25/3 Lung lo Construction Co - MOD. He graduated from the Military Technology Institute, Department of Defense, in 1986 with a degree in engineering.

Giang Linh Bui.  Giang Linh Bui became a Vice-President and Director of Cavico Corp. on April 28, 2006.  He resigned as a director of Cavico Corp. in April 2009.  Giang Linh Bui is currently a director of Nam Chien Hydropower Company, Director of CAVICO PHI Cement Construction Co., and chairman of the Board of Directors of CAVICO Infrastructure Construction Co.  Mr. Bui is also a director of Cavico Vietnam.  From March 2001 to November 2002, Giang Linh Bui worked in the Projected Technology Department at Lung lo Construction Company.  Giang Linh Bui graduated from Hanoi University of Architecture in 1994 with a degree in architecture.

Tuan Duong Hoang. Tuan Duong Hoang has been a director of the Company since May 2007. Mr. Hoang has been Professor of Education at The University of New South Wales since 2003. From 1999 to 2003, he was an associate professor in the Department of Electrical and Computer Engineering at the Toyota Technical Institute, Nagoya, Japan. He holds a masters degree and a Ph.D. from the University of Odessa in the Ukraine.

Thanh Binh Huynh. Thanh Binh Huynh has been a director of the Company since May 2007. Mr. Huynh has been Vice President of the Tuan Chao Joint Stock Company since 2003. From 2001 to 2003 he was a consultant at Edwards, Wynn & Associates LLP. During that same period he was also Chairman and President of Raycorp.com LLC.

Madhava Rao Mankal. Madhava Rao Mankal has been a director of the Company since October 2007. He has been Chief Financial Officer and Secretary and a Director of Medina International Holdings, Inc., a manufacturer of boats since November 2004. Also, Mr. Mankal has been Chief Financial Officer, Secretary and Treasurer of Genesis Companies Group, Inc., Company formed to develop Laser stripping equipment. Since March 2006. Mr. Mankal served as President of Force Protection Inc., manufacturer of mine detecting vehicles, from January 2002 to September 2003 and Chief Financial Officer from May 1999 until September 2003.  In addition, he served on the Board of Directors of that entity from December 2001 to September 30, 2004. He has over 28 years experience in finance and accounting and holds accounting certifications from India and the United States. He has a Bachelors Degree in commerce from Bangalore University.

June Kim. June Kim has been a director of the Company since April 2009.  She specializes in SEC compliance for audits and preparation of financial statements with disclosures and Form 10-Q and Form 10-K.  Prior to joining Providential Holdings, Inc., she worked for Stonefield Josephson, a CPA firm, as audit manager on a part time basis for 1½ years and Kabani & Company, Inc. as a full time audit manager for 5 years.  She is a Certified Public Accountant and holds CPA licenses in the state of Washington and California. She graduated with a Bachelor of Science in accounting degree in 1980 from California State University.

Messrs. Ha Quang Bui and Giang Linh Bui are brothers.

Committees of the Board

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee.

Audit Committee

The functions of the Audit Committee are: (i) to recommend the engagement of the Company's independent auditors and review with them the plan, scope and results of their audit for each year; and (ii) to consider and review other matters relating to the financial and accounting affairs of the Company. The Audit Committee consists of Madhava Rao Mankal (Chairman), Tuan Duong Hoang, and June Kim, each of whom is independent under applicable independence requirements.  The board of directors has determined that each also satisfies the definition of “audit committee financial expert” as promulgated by the Securities and Exchange Commission.

Compensation Committee

The functions of the Compensation Committee are: (i) reviewing and approving the amounts and types of compensation to be paid to the Company's executive officers and the non-employee directors; (ii) reviewing and approving all bonus and equity compensation to be paid to other Company employees; and (iii) administering the Company's stock-based compensation plans. The Compensation Committee consists of Thanh Binh Huynh (Chairman), Tuan Duong Hoang and June Kim, each of whom is independent under the independence requirements of the Nasdaq Capital Market.

Nominating Committee

The functions of the Nominating Committee are: (i) leading the search for, screening, evaluating and recommending to the Board qualified candidates or nominees for election or appointment as directors, consistent with the Board's Director Nomination Policy; (ii) recommending the number of members that shall serve on the Board; and (iii) reviewing the processes and performance of the Board in order to identify areas of concern or potential issues relating to Board and committee processes, performance and effectiveness and to assess and evaluate the overall effectiveness of individual directors. The Nominating Committee consists of Tuan Duong Hoang (Chairman), Thanh Binh Huynh and Madhava Rao Mankal, each of whom is independent under the independence requirements of the Nasdaq Capital Market.

Code of Ethics

We have adopted a “Code of Ethics for Directors, Officers and Employees”, a code of ethics that applies to all employees, including our executive officers. A copy of our Code of Ethics for Directors, Officers and Employees was filed previously with the Securities and Exchange Commission.

EXECUTIVE COMPENSATION

Employment Agreements

Each of our executives has entered into an employment agreement with us. Each agreement is on at will basis subject to termination upon 30 day notice. There are no provisions that require the Company to pay the executive upon termination or any payments due upon change of control.  The executives are entitled to vacation and personal and sick days as well as standard health benefits and insurance available to all of our employees. Each agreement contains standard confidentiality provisions.

Compensation under the employment agreements for each is as follows:

Name	Current Position/Office	Annual Compensation
Ha Quang Bui	Chief Executive Officer and Chairman	$77,246	(1)
Hung Manh Tran	Executive Vice-President/Director	$63,599	(2)
Hieu Van Phan	Vice-President	$46,549	(3)
Hai Thanh Tran	Vice-President	$50,439	(3)
Giang Linh Bui	Vice-President	$27,417	(3)
Timothy Pham	Vice-President/Director	$60,000	(4)

(1) $70,000 payable by Cavico Corp. and $7,246 payable by subsidiaries of Cavico Corp.
(2) $40,000 payable by Cavico Corp. and $23,599 payable by subsidiaries of Cavico Corp.
(3) Payable by subsidiaries of Cavico Corp.
(4) Payable by Cavico Corp.

Incentive Plans

In March 2009, the Board approved the Cavico Corp. Stock Award and Incentive Plan which was subsequently approved by at a special meeting of shareholders on April 27, 2009.  The purpose of the Cavico Corp. Stock Award and Incentive Plan is to give us a competitive advantage in attracting, retaining, and motivating officers, employees, directors, and consultants and to provide us with an incentive plan that gives officers, employees, directors, and consultants.

The maximum number of shares that may be issued pursuant to incentive stock options granted under the plan is 1,250,000 (after giving effect to the 40-for-1 reverse stock split).  The maximum number of shares of our common stock that may be issued per individual pursuant to awards granted under the Cavico Stock Award and Incentive Plan is 125,000 (after giving effect to the 40-for-1 reverse stock split).

As of the date hereof, there are no awards granted under this the Cavico Stock Award and Incentive Plan.  We do, however, anticipate granting 750,000 shares of common stock to management pursuant to the Incentive Plan immediately after the completion of this offering.

SUMMARY COMPENSATION TABLE*

The following table sets forth compensation information for the Company’s Principal Executive Officer and Principal Financial Officer for the years ended December 31, 2008 and 2007. Under the rules of the Securities and Exchange Commission no other individual is required to be included in the table.

Name and Principal Position (a)	Year (b)	Salary ($)(c)	Bonus ($)(d)	Stock Awards ($)(e)	Option Awards ($)(f)	All Other Compensation ($)(i)	Total ($)(j)
Ha Quang Bui	2008	$77,246					77,246
Chief Executive Officer	2007	$75,398					75,398
Principal Executive Officer and Principal Financial Officer

 * In accordance with the rules of the Securities and Exchange Commission, this table omits columns that are not relevant.

DIRECTOR COMPENSATION

Our directors do not receive any compensation from us for services rendered as directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned as of April 30, 2009 by (i) each person known by us to be the beneficial owner of more than five percent of our outstanding common stock, (ii) each director and (iii) all executive officers and directors as a group.

Name And Address Of Beneficial Owner	Amount And Nature Of Beneficial Ownership		Percent Of Class (1)

Ha Quang Bui 17011 Beach Blvd., Suite 1230 Huntington Beach, California	10,885,800	(2)	8.9%

Hung Manh Tran 17011 Beach Blvd., Suite 1230 Huntington Beach, California	2,947,600	(3)	2.4%

Hieu Van Phan 17011 Beach Blvd., Suite 1230 Huntington Beach, California	2,186,600	(4)	1.8%

Hai Thanh Tran 17011 Beach Blvd., Suite 1230 Huntington Beach, California	2,434,900	(5)	2.0%

Timothy Dac Pham 17011 Beach Blvd., Suite 1230 Huntington Beach, California	307,000	(6)	*

Giang Linh Bui 17011 Beach Blvd., Suite 1230 Huntington Beach, California	2,563,700	(7)	2.1%

Tuan Duong Hoang 17011 Beach Blvd., Suite 1230 Huntington Beach, California	830,700		*

Thanh Binh Huynh 17011 Beach Blvd., Suite 1230 Huntington Beach, California	200,000	(8)	*

Madhava Rao Mankal 17011 Beach Blvd., Suite 1230 Huntington Beach, California	50,000		*

June Kim 17011 Beach Blvd., Suite 1230 Huntington Beach, California	-0-		*

All Officers and Directors as a group	23,406,300		19.2%

* Less than one percent.

The number and percentage of shares beneficially owned is determined under rules of the Securities and Exchange Commission (“SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or dispositive power and also any shares that the individual has the right to acquire within sixty days of the April 30, 2009 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and dispositive power (or shares such power) with respect to the shares shown as beneficially owned.

(1)	Based upon 121,911,793 shares outstanding as of April 30, 2009.
(2)	Includes 4,381,400 shares held by Mr. Bui’s wife.
(3)	Includes 252,000 shares held by Mr. Tran’s wife.
(4)	Includes 200,000 shares held by Mr. Phan’s wife.
(5)	Includes 367,300 shares held by Mr. Tran’s wife.
(6)	Shares held by Mr. Pham’s wife.
(7)	Includes 374,100 shares held by Mr. Bui’s wife.
(8)	Includes 200,000 shares held by Mr. Huynh’s wife.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as set forth below, since January 1, 2008, there has been no transaction, and there is no currently proposed transaction with any executive officer, director or 5% or greater stockholder of the Company or any affiliate of any such person in which the Company was or is to be a participant and the amount involved exceeds $120,000.

Our subsidiaries had advances of $727,230 and $430,401 from their officers and directors as of December 31, 2008 and 2007, respectively. Advances to management and employees include miscellaneous expenses such as business travel costs, selling costs and material purchases. Our policy is to receive expense reports for these amounts and move them to the appropriate expense account. If an expense report is not turned in, these advances can be deducted from the salary of the related individuals. Our subsidiaries had other payables of $20,520 and $45,547 to their officers and directors as of December 31, 2008 and 2007, respectively.

Our subsidiaries had loans receivable of $361,367 and $242,656 from their officers and directors as of December 31, 2008 and 2007, respectively. These loans were made with no interest, not secured and due on demand.

Our subsidiaries had loans payable to their officers and directors of $208,667 and $1,056,363 as of December 31, 2008 and 2007, respectively. These loans are unsecured, and due on demand with annual interest from 12% to 24%.  Mr. Ha Quang Bui, our Chief Executive Officer, had a loan receivable from Cavico Vietnam with a balance of $92,203 and $1,901 at December 31, 2008 and 2007, respectively.  The highest loan balance owed by Cavico Vietnam to Mr. Bui was $458,673 on March 31, 2008. This loan had an annual interest rate of 12%

We had investments, which are accounted for on the cost method, in Vietnam Power Investment and Development, JSC and Tour Zones Investment and Construction JSC. These entities share common directors with the Company. Tour Zones Investment and Construction JSC owns 6.4% of Cavico Luong Son JSC, a subsidiary of which Cavico Vietnam owns the remaining 93.6%.

SELLING SHAREHOLDERS

Subject to the terms and conditions of an underwriting agreement, dated __, 2009, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Rodman & Renshaw, LLC is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of shares offered in this offering set forth opposite their respective names below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Name	Number of Shares
Rodman & Renshaw, LLC

UNDERWRITING AND PLAN OF DISTRIBUTION

Nature of Underwriting Commitment

The underwriting agreement provides that the underwriters are committed to purchase on a several but not joint basis all shares offered in this offering, other than those covered by the over-allotment option described below, if the underwriters purchase any of these securities. The underwriting agreement provides that the obligations of the underwriters to purchase the shares offered hereby are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of other events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to the authorization and the validity of the shares being accepted for listing on NASDAQ and to various other customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions of our counsel.

State Blue Sky Information

We intend to offer and sell the shares of common stock offered hereby to retail customers and institutional investors in all 50 states. However, we will not make any offer of these securities in any jurisdiction where the offer is not permitted.

Pricing of Securities

The underwriters have advised us that they propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers that are members of the Financial Industry Regulatory Authority (FINRA), at such price less a concession not in excess of $[●] per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $[●] per share to certain brokers and dealers. After this offering, the offering price and concessions and discounts to brokers and dealers and other selling terms may from time to time be changed by the underwriters. These prices should not be considered an indication of the actual value of our shares and are subject to change as a result of market conditions and other factors. No variation in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “CVIC.OB” and, concurrently with this offering, we are applying to have our common stock listed for trading on NASDAQ Capital Market under the symbol “[*],” which we expect to occur immediately prior to the date of this prospectus. On May 20, 2009, the closing market price of our common stock was $5.60, giving effect to the 40-for-1 reverse stock split to be effected immediately prior to the effectiveness of the registration statement of which this prospectus is a part. The public offering price for the shares was determined by negotiation between us and the underwriters.

The principal factors considered in determining the public offering price of the shares included:

●	the information in this prospectus and otherwise available to the underwriters;
●	the history and the prospects for the industry in which we will compete;
●	the current stock price;
●	our current financial condition and the prospects for our future cash flows and earnings;
●	the general condition of the economy and the securities markets at the time of this offering;
●	the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and
●	the public demand for our securities in this offering.

We cannot be sure that the public offering price will correspond to the price at which our shares will trade in the public market following this offering or that an active trading market for our shares will develop and continue after this offering.

Commissions and Discounts

The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us, assuming a $5.60 offering price. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.

Total
	Per Share	Without Over-Allotment	With Over-Allotment
Public offering price	$	$	$
Underwriting discount(1)	$	$	$
Non-accountable expense allowance(2)	$	$	$
Proceeds, before expenses, to us(3)	$	$	$

(1)	Underwriting discount is $0.336 per share (94% of the price of the shares sold in the offering).
(2)	The non-accountable expense allowance of 1% is not payable with respect to the shares sold upon exercise of the underwriters’ over-allotment option.
(3)	We estimate that the total expenses of this offering, excluding the underwriters’ discount and the non-accountable expense allowance, are approximately $200,000.

Over-allotment Option

We have granted a 45-day option to the representative of the underwriters to purchase additional shares of common stock up to an additional 15% of common stock sold in the offering (401,785 additional shares) solely to cover over-allotments, if any, at the same price as the initial shares offered. If the underwriters fully exercise the over-allotment option, the total public offering price, underwriting fees and expenses and net proceeds (before expenses) to us will be $17,249,993, $1,207,499, and $16,042,494 respectively.

Lock-ups

All of our officers and directors have agreed that, for a period of 6 months from the effective date of the registration statement of which this prospectus forms a part, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, without the consent of the representative except for exercise or conversion of currently outstanding warrants, options and convertible debentures, as applicable; and exercise of options under an acceptable stock incentive plan. The underwriter representative may consent to an early release from the lock-up periods if, in its opinion, the market for the common stock would not be adversely impacted by sales and in cases of a financial emergency of an officer, director or other stockholder. We are unaware of any officer or director who intends to ask for consent to dispose of any of our equity securities during the relevant lock-up periods.

Common Stock Purchase Option

We have agreed to sell Rodman & Renshaw, LLC for $100 an option to purchase up to a total of 133,928 shares of common stock (5% of the shares sold). The shares issuable upon exercise of this option are identical to those offered by this prospectus. This option is exercisable at $[*] per share (125% of the price of the shares sold in the offering), commencing on a date which is one year from the effective date of the registration statement and expiring five years from the effective date of the registration statement. The option may also be exercised on a cashless basis. The option and the 133,928 shares of common stock underlying the option have been deemed compensation by the FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of the FINRA. Rodman & Renshaw, LLC (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate this option or the securities underlying this option, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of this option or the underlying securities for a period of 180 days from the date of this prospectus. Additionally, the option may not be sold transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180 day period) following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the purchase option and its underlying securities have been registered on the registration statement of which this prospectus forms a part, the option grants holders demand and “piggy back” registration rights for periods of four and six years, respectively, from the first anniversary of the date of this prospectus. These rights apply to all of the securities directly and indirectly issuable upon exercise of the option. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the option, other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the option exercise price or underlying shares will not be adjusted for issuances of common stock at a price below the option exercise price.

This option will be valued based on the underlying shares obtainable and valuation factors appropriate at the time it is issued. We currently estimate that value to be approximately $______, based on the number of shares subject to this option, a midpoint offering price of the shares of $______, the resulting exercise prices related to the option on the shares, the five year term of the option, a risk-free interest rate of [*] % currently commensurate with that term, an expected dividend yield of [*] % and estimated volatility of [*] %, based on a review of our historical volatility. The initial value of this option will be charged to additional paid-in capital as part of the offering costs incurred, and the option will be accounted for as a derivative instrument liability because it is denominated in a currency other than our functional currency.

Other Terms

In connection with this offering, the underwriters or certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder. We have also granted Rodman & Renshaw, LLC a right of first refusal to conduct future offerings for us during the 12 months following the date of this prospectus.  In addition, pursuant to section 3.10.1 of the Underwriting Agreement, the Company has paid $5,000 per individual for the cost of the investigative search firm that conducted an investigation of the principals of the Company.

Stabilization

Until the distribution of the shares of common stock offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our securities. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934 that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

●	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.
●
Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market.

●
Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more shares of common stock than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

●
Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the shares of common stock originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities. These transactions may occur on the NASDAQ Capital Market or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Foreign Regulatory Restrictions on Purchase of the Common Stock

We have not taken any action to permit a public offering of shares of our common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of common shares and the distribution of the prospectus outside the United States. In addition to the public offering of the shares in the United States, the underwriters may, subject to the applicable foreign laws, also offer the common shares to certain institutions or accredited persons in the following countries:

Italy.  This offering of shares of our common stock has not been cleared by Consob, the Italian Stock Exchange’s regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no common shares may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to our common stock be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of our common shares or distribution of copies of this prospectus or any other document relating to our common stock in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Germany.  The offering of shares of our common stock is not a public offering in the Federal Republic of Germany. The common shares may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier-Verkaudfspropsektgestz), as amended, and any other applicable German law. No application has been made under German law to publicly market our common shares in or out of the Federal Republic of Germany. Our common shares are not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. Therefore, this prospectus is strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. Our common shares will only be available to persons who, by profession, trade or business, buy or sell securities for their own or a third party’s account.

France.  The shares of our common stock offered by this prospectus may not be offered or sold, directly or indirectly, to the public in France. This prospectus has not been or will not be submitted to the clearance procedure of the Autorité des Marchés Financiers, or the AMF, and may not be released or distributed to the public in France. Investors in France may only purchase the common shares offered by this prospectus for their own account and in accordance with articles L. 411-1, L. 441-2 and L. 412-1 of the Code Monétaire et Financier and decree no. 98-880 dated October 1, 1998, provided they are “qualified investors” within the meaning of said decree. Each French investor must represent in writing that it is a qualified investor within the meaning of the aforesaid decree. Any resale, directly or indirectly, to the public of the common shares offered by this prospectus may be effected only in compliance with the above mentioned regulations.  “Les actions offertes par ce document d’information ne peuvent pas être, directement ou indirectement, offertes ou vendues au public en France. Ce document d’information n’a pas été ou ne sera pas soumis au visa de l’Autorité des Marchés Financiers et ne peut être diffusé ou distribué au public en France. Les investisseurs en France ne peuvent acheter les actions offertes par ce document d’information que pour leur compte propre et conformément aux articles L. 411-1, L. 441-2 et L. 412-1 du Code Monétaire et Financier et du décret no. 98-880 du 1 octobre 1998, sous réserve qu’ils soient des investisseurs qualifiés au sens du décret susvisé. Chaque investisseur doit déclarer par écrit qu’il est un investisseur qualifié au sens du décret susvisé. Toute revente, directe ou indirecte, des actions offertes par ce document d’information au public ne peut être effectuée que conformément à la réglementation susmentionnée.”

Switzerland.  This prospectus may only be used by those persons to whom it has been directly handed out by the offeror or its designated distributors in connection with the offer described therein. The shares of common stock are only offered to those persons and/or entities directly solicited by the offeror or its designated distributors, and are not offered to the public in Switzerland. This prospectus constitutes neither a public offer in Switzerland nor an issue prospectus in accordance with the respective Swiss legislation, in particular but not limited to Article 652A Swiss Code Obligations. Accordingly, this prospectus may not be used in connection with any other offer, whether private or public and shall in particular not be distributed to the public in Switzerland.

United Kingdom.   In the United Kingdom, the shares of common stock offered by this prospectus are directed to and will only be available for purchase to a person who is an exempt person as referred to at paragraph (c) below and who warrants, represents and agrees that: (a) it has not offered or sold, will not offer or sell, any common shares offered by this prospectus to any person in the United Kingdom except in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the section 85 of the Financial Services and Markets Act 2000 (as amended) (“FSMA”); and (b) it has complied and will comply with all applicable provisions of FSMA and the regulations made thereunder in respect of anything done by it in relation to the common shares offered by this prospectus in, from or otherwise involving the United Kingdom; and (c) it is a person who falls within the exemptions to Section 21 of the FSMA as set out in The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (“the Order”), being either an investment professional as described under Article 19 or any body corporate (which itself has or a group undertaking has a called up share capital or net assets of not less than £500,000 (if more than 20 members) or otherwise £5 million) or an unincorporated association or partnership (with net assets of not less than £5 million) or is a trustee of a high value trust or any person acting in the capacity of director, officer or employee of such entities as defined under Article 49(2)(a) to (d) of the Order, or a person to whom the invitation or inducement may otherwise lawfully be communicated or cause to be communicated. The investment activity to which this document relates will only be available to and engaged in only with exempt persons referred to above. Persons who are not investment professionals and do not have professional experience in matters relating to investments or are not an exempt person as described above, should not review nor rely or act upon this document and should return this document immediately. It should be noted that this document is not a prospectus in the United Kingdom as defined in the Prospectus Regulations 2005 and has not been approved by the Financial Services Authority or any competent authority in the United Kingdom.

Israel.  The shares of common stock offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (ISA). The common shares may not be offered or sold, directly or indirectly, to the public in Israel. The ISA has not issued permits, approvals or licenses in connection with the offering of the common shares or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the common shares being offered. Any resale, directly or indirectly, to the public of the common shares offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Sweden.  Neither this prospectus nor the shares of common stock offered hereunder have been registered with or approved by the Swedish Financial Supervisory Authority under the Swedish Financial Instruments Trading Act (1991:980) (as amended), nor will such registration or approval be sought. Accordingly, this prospectus may not be made available nor may the common shares offered hereunder be marketed or offered for sale in Sweden other than in circumstances which are deemed not to be an offer to the public in Sweden under the Financial Instruments Trading Act. This prospectus may not be distributed to the public in Sweden and a Swedish recipient of the prospectus may not in any way forward the prospectus to the public in Sweden.

Norway.  This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act 1997, as amended. This prospectus has not been approved or disapproved by, or registered with, either the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises. This prospectus may not, either directly or indirectly be distributed to Norwegian potential investors.
Denmark.  This prospectus has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act No. 171 of 17 March 2005, as amended from time to time, or any Executive Orders issued on the basis thereof and has not been and will not be filed with or approved by the Danish Financial Supervisory Authority or any other public authority in Denmark. The offering of the shares of common stock will only be made to persons pursuant to one or more of the exemptions set out in Executive Order No. 306 of 28 April 2005 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market and on the First Public Offer of Securities exceeding EUR 2,500,000 or Executive Order No. 307 of 28 April 2005 on Prospectuses for the First Public Offer of Certain Securities between EUR 100,000 and EUR 2,500,000, as applicable.

The Netherlands.  Underwriters may not offer, distribute, sell, transfer or deliver any of our securities, directly or indirectly, in The Netherlands, as a part of their initial distribution or at any time thereafter, to any person other than our employees or employees of our subsidiaries, individuals who or legal entities which trade or invest in securities in the conduct of their profession or business within the meaning of article 2 of the Exemption Regulation issued under the Securities Transactions Supervision Act 1995 (Vrijstellingsregeling Wet toezich teffectenverkeer1995), which includes banks, brokers, pension funds, insurance companies, securities institutions, investment institutions, and other institutional investors, including, among others, treasuries of large enterprises who or which regularly trade or invest in securities in a professional capacity.

Indemnification

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

LEGAL MATTERS

The validity of the shares sold by us under this prospectus will be passed upon for us by Sichenzia Ross Friedman Ference LLP in New York, New York.  Loeb & Loeb LLP in New York, New York has acted as counsel for the underwriters.

EXPERTS

The financial statements as of and for the years ended December 31, 2008 and 2007 included in this prospectus have been audited by PMB Helin Donovan, independent certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 (“Section 145”) of the Delaware General Corporation Law, as amended (the “DGCL”), permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Our Certificate of Incorporation, as amended, provides that no current or former director of ours shall be personally liable to the us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (Securities Act) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to informational filing requirements of the U.S. Securities Exchange Act of 1934, as amended, and its rules and regulations. This means that we will file reports and other information with the U.S. Securities and Exchange Commission. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at Judiciary Plaza, 450 5th Street, N.W., Room 1024, Washington, D.C. 20549. You can receive additional information about the operation of the SEC's Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that will contain the reports and other information that we file electronically with the Commission and the address of that website is http://www.sec.gov. Statements contained in this prospectus as to the intent of any contract or other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of the particular contract or other document filed as an exhibit to this registration statement, each statement being qualified in all respects by this reference.

        This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with any information other than that provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

CAVICO CORP. AND SUBSIDIARIES
FINANCIAL STATEMENTS

CAVICO CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	Mar. 31, 2009	Dec. 31, 2008
ASSETS

Current Assets:
Cash	$3,595,802	$3,148,985
Investments, available for sale	1,726,970	1,820,406
Accounts receivable -trade- net	10,405,058	9,184,339
Receivable - other	9,425,077	7,491,803
Inventory	4,103,946	3,940,768
Work in process	34,212,154	29,606,602
Receivables and advances from related parties	953,345	1,088,596
Other current assets	2,231,237	1,602,272
Total current assets	66,653,589	57,883,771

Fixed Assets:

Temporary housing assets	568,144	548,642
Machinery and equipment	26,705,130	26,411,441
Vehicles	12,343,970	12,211,356
Office and computer equipment	790,595	780,756
	40,407,839	39,952,195
Less accumulated depreciation	(18,417,944)	(16,973,105)
Net fixed assets	21,989,895	22,979,090

Intangible Assets:
Goodwill	857,109	855,947
Licenses - net	290,963	301,885
Net Intangible Assets	1,148,072	1,157,832

Other Non Current Assets:
Investments, non-consolidated companies & JVs	3,102,116	3,065,516
Long-term retention receivables	14,915,017	14,933,897
Prepaid expenses	2,316,787	2,530,944
Long-term work in process	10,037,339	9,473,411
Other assets	776,370	763,604
Total other assets	31,147,629	30,767,372

TOTAL ASSETS	$120,939,185	$112,788,065

CAVICO CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	Mar. 31, 2009	Dec. 31, 2008
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$12,814,724	$10,214,130
Accounts payable – related parties	28,243	20,520
Accrued expenses	4,832,176	4,485,336
Advances from customers	18,061,941	15,102,331
Payable to employees	2,565,741	4,220,124
Notes payable - current	53,568,625	50,141,069
Notes payable - related parties	244,923	208,667
Current portion of capital lease obligations	110,021	112,617
Total current liabilities	92,226,394	84,504,794

Long-Term Debt:
Capital lease obligations – long-term	244,658	269,307
Long-term debt	9,343,695	9,240,394
Total long-term debt	9,588,353	9,509,701

TOTAL LIABILITIES	101,814,747	94,014,495

Commitments and Contingencies	-	-

Stockholders' Equity:
Preferred stock:$.001 par value - Class B,
100,000,000 authorized, none issued and outstanding	-	-
Common stock, $.001 par value; 300,000,000 shares
authorized; 130,997,693 shares issued, 121,911,793 shares
outstanding	121,912	121,912
Additional paid-in capital	13,501,001	13,501,001
Accumulated deficit	(6,407,535)	(6,547,740)
Accumulated other comprehensive loss	(3,480,302)	(3,864,303)
Total Cavico Corp. stockholders’ equity	3,735,076	3,210,870
Noncontrolling interest	15,389,362	15,562,700
Total stockholders' equity	19,124,438	18,773,570

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$120,939,185	$112,788,065

See accompanying condensed notes to the consolidated financial statements.

CAVICO CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended March 31,
	2009	2008
Revenues:
Civil construction	$10,229,641	$6,941,110
Mining construction	1,020,581	909,087
Commercial activities	993,469	393,035
Total revenue	12,243,691	8,243,232

Cost of Goods Sold:
Civil construction	7,958,591	5,267,564
Mining construction	783,980	672,724
Commercial activities	851,263	148,274
Total cost of goods sold	9,593,834	6,088,562

Gross Profit	2,649,857	2,154,670

Operating Expenses:
Selling expenses	18,319	13,684
General & administrative expenses	1,567,552	1,456,587
Total operating expenses	1,585,871	1,470,271

Total income from operations	1,063,986	684,399

Other income (expenses):
Gain on disposal of assets	8,193	51,473
Other expense	(18,443)	(7,777)
Gain on foreign currency exchange	65,500	-
Interest income	41,020	251,935
Interest expense	(515,893)	(508,374)
Total other income ( expense)	(419,623)	(212,743)

Income before income taxes and minority interest	644,363	471,656

Income taxes expenses	(244,461)	(206,078)

Net income	399,902	265,578

Less net income attributable to noncontrolling interest	(259,698)	(204,269)

Net income attributable to Cavico Corp.	$140,204	$61,309

Other comprehensive income:
Unrealized gain(loss) on investments available for sale	(99,370)	234,164
Foreign currency translation adjustment	50,335	87,964
Comprehensive income	$350,867	$587,706
Less comprehensive income attributable to the noncontrolling interest	(307,664)	(204,269)
Comprehensive income attributable to Cavico Corp	$43,203	$383,437
Per Share Information:
Weighted average number of common shares outstanding-basic and diluted	121,911,793	116,761,793
Net income per common share-basic and diluted	$0.00	$0.00

The accompanying condensed notes are an integral part of these consolidated financial statements.

CAVICO CORP. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2009	2008
Cash Flows From Operating Activities:
Net income	$140,204	$61,309
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,456,592	1,652,946
Gain on sale of fixed assets	(8,193)	(51,473	) )
Net income attributable to noncontrolling interest	259,698	204,269
Changes in assets and liabilities:
Increase in accounts receivable and other current assets	(3,919,303)	(994,527	) )
Increase in inventory	(157,408)	(735,963	) )
Increase in construction WIP	(4,455,116)	(4,499,447)
Decrease in other assets	204,843	36,802)
Increase in advances from customer	2,935,313	5,053,750
Decrease in payable to employees	(1,658,153)	(880,297)
Increase in accounts payables and accrued expenses	3,277,140	568,710
Total adjustments	(2,064,587)	354,770
Net Cash Provided by (Used in) Operating Activities	(1,924,383)	416,079

Cash Flows from Investing Activities:
Purchase of property , equipment and intangible assets	(1,004,943)	(2,920,248	) )
Purchase of investments in nonconsolidated companies and joint venture	(32,402)	(1,238,923	) )
Proceeds from sales of fixed assets	9,215	120,693
Net Cash Used in Investing Activities	(1,028,130)	(4,038,478	) )

Cash Flow From Financing Activities:
Proceeds from contribution by minority interests	2,946	97,903
Payments dividend to minority interest	(62,972)	-
Proceeds from notes payable	24,088,376	15,313,282
Proceeds from notes payable - related parties	42,758	461,736
Payments of notes payable	(20,642,817)	(11,622,449	) )
Payments of notes payable- related parties	(6,024)	(3,175	) )
Payments of capital leases obligations	(27,730)	(27,506	) )
Net Cash Provided By Financing Activities	3,394,537	4,219,791

Increase in Cash	442,024	597,392

Cash at Beginning of period	3,148,985	1,412,201
Effect of foreign currency translation	4,793	126,187

Cash at End of period	$3,595,802	$2,135,780

Supplemental Cash Flow Information:
Interest paid	$1,590,590	$1,558,789
Taxes paid	$3,201	$3,045

The accompanying condensed notes are an integral part of these consolidated financial statements.

CAVICO CORP. AND SUBSIDIARIES
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 and 2008
(Unaudited)

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

The interim financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein.  It is suggested that these consolidated interim financial statements be read in conjunction with the consolidated financial statements of the Company for the period ended December 31, 2008 and notes thereto included in the Company's Form 10-K.  The Company follows the same accounting policies in the preparation of consolidated interim reports.

Results of operations for the interim periods are not indicative of annual results.

The Company

Cavico Corp. and Subsidiaries, (the Company) was organized as a Delaware corporation on September 13, 2004, to engage in any lawful act or activity for which corporations may be organized. At the time of incorporation, the Company was named Laminaire Corp. and in November 2004 the name was changed to Agent 155 Media Group, Inc.  In April 2006, the Company entered into an “Asset Purchase Agreement” with Cavico Vietnam Joint Stock Company, a joint stock company duly organized and existing under the laws of Socialist Republic of Vietnam.  Under this purchase agreement, Agent 155, the buyer, transferred 79,000,000 shares of the Company’s common shares for all assets and liabilities of Cavico Vietnam Joint Stock Company (CVJSC) following a 300-to-1 reverse stock split of Agent 155 common stock. On May 2, 2006, following the consummation of the Asset Purchase Agreement, the name of the Company was changed to Cavico Corp.

The merger of Agent 155 Media Group, Inc. with CVJSC was accounted for as a reverse acquisition under the purchase method of accounting since the shareholders of  CVJSC obtained control of the consolidated entity (the "Company"). Accordingly, the merger of the two companies is recorded as a recapitalization of Agent 155 Media Group, Inc., with CVJSC being treated as the continuing entity. The historical financial statements presented are those of  CVJSC.  CVJSC changed its name to Cavico Vietnam Company Limited.

Cavico Vietnam Company Limited, a construction and investment company headquartered in Hanoi, Vietnam, has main operations including the following: constructing power projects, shoveling mine soil and stone, constructing transport and irrigation works, industrial and civil construction, leasing machines and equipment, trading production and consumption materials, machines and equipment for construction, transport, irrigation, and power projects installation.

CAVICO CORP. AND SUBSIDIARIES
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 and 2008
(Unaudited)

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, majority owned subsidiaries and all entities that the Company controls directly or indirectly. All significant intercompany accounts and transactions have been eliminated.

The consolidated financial statements include the accounts of the parent company, Cavico Corp., and its following subsidiaries:

% of Ownership
Subsidiary
Cavico Vietnam Company Limited	100%
Cavico Bridge and Underground Construction JSC	66%
Cavico Mining and Construction JSC	26%
Cavico Trading JSC	63%
Cavico Construction and Infrastructure Investment JSC	69%
Cavico Power and Resource JSC	78%
Cavico Transport JSC	74%
Cavico Hydropower Construction JSC	73%
Cavico Energy Construction JSC	38%
Cavico Tower JSC	38%
Cavico Industry and Technical Service JSC	68%
Cavico Manpower JSC	30%
Cavico Stone and Mineral JSC	35%
Cavico PHI Cement JSC	93%
Cavico Luong Son JSC	94%
Cavico Land JSC	15%

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Such estimates may be materially different from actual financial results. Significant estimates include the recoverability of long-lived assets and the collectability of accounts receivable.

Accounts Receivable
The Company grants credit to customers within Vietnam and does not require collateral. The Company’s ability to collect receivables is affected by economic fluctuations in the geographic areas and industries served by the Company. Reserves for uncollectable amounts are provided, based on past experience and a specific analysis of the accounts, which management believes are sufficient. Although the Company expects to collect amounts due, actual collections may differ from the estimated amounts. As of March 31, 2009 and December 31, 2008, the Company had a reserve for doubtful accounts of $592,719 and $597,349, respectively.

Work in Process

Work in process includes the costs of production such as materials, labor, overhead and interest cost on projects not yet recognized as revenue.  The interest costs  included in work in process were $4,192,828 and $4,235,405 at March 31, 2009 and December 31, 2008, respectively. The Company includes certain amounts in work in process as a long-term asset which will be recorded as cost of goods sold when certified revenue is recognized. As of March 31, 2009 and December 31, 2008, the Company recorded  a long term work in process of $10,037,339 and $9,473,411, respectively. Reserves for uncollectible amounts are provided and are periodically reviewed for collectability and any costs not expected to have future value are written off. As of March 31, 2009 and December 31, 2008, the reserves against work in process were $845,479 and $843,494 respectively.

CAVICO CORP. AND SUBSIDIARIES
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 and 2008
(Unaudited)

Property and Equipment

Property and equipment, including renewals and betterments, are stated at cost. Assets acquired under capital leases are recorded at lease inception at the lower of the present value of the minimum lease payments or the fair market value of the related assets.  The Company follows the practice of capitalizing property and equipment purchased over $600. The cost of ordinary maintenance and repairs is charged to operations while renewals and replacements are capitalized.  Depreciation and amortization are computed on the straight-line method over the following estimated useful lives of the related assets, which range from three to ten years, and are as follows:

Temporary housing assets	5 years
Machinery and Equipment	5 to 7 years
Vehicles	3 to 10 years
Office Equipment	3 to 8 years

Depreciation expense for the three-months ended March 31, 2009 and 2008 was $1,456,592 and $1,652,946 respectively.

Fair Value of Financial Instruments

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157 (SFAS 157), Fair Value Measurements and adopted this Statement for the assets and liabilities shown in the table below. SFAS 157 clarifies the definition of fair value, prescribes methods for measuring fair value, establishes a fair value hierarchy based on the inputs used to measure fair value, and expands disclosures about the use of fair value measurements. The adoption of SFAS 157 did not have a material impact on our fair value measurements. Financial Accounting Standards Board (FASB) Staff Position SFAS No. 157-2, Effective Date of SFAS No. 157, permits the Company to defer the recognition and measurement of the nonfinancial assets and nonfinancial liabilities until January 1, 2009. At March 31, 2009, the Company did not have any nonfinancial assets or nonfinancial liabilities that are recognized or disclosed at fair value. SFAS No. 157 requires that financial assets and liabilities that are reported at fair value be categorized as one of the following types of investments based upon the methodology for determining fair value.

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company utilizes various approaches to measure fair value for available- for-sale securities.

Concentration of Customer and Credit Risk

The Company generated  60% and  65% of total revenues from  major customers, in the periods ended March 31, 2009 and 2008, respectively. The accounts  receivable balance for these customers at March 31, 2009 and 2008 was $17,611,773 and $10,490,443, respectively.

The Company invests its excess cash in government bonds and other highly liquid debt instruments of financial institutions and corporations with strong credit ratings.  The Company has established guidelines relative to diversification and maturities to safely maintain an adequate level of liquidity.

Revenue Recognition

For all construction contracts, revenue is recorded when the persuasive evidence of an arrangement exists, work has been completed, price is fixed or determined and collection is reasonably assured.

CAVICO CORP. AND SUBSIDIARIES
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 and 2008
(Unaudited)

The Company recognizes revenues from construction projects based upon work that is periodically certified as completed by the customer or which is virtually complete. Production costs, including materials, labor and subcontractor costs are allocated to revenue based upon the ratio of total costs incurred to date compared to total work to date.  Costs related to work performed but not completed are included in work in progress. Customer-furnished materials, labor, and equipment, and in certain cases subcontractor materials, labor, and equipment are included in revenues and cost of goods sold when management believes that we are responsible for the acceptability of the project by client. Contracts are not segmented between types of services such as engineering and construction, and accordingly, gross margin is recognized under construction services.

Changes to total estimated contract cost or losses, if any, are recognized in the period in which they are determined. Claims against customers are recognized as revenue upon settlement. Revenues recognized in excess of amounts billed are classified as current assets under contract work-in-progress. Amounts billed to clients in excess of revenues recognized to date are classified as current liabilities under advance billing on contracts.

Under SOP 81-1, “Accounting for Performance of Construction Type and Certain Performance Type Contracts”, the zero profit method permits the recognition of work performed (uncertified) as revenue at zero profit. Under this method, the Company would recognize all the cost increases in work in process as revenue and cost of goods sold with zero profit. The Company would recognize additional revenue and expenses at zero profit of $4,605,552 and $7,041,924, respectively as of March 31, 2009 and 2008.

Other Comprehensive Income

The Company has adopted Financial Accounting Standards Board Statement No. 130, “Reporting Comprehensive Income” (SFAS 130). SFAS 130 requires reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. The Company’s unrealized gain of $50,335 and of $87,964 for the three months ended March 31, 2009 and 2008, respectively relate to the translation of financial statements from Vietnamese Dong to US Dollars. The Company also recorded an unrealized loss of $99,370 and unrealized gain of $234,164 on investments available for sale for the three months ended March 31, 2009, and 2008, respectively.

Reclassifications

Certain prior year items have been reclassified to conform to the current year presentation. The reclassifications had no material impact on the Consolidate Financial Statements.

Recent Pronouncements

Fair Value Measurement
In the first quarter of fiscal 2009, pursuant to guidance from FASB Staff Position (“FSP”) FAS 157-2 the Company adopted SFAS No. 157 “Fair Value Measurements” (“SFAS 157”) for all financial and non-financial assets and non-financial liabilities recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of SFAS 157 did not have a significant impact on the Company’s consolidated financial statements, and the resulting fair values calculated under SFAS 157 after adoption were not significantly different than the fair values that would have been calculated under previous guidance. SFAS 157 defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure. See Note 6 for the expanded disclosures required by this standard regarding the Company’s fair value measurements.
In addition, in February 2008 the Financial Accounting Standards Board (“FASB”) also released FASB Staff Position (“FSP”) FAS 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13,” which amended SFAS 157 to exclude certain leasing transactions from the scope of SFAS 157.

Fair Value Option for Financial Assets and Liabilities
The Company had adopted the provisions of SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115” (“SFAS 159”), at the beginning of its first quarter of fiscal 2008. The adoption of the provisions of SFAS 159 did not have a significant impact on the Company’s consolidated financial position, results of operations or cash flows, as the Company has currently chosen not to elect the fair value option for any items not already required to be measured at fair value in accordance with U.S. GAAP. SFAS 159 permits companies to make an election to carry certain eligible financial assets and liabilities at fair value on an instrument-by-instrument basis, even if fair value measurement has not historically been required for such assets and liabilities.

CAVICO CORP. AND SUBSIDIARIES
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 and 2008
(Unaudited)

Nonrefundable Advance Payments for Use in Future Research and Development Activities
The Company adopted the provisions of Emerging Issues Task Force (“EITF”) Issue No. 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities” (“EITF 07-3”) at the beginning of its first quarter of fiscal 2009. The Company’s adoption of EITF 07-3 did not have a significant impact on its consolidated financial statements. EITF 07-3 requires nonrefundable advance payments to acquire goods or pay for services that will be consumed or performed in a future period in conducting research and development activities to be recorded as an asset and recognized as an expense when the research and development activities are performed.

Accounting for Business Combinations
The Company adopted and will apply the provisions of SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”) to business combinations beginning January 1, 2009. Earlier adoption was prohibited. Under SFAS 141(R), an entity is required to recognize the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair value on the acquisition date. It further requires that acquisition-related costs be recognized separately from the acquisition and expensed as incurred; that restructuring costs generally be expensed in periods subsequent to the acquisition date; and that changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period be recognized as a component of provision for income taxes. In addition, acquired in-process research and development is capitalized as an intangible asset and amortized over its estimated useful life.

Noncontrolling Interests in Consolidated Financial Statements
The Company adopted SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS 160”) beginning January 1, 2009. Early adoption was prohibited, but upon adoption, SFAS 160 requires retrospective presentation and disclosure related to existing minority interests. The Company had changes  as a result of the adoption of SFAS 160 to  its consolidated financial statements (Note 14). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and the accounting for the deconsolidation of a subsidiary. SFAS 160 also clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest and requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. The gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. In addition, SFAS 160 includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest at March 31, 2009.

Determination of the Useful Life of Intangible Assets
The Company intends adopted t FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets,” in the first quarter of fiscal 2009. Company had no impact as a result of the adoption of SFAS 160 to  its consolidated financial statements. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The FSP is intended to improve the consistency between the useful life of an intangible asset determined under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141 (R) and other U.S. GAAP principles.

Derivative Instrument and Hedging Disclosures
The Company adopted SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133” (“SFAS 161”) beginning in its first quarter of fiscal 2009. As SFAS 161 does not change the accounting for derivative instruments and as the Company currently does not hold any derivative instruments, its adoption did not have a material impact on the Company’s consolidated financial statements. SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance and cash flows.

International Financial Reporting Standards
In November of 2008, the SEC released a proposed roadmap regarding the potential use by U.S. issuers of financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”). IFRS is a comprehensive series of accounting standards published by the International Accounting Standards Board (“IASB”). Under the proposed roadmap, the Company may be required in fiscal 2015 to prepare financial statements in accordance with IFRS. However, the SEC will make a determination in 2011 regarding the mandatory adoption of IFRS. The Company is currently assessing the impact that this potential change would have on its consolidated financial statements, and it will continue to monitor the development of the potential implementation of IFRS.

CAVICO CORP. AND SUBSIDIARIES
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 and 2008
(Unaudited)

Guidance on Fair Value Measurements and Impairments
The Company intends to adopt the FASB’s recently issued (April 2009) FSP FAS 157-4 “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” in its second quarter of fiscal 2009. This FSP relates to determining fair values when there is no active market or where the price inputs being used represent distressed sales. It reaffirms what SFAS 157 states is the objective of fair value measurement—to reflect how much an asset would be sold for in an orderly transaction (as opposed to a distressed or forced transaction) at the date of the financial statements under current market conditions. Specifically, it reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive.

The Company intends to adopt the FASB’s recently issued (April 2009) FSP FAS 107-1 and APB 28-1 “Interim Disclosures about Fair Value of Financial Instruments” in its second quarter of fiscal 2009. This FSP relates to fair value disclosures for any financial instruments that are not currently reflected on the balance sheet of companies at fair value. Prior to issuing this FSP, fair values for these assets and liabilities were only disclosed once a year. The FSP now requires these disclosures on a quarterly basis, providing qualitative and quantitative information about fair value estimates for all those financial instruments not measured on the balance sheet at fair value.

The Company intends to adopt the FASB’s recently issued (April 2009) FSP FAS 115-2 and FAS 124-2 “Recognition and Presentation of Other-Than-Temporary Impairments” in its second quarter of fiscal 2009. This FSP addresses other-than-temporary impairments and is intended to bring greater consistency to the timing of impairment recognition, and provide greater clarity to investors about the credit and  noncredit components of impaired debt securities that are not expected to be sold. The measure of impairment in comprehensive income remains fair value. The FSP also requires increased and more timely disclosures sought by investors regarding expected cash flows, credit losses, and an aging of securities with unrealized losses.
The adoption of these three FASB Staff Positions concerning fair value measurements and impairments is not expected to have a significant impact on the Company’s consolidated financial position, results of operations or cash flows.

FASB Accounting Standards Codification
As of July 1, 2009, the FASB expects to formally approve the FASB Accounting Standards Codification (“Codification”) as the single source of authoritative U.S. accounting and reporting standards, other than guidance issued by the SEC. At that time, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification will become nonauthoritative. The FASB’s primary goal in developing the Codification is to simplify user access to all authoritative US GAAP by providing all the authoritative literature related to a particular accounting topic in one place. Following the FASB Board’s approval of the Codification as the single source of non-SEC authoritative accounting and reporting standards, the FASB will no longer consider new standards as authoritative in their own right. Instead, the new standards will serve only to provide background information about the issue, update the Codification, and provide the basis for conclusions regarding the change in the Codification. Therefore, beginning in the first quarter of 2010, all Company references made to US GAAP will use the new Codification numbering system prescribed by the FASB. As the Codification is not intended to change or alter existing US GAAP, it is not expected to have any impact on the Company’s consolidated financial statements.

CAVICO CORP. AND SUBSIDIARIES
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 and 2008
(Unaudited)

NOTE 3-   RECEIVABLE – OTHER
Other receivables at March 31, 2009 and December 31, 2008 by major classification were comprised of the following:

	March 31, 2009	December 31, 2008
Advances	$4,336,788	$3,090,109
Prepayments to suppliers	2,617,602	2,354,887
Other short-term receivable	2,470,687	2,046,807
Total	$9,425,077	$7,491,803

NOTE 4 - INVENTORY

Inventories at March 31, 2009 and December 31, 2008  by major classifications, were comprised of the following:-

	March 31, 2009	December 31, 2008
Goods in transit	$571,770	$679,449
Material and supplies	3,150,058	2,882,793
Tools, instruments	39,069	58,022
Merchandises	518,387	495,842
Reserve	(175,338)	(175,338)
Inventory - net	$4,103,946	$3,940,768

NOTE 5 - OTHER CURRENT ASSETS

Other current assets at March 31, 2009 and December 31, 2007 by major classifications were comprised of the following:

	March 31, 2009	December 31, 2008
Prepaid loan interest	377,302	282,690
Other prepaid expenses	1,163,640	685,092
Deductible Value Added Tax	456,536	391,385
Other current assets	233,759	243,105
TOTAL	$2,231,237	$1,602,272

CAVICO CORP. AND SUBSIDIARIES
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 and 2008
(Unaudited)

NOTE 6 – INVESTMENTS IN NON-CONSOLIDATED COMPANIES AND JOINT VENTURES

Non-marketable investments in which the Company has less than a 20% interest and in which it does not have the ability to exercise significant influence over the investee are initially recorded at cost and periodically reviewed for impairment.

Investment in companies;

The Company’s investments in companies that are accounted for on the cost method of accounting at March 31, 2009 and December 31, 2008 consisted of the following:

	March 31, 2009	December 31, 2008
1. Agriculture Construction Corporation	$67,831	$67,739
2. Tour Zones Investment and Construction JSC *	582,399	581,610
3. Vietnam Power Investment and Development JSC *	238,712	238,389
4. Mai Son Cement Joint Stock Company	460,068	459,445
5. Van Chan Hydropower Company	29,492	29,452
6. Ha Tay Investment and Development JSC	14,156	14,137
7. Businessman Culture Development JSC	29,492	29,452
8. Vietnam Media Financial JSC	117,571	117,412
9. VEC Tower JSC	123,275	123,108
10. Agribank Insurance	235,933	235,613
11. Vietnam Industry Investment and Construction JSC	58,983	58,903
12. Dong Duong Finance JSC	5,308	5,301
13. Nam Viet Investment and Consultant JSC	96,751	96,620
14. Sao Mai-Ben Dinh Petrolium Investment JSC	589,831	589,032
15. IDICO Industry Zone Investment Development JSC	8,847	8,835
16. Vietravico JSC		-
17. Vietnam Power Development JSC	58,983	58,903
18. IDICO Long Son Petrolium Industry Zone Investment	117,966	117,806
19. Nhan Tri JSC	23,593	23,561
20. Minh Viet JSC	73,729	73,629
21. North and South Investment Development JSC	5,898	5,890
22. Lilamavico Joint Venture	19,572	19,545
23. Vietnam Design JSC	15,925	15,904
24. Song Tranh Hydropower JSC	2,949	2,945
25. Kasvina JSC	108,069	75,526
26. Vietnam Anti-counterfeit and trading promotion JSC	11,797	11,781
27. Others	4,986	4,978
TOTAL	$3,102,116	$3,065,516
*Related entity by common directors.

CAVICO CORP. AND SUBSIDIARIES
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 and 2008
(Unaudited)

NOTE 7- INVESTMENTS, AVAILABLE FOR SALE

Assets measured at fair value on a recurring basis are summarized below. The Company has no financial liabilities measured at fair value on a recurring basis.

March 31, 2009	Level 1	Level 2	Level 3	Total

Available-for-sale securities	$321,943	$1,405,027	$-	$1,726,970

Available- for- sale securities consisted of the following at March 31, 2009:

Common Stock:	Number of shares	Cost	Fair Value	Accumulated unrealized gain/(loss)

Providential Holdings, Inc.	2,000,000	$100,000	$20,000	$(80,000)
Habubank Stock	630,000	1,551,256	360,021	(1,191,235)
Vinavico	470,200	669,333	301,943	(367,391)
Vietnam Growth Investment Fund (VF2)	2,000,000	1,197,358	609,638	(587,719)
Military Bank Stock	355,807	829,713	305,834	(523,879)
Military Bank Bond	150,700	133,326	129,534	(3,792)
Total Securities		$4,480,986	$1,726,970	$(2,754,016)

The Company’s short-term investments comprise equity and debt securities, all of which are classified as available-for-sale securities. In compliance with SFAS 157, Fair Value Measurements which was adopted effective January 1, 2008, these securities are carried at their fair market value based on either quoted market prices of the securities,  trading prices of over the counter market. VF2 securities were measured by HSBC Bank at March 31, 2009.  Net realized gains and losses are included in net earnings while unrealized gains and losses are included in other comprehensive income for available for sale securities. For purpose of determining realized gains and losses, the cost of securities sold is based on specific identification.

During the period ended March 31, 2009, the Company had no sales related to marketable securities.

Available-for-sale securities consisted of the following at December 31, 2008:

Common Stock:	Number of shares	Cost	Fair Value	Accumulated unrealized gain/(loss)

Providential Holdings, Inc.	2,000,000	$100,000	$40,000	$(60,000)
Habubank Stock	630,000	1,549,155	332,230	(1,216,925)
Vinavico	470,200	668,427	340,223	(328,204)
Vietnam Growth Investment Fund (VF2)	2,000,000	1,195,735	685,553	(510,182)
Military Bank Stock	355,807	828,589	296,724	(531,865)
Military Bank Bond	150,700	133,145	125,676	(7,469)
Total Securities		$4,475,051	$1,820,406	$(2,654,645)

During the year ended December 31, 2008, the Company recorded $439,934 loss using average cost method on sale of marketable securities.

CAVICO CORP. AND SUBSIDIARIES
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 and 2008
(Unaudited)

NOTE 8 – INTANGIBLE ASSETS

Intangible assets consist of goodwill and licenses.  Net intangible assets at March 31, 2009 and December 31, 2008 are as follows:

	March 31, 2009	December 31, 2008

Goodwill	$857,109	$855,947
Amortizable Intangible Assets:
Licenses for land use rights	331,490	330,930
Less Accumulated amortization	(40,527)	(29,045)
Amortizable Intangibles, net	290,963	301,885
Total Intangible Assets	$1,148,072	$1,157,832

The Company recorded goodwill when the Company purchased stock at a premium from the minority shareholders in its subsidiaries, These stock purchases were accounted for using purchase  method.
The Company has license for land use rights from Hanoi Home Investment and Development Department and City of Hanoi. The land use rights are amortized over a period of 50 years. Amortization expenses for the Company’s intangible assets for the first quarter ended March 31, 2008 and 2007 were $6,705 and $2,464, respectively.

NOTE 9 – RENTAL OF VEHICLES

The Company generated income from rental of vehicles and other assets. Assets leased out to third party and held for leasing as of March 31, 2009 and December 31, 2008 are as follows:

	March 31, 2009	December 31, 2008
Equipment	$71,075	$70,978
Vehicles	50,241	50,173
Less accumulated depreciation	(70,598)	(66,659)
Net	50,718	54,492

The company and its subsidiaries did not have any rental revenue from non-cancelable leases.

Cancelable rentals included in income for the periods ended March 31, 2009 and 2008 are $4,461 and $13,688, respectively.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

Operating Rental Leases

The Company leases its office and warehouse facilities in Hanoi, Vietnam from various lessors under operating leases that require minimum monthly payments of approximately $42,500.  The leases, which require the Company to pay property taxes and maintenance, expire in September, October, December 31, 2009, December 31, 2010 and November 2011. For the period ended March 31, 2009 and 2008, building rent expenses were $142,381 and $97,442, respectively.
The Company’s principal executive offices in the United States are leased on a month to month basis which are included in a monthly management fee of $2,000 which includes use of office space, equipment and administrative services. These offices are made available to the Company under the terms of a Management Services Agreement dated May 15, 2006, with Providential Holdings, Inc.

CAVICO CORP. AND SUBSIDIARIES
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 and 2008
(Unaudited)

NOTE 11 - NOTES PAYABLE

Notes payable consisted of the following at March 31, 2009 and December 31, 2008:

	March 31, 2009	December 31, 2008
Notes payable to Hanoi Building Commercial Joint Stock Bank*, secured by machinery and equipment, annual interest rates ranging from 12.75% to 21%, maturity dates ranging from April 8, 2009** to January 21, 2010 .	$6,431,613	$5,927,960

Notes payable to Hanoi Building Commercial Joint Stock Bank, secured by machinery and equipment, annual interest rates ranging from 12.75% to 16.5%, maturity dates ranging from April 14, 2009** to June 25, 2012	1,355,402	1,520,841

Notes payable to Agribank - Eastern Hanoi Branch*, unsecured, annual interest rate of 11.4%, matures on September 29, 2009 and December 18, 2009	3,655,332	3,571,408

Notes payable to Agribank - Tu Liem Branch*, unsecured, annual interest rates ranging from 10.5% to 21%, maturity dates ranging from April 7, 2009** to February 24, 2010.	5,561,060	5,359,843

Notes payable to Agribank - Tu Liem Branch, secured by machinery and equipment, annual interest rate of 12%, matures on April 16, 2012	831,928	830,801

Notes payable to Military Commercial Joint Stock Bank*, secured by machinery, equipment , annual interest rates of 12.6% and 15%, matures on December 10, 2009 and December 2, 2009.	1,003,601	837,859

Notes payable to Military Commercial Joint Stock Bank, secured by machinery and equipment, annual interest rates ranging from 13.2% to 19%, matures on December 31, 2010, December 30, 2011 and May 17, 2013	3,339,411	3,187,975

Notes payable to North Asia Commercial Joint Stock Bank - Nghe An Branch, secured by VF2 Fund Certificate, annual interest rate of 12.75%, matures on December 31, 2009.	2,064,410	2,061,612

Notes payable to Agribank - Northern Hanoi Branch*, unsecured, annual interest rates ranging from 10.5% to 12.72%, maturity dates ranging from August 30, 2009 to February 26, 2010.	13,482,805	11,807,997

Notes payable to Agribank - Northern Hanoi Branch, secured by machinery and equipment, interest rates ranging from 12.6% to 15.6%, maturity dates ranging from January 12, 2010 to March 11, 2013.	1,756,172	1,855,925

Notes payable to Agribank - Southern Hanoi Branch, secured by machinery and equipment, annual interest rate of 18%, matures on December 17, 2009.	282,145	493,756

Notes payable to BIVD – Son La Branch*,unsecured, annual interest rate of 13.2%, matures on August 20, 2009 and October 12, 2009.	144,337	186,085

Notes payable to BIVD – Son La Branch, secured by machinery and equipment, annual interest rate of 14.4%, matures on August 8, 2010.	77,681	77,576

Notes payable to Agribank - Hoang Mai Branch*, unsecured, annual interest rate of 15%, matures on December 30, 2009 and December 12, 2009	4,026,218	3,715,132

CAVICO CORP. AND SUBSIDIARIES
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 and 2008
(Unaudited)

Notes payable to Agribank - Hoang Mai Branch*, unsecured, annual interest rate of 15%, matures on December 30, 2009 and December 12, 2009	4,026,218	3,715,132

Notes payable to Agribank - Hoang Mai Branch, secured by machinery and equipment, annual interest rates ranging from EURBOR to 12.6%, matures on September 7, 2012, December 13, 2011	3,276,289	3,402,941

Notes payable to Saigon Commercial JS Bank, secured by machinery and equipment, annual interest rate of 13.2%, matures on November 1, 2009	96,045	125,366

Notes payable to BIDV - North Hanoi Branch, secured by machinery and equipment, annual interest rate of 12%, matures on March 25, 2012	597,713	676,423

Notes payable to VID Public Bank*, unsecured, annual interest rate of 13.2%, matures on June 10, 2010	7,373	8,835

Notes payable to Housing Development Bank*, unsecured, annual interest rate of 13.2%, matures on September 14, 2012	35,331	37,845

Notes payable to Vinashin Financial Company*, unsecured, annual interest rate of 15%, matures on June 19, 2009.	589,831	589,032

Notes payable to Petroleum Financial Company*, unsecured, annual interest rate of 11.52%, matures on October 5, 2009.	530,848	543,264

Notes payable to Petroleum Financial Company , secured by machinery and equipment, annual interest rate of 11.52%, matures on March 18, 2010	106,555	127,693

Notes payable to Vietnam Development Bank - Thua Thien Hue Branch, secured by machinery and equipment, annual interest rates ranging from 9.6% to 14.4%, matures dates ranging from May 30, 2009 to September 13, 2009.	2,949,157	1,178,064

Notes payable to Thang Long Securities JSC, secured by stock of subsidiaries, annual interest rate of 17.4%, matures on August 10, 2009.	503,288	618,484

Notes payable to Agribank – Hoang Quoc Viet branch*, unsecured, annual interest rate ranging from 10.5% to 15.5%, matures dates ranging from June 4, 2009 to February 28, 2010	4,714,899	4,492,027

Notes payable to Agribank – Hoang Quoc Viet branch, secured by machinery and equipment, annual interest rate of 16.2%, matures on December 31, 2011.	1,114,781	1,269,198

Notes payable to Agribank - Muong La branch*, unsecured, annual interest rate of 11.4%, matures on September 30, 2009	327,755	200,271

Notes payable to Global Petrolium JS Bank, secured by machinery and equipment, annual interest rate of 12.75% and 15%, matures on March 18, 2009**	-	47,123

Notes payable to Techcombank, secured by machinery and equipment, annual interest rate of 15.2%, matures on October 27, 2011.	79,902	84,781

Notes payable to AnBinh JS bank, secured by machinery and equipment, annual interest rate of 16.5%, matures on May 21, 2009	14,746	14,726

Notes payable to SEA bank – Dong Da branch, secured by machinery and equipment, annual interest rate of 10.5%, matures on February 25, 2012.	34,321	-

CAVICO CORP. AND SUBSIDIARIES
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 and 2008
(Unaudited)

Notes payable to various individuals, unsecured, annual interest rates ranging from 12% to 16.8%, matures on December 31, 2009 and December 31, 2012	3,921,371	4,530,620
Total Notes Payable	$62,912,320	$59,381,463

ST Note payable and current portion of LT notes, weighted average interest rates of
13.48% for 1st Quarter of 2009 and 12.57% for 1st Quarter of 2008	53,568,625	50,141,069

Long-term Notes Payable	$9,343,695	$9,240,394

*  The bank must approve all funding and controls the use of funds.
**These loans were paid off  in 2009.

Future maturities on long-term debt as of March 31 are as follows:
2009 remainder	$53,568,625
2010	3,794,376
2011	2,631,836
2012	1,582,120
2013	179,877
2014	1,155,486
$62,912,320

NOTE 12 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company had loans receivable in the amounts of $221,165 and $361,366and advances of $732,180 and $727,230 from various officers and directors of the Company as of March 31, 2009 and December 31, 2008, respectively. The loans to officers were made with no interest, not secured and due on demand.

The Company had other payables of $28,243 and $20,520 to officers and directors of the Company as of March 31, 2009 and December 31, 2008, respectively.

The Company had loans payable to officers and directors of $244,923 and $208,667 as of March 31, 2009 and December 31, 2008, respectively. These loans are unsecured, and due on demand with annual interest from 12% to 24%.

The Company has investments, which are accounted for on the cost method, in Vietnam Power Investment and Development, JSC and Tour Zones Investment and Construction JSC (Note 6). These entities share common directors with the Company.

CAVICO CORP. AND SUBSIDIARIES
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 and 2008
(Unaudited)

NOTE 13 - STOCKHOLDERS’ EQUITY

The Company had no stock issuance for first quarter ended March 31, 2009.

Pursuant to the disclosure requirement under SFAS No. 160, the following schedule presents a reconciliation of the beginning and ending balances of the equity attributable to the Company and the noncontrolling owners and the effect of the changes in Company’s ownership in a subsidiary and the equity attributable to the Company.

			Accumulated
	Comprehensive Income (loss)	Retained Earnings	Other Comprehensive Income	Common Stock	Paid-in Capital	Noncontrolling Interest	Total
Beginning balance	$-	$(6,547,740)	$(3,864,303)	$121,912	$13,501,001	$15,562,700	$18,773,570
Reclassification of unrealized loss from Noncontrolling interest in the prior year	-	-	481,002	-	-	(481,002)	-
Net income	399,902	140,204	-	-	-	259,698	399,902
Other comprehensive income:				-	-
Unrealized gain(loss) on Securities	(99,370)	-	(109,658)	-	-	10,288	(99,370)
Foreign currency translation adjustment	50,335	-	12,657	-	-	37,678	50,335
Ending balance	$350,867	$(6,407,536)	$(3,480,302)	$121,912	$13,501,001	$15,389,362	$19,124,438

CAVICO CORP. AND SUBSIDIARIES
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 and 2008
(Unaudited)

NOTE 14- SEGMENT REPORTING

Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information” requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

Following is a summary of segment information for the three months period ended March 31, 2009:

	Civil	Construction	Commercial
	Construction	Mining	Activities	Unallocated	Total
Sales	$10,229,641	$1,020,581	$993,469	$-	$12,243,691
Operating income/(loss)	1,374,093	156,611	(6,176)	(460,542)	1,063,986
Total Assets	71,726,991	12,686,935	5,584,156	30,941,103	120,939,185
Capital Expenditure	846,830	62,682	2,010	93,421	1,004,943
Interest Income	-	-	-	41,020	41,020
Interest Expense	46,029	60,471	124,974	284,419	515,893
Depreciation/Amortization	1,208,309	196,566	17,724	33,993	1,456,592

Following is a summary of segment information for the three months period ended March 31, 2008:

	Civil	Construction	Commercial
	Construction	Mining	Activities	Unallocated	Total
Sales	$6,941,110	$909,087	$393,035	$-	$8,243,232
Operating income/(loss)	952,921	161,993	157,024	(587,539)	684,399
Total Assets	60,597,570	12,100,138	2,540,163	27,393,918	102,631,789
Capital Expenditure	2,660,745	85,786	-	173,717	2,920,248
Interest Income	-	-	-	251,935	251,935
Interest Expense	158,613	120,867	73,265	155,629	508,374
Depreciation/Amortization	1,379,000	192,010	4,965	76,971	1,652,946

NOTE 15 – SUBSEQUENT EVENTS

On April 27, 2009, the shareholders of the Company granted a discretionary authority to the board of directors of the Company to effect the reverse stock split of the Company’s issued and outstanding common stock within one year from the approval date. In addition, an amendment to the terms of authorized shares of preferred stock designated as “Class B Preferred Stock” to make the authorized shares of “blank check” preferred stock and the proposal of Cavico Corp. Stock award and Incentive Plan were approved.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Cavico Corp. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Cavico Corp. and Subsidiaries (“the Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations and comprehensive income, stockholders’ equity  and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cavico Corp. and Subsidiaries at December 31, 2008 and 2007, and the results of its operations, stockholders’ equity and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ PMB Helin Donovan, LLP

PMB Helin Donovan, LLP
Certified Public Accountants
San Francisco, California

April 6, 2009

CAVICO CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2008 and 2007

	2008	2007
ASSETS

Current Assets:
Cash	$3,148,985	$1,412,201
Investments, available for sale	1,820,406	9,854,036
Accounts receivable -trade- net	9,184,339	7,659,271
Receivable - other	7,491,803	4,852,957
Inventory	3,940,768	3,144,450
Work in process	29,606,602	22,613,806
Receivables and advances from related parties	1,088,596	673,057
Other current assets	1,602,272	1,612,968
Total current assets	57,883,771	51,822,746

Fixed Assets:

Temporary housing assets	548,642	432,460
Machinery and equipment	26,411,441	20,671,611
Vehicles	12,211,356	12,666,344
Office and computer equipment	780,756	710,160
	39,952,195	34,480,575
Less accumulated depreciation	(16,973,105)	(12,808,293)
Net fixed assets	22,979,090	21,672,282

Intangible Assets:
Goodwill	855,947	921,703
Licenses - net	301,885	25,941
Net Intangible Assets	1,157,832	947,644

Other Non Current Assets:
Investments, non-consolidated companies & JVs	3,065,516	2,585,636
Long-term retention receivables	14,933,897	7,770,407
Prepaid expenses	2,530,944	1,910,527
Long-term work in process	9,473,411	6,535,668
Other assets	763,604	1,273,094
Total other assets	30,767,372	20,075,332

TOTAL ASSETS	$112,788,065	$94,518,004

The accompanying notes are an integral part of these consolidated financial statements.

CAVICO CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2008 and 2007

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$10,214,130	$10,676,932
Accounts payable – related parties	20,520	45,547
Accrued expenses	4,485,336	6,092,787
Advances from customers	15,102,331	5,923,085
Payable to employees	4,220,124	2,412,672
Notes payable - current	50,141,069	41,202,014
Notes payable - related parties	208,667	1,056,363
Current portion of capital lease obligations	112,617	24,964
Total current liabilities	84,504,794	67,434,364

Long-Term Debt:
Capital lease obligations – long-term	269,307	39,243
Long-term debt	9,240,394	8,869,271
Total long-term debt	9,509,701	8,908,514

TOTAL LIABILITIES	94,014,495	76,342,878

Minority interest in subsidiaries	15,562,700	8,806,976

Stockholders' Equity:
Preferred stock:$.001 par value - Class B, 100,000,000 authorized, none issued and outstanding	-	-
Common stock, $.001 par value; 300,000,000 shares authorized; 130,997,693 and 130,847,693 shares issued, 121,911,793 and 116,761,793 shares outstanding, respectively	121,912	116,762
Additional paid-in capital	13,501,001	13,121,401
Accumulated deficit	(6,547,740)	(6,950,248)
Accumulated other comprehensive income (loss)	(3,864,303)	3,080,235
Total stockholders' equity	3,210,870	9,368,150

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$112,788,065	$94,518,004

The accompanying notes are an integral part of these consolidated financial statements.

CAVICO CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
For the Years Ended December 31, 2008 and 2007

	2008	2007
Revenues:
Civil construction	$50,430,360	$31,493,768
Mining construction	4,259,850	4,322,471
Commercial activities	3,316,059	2,034,367
Total revenue	58,006,269	37,850,606

Cost of Goods Sold:
Civil construction	42,461,358	27,187,859
Mining construction	3,315,077	2,682,428
Commercial activities	2,636,481	1,468,948
Total cost of goods sold	48,712,916	31,339,235

Gross Profit	9,293,353	6,511,371

Operating Expenses:
Selling expenses	78,779	82,703
General & administrative expenses	6,901,263	4,768,659
Total operating expenses	6,980,042	4,851,362

Total income from operations	2,313,311	1,660,009

Other income (expenses):
Gain on disposal of assets	44,471	119,986
Other income	34,675	31,141
Gain (loss) on sales of marketable securities	(439,934)	9,684,686
Loss on foreign currency exchange	(100,982)	(250,870)
Interest income	891,898	1,046,394
Interest expense	(3,101,243)	(2,926,198)
Total other income ( expense)	(2,671,115)	7,705,139

Income before income taxes and minority interest	(357,804)	9,365,148

Income taxes benefit (expense)	2,283,822	(2,684,945)

Income before minority interest	1,926,018	6,680,203

Minority interest in consolidated subsidiaries	(1,294,202)	(785,335)

Net income	$631,816	$5,894,868
Other comprehensive income:
Unrealized gain(loss) on investments available for sale	(6,352,628)	3,287,255
Foreign currency translation adjustment	(591,910)	38,223
Comprehensive income (loss)	$(6,312,722)	$9,220,346
Per Share Information:
Weighted average number of common shares outstanding-basic and diluted	117,669,053	115,272,234
Net income per common share-basic and diluted	0.01	0.05

The accompanying notes are an integral part of these consolidated financial statements.

CAVICO CORP. AND SUBSIDIARIES
Consolidated Statement of Cash Flows
For the Years Ended December 31, 2008 and 2007

			Additional			Accumulated
	Common Stock		Paid-in	Subscription	Accumulated	other Comprehensive	Total Stockholders’
	Shares	Amount	Capital	Receivable	Deficit	Income(loss)	Equity

Balance, December 31, 2006	81,306,382	$81,306	$4,040,136	$(15,000)	$(12,945,137)	$(245,243)	$(9,083,938)

Shares issued for cash	35,740,000	35,740	9,080,981	-	-	-	9,116,721
Shares returned and to be issued	(284,589)	(284)	284	-	-	-	-
Foreign currency translation adjustment	-	-	-	-	-	38,223	38,223
Unrealized gain on securities available for sale	-	-	-	-	-	3,287,255	3,287,255
Consolidation of Cavico Energy	-	-	-	-	100,021	-	100,021
Cash received on subscription receivables	-	-	-	15,000	-	-	15,000
Net income	-	-	-	-	5,894,868	-	5,894,868
Balance, December 31, 2007	116,761,793	$116,762	$13,121,401	$-	$(6,950,248)	$3,080,235	$9,368,150
Shares issued for services	150,000	150	84,600	-	-	-	84,750
Shares issued for cash	5,000,000	5000	295,000	-	-	-	300,000
Foreign currency translation adjustment	-	-	-	-	-	(591,910)	(591,910)
Unrealized loss on securities available for sale	-	-	-	-	-	(6,352,628)	(6,352,628)
Consolidation of additional subsidiaries	-	-	-	-	(229,308)	-	(229,308)
Net income					631,816	-	631,816
Balance, December 31, 2008	121,911,793	$121,912	$13,501,001	$-	$(6,547,740)	$(3,864,303)	$3,210,870

The accompanying notes are an integral part of these consolidated financial statements.

CAVICO CORP. AND SUBSIDIARIES
Consolidated Statement of Cash Flows
For the Years Ended December 31, 2008 and 2007

	2008	2007
Cash Flows From Operating Activities:
Net income	$631,816	$5,894,868
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	5,985,845	4,661,372
Change in provisions for uncollectible receivables	212,828	83,525
Gain on sale of fixed assets	(44,471)	(119,986)
(Gain) loss from other investment activities	439,934	(9,684,686	) )
Minority interest	1,294,202	785,335
Stock issued for services	84,750	-
Changes in assets and liabilities:
Increase in accounts receivable and other current assets	(12,403,280)	(9,709,796	) )
Increase in inventory	(1,004,665)	(628,314	) )
Increase in construction WIP	(6,608,044)	(6,808,957)
Decrease (increase) in other assets	(483,266)	(1,792,742)
Increase in advances from customer	10,135,499	4,792,728
Increase in payable to employees	2,009,274	48,346
Increase(decrease) in accounts payables and accrued expenses	(1,086,017)	2,383,173
Total adjustments	(1,467,411)	(15,990,002)
Net Cash Used in Operating Activities	(835,595)	(10,095,134)

Cash Flows from Investing Activities:
Purchase of property, equipment and intangible assets	(13,053,533)	(9,367,374)
Cash acquired in consolidation of new entities	49,688	34,913
Proceeds from withdrawals of investments in nonconsolidated companies	179,360	15,121,687
Purchase of investments in nonconsolidated companies and joint venture	(472,592)	(12,054,906)
Proceeds from sales of fixed assets	527,718	726,171
Net Cash Used in Investing Activities	(12,769,359)	(5,539,509)

Cash Flow From Financing Activities:
Proceeds from contribution by minority interests	3,795,675	5,859,035
Proceeds from shares issued	300,000	9,131,721
Proceeds from notes payable	84,818,167	66,674,053
Proceeds from notes payable - related parties	2,660,802	3,234,948
Payments of notes payable- others	(73,082,393)	(63,949,376)
Payments of notes payable- related parties	(2,925,434)	(4,532,503	) )
Payments of capital leases obligations	(76,908)	(126,158	) )
Net Cash Provided By Financing Activities	15,489,909	16,291,720

Increase in Cash	1,884,955	657,077

Cash at Beginning of period	1,412,201	716,901
Effect of foreign currency translation	(148,171)	38,223

Cash at End of period	$3,148,985	$1,412,201

Supplemental Cash Flow Information:
Interest paid	$8,890,961	$5,417,369
Taxes paid	$124,590	$500,366

The accompanying notes are an integral part of these consolidated financial statements.

CAVICO CORP. AND SUBSIDIARIES
Consolidated Statement of Cash Flows
For the Years Ended December 31, 2008 and 2007

	2008	2007
Non-Cash Investing and Financing Activities:

Assets acquired under capital lease	$509,482	$32,100
Non cash changes to assets and liabilities due to the consolidation of subsidiaries previously accounted for as cost method investments;
Accounts receivable and other current assets	$2,257,815	$2,018,015
Inventory	4,718	225,949
Construction Work in Progress	325,832	2,055,375
Other Assets	108,753	238,466
Accounts payable & Accrued expenses	640,476	4,194,988
Payable to employees	537,963	126,228

The accompanying notes are an integral part of these consolidated financial statements.

CAVICO CORP. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

The Company

Cavico Corp. and Subsidiaries, (the Company) was organized as a Delaware corporation on September 13, 2004, to engage in any lawful act or activity for which corporations may be organized. At the time of incorporation, the Company was named Laminaire Corp. and in November 2004 the name was changed to Agent 155 Media Group, Inc. In April 2006, the Company entered into an “Asset Purchase Agreement” with Cavico Vietnam Joint Stock Company, a joint stock company duly organized and existing under the laws of Socialist Republic of Vietnam. Under this purchase agreement, Agent 155, the buyer, transferred 79,000,000 shares of the Company’s common shares for all assets and liabilities of Cavico Vietnam Joint Stock Company (“CVJSC”) following a 300-to-1 reverse stock split of Agent 155 common stock. On May 2, 2006, following the consummation of the Asset Purchase Agreement, the name of the Company was changed to Cavico Corp.

The merger of Agent 155 Media Group, Inc. with “CVJSC” was accounted for as a reverse acquisition under the purchase method of accounting since the shareholders of CVJSC obtained control of the consolidated entity (the “Company”). Accordingly, the merger of the two companies is recorded as a recapitalization of Agent 155 Media Group, Inc., with CVJSC being treated as the continuing entity. The historical financial statements to be presented are those of CVJSC.

Cavico Vietnam Joint Stock Company in Hanoi, Vietnam. Construction and Investment Vietnam Joint Stock Company’s main operations include the following: constructing power projects up to 35KV, shoveling mine soil and stone, constructing transport and irrigation works, industrial and civil construction, leasing machines and equipment, trading production and consumption materials, machines and equipment for construction, transport, irrigation, and power projects installation.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, majority owned subsidiaries and all entities that the Company controls directly or indirectly. All significant intercompany accounts and transactions have been eliminated.

The consolidated financial statements include the accounts of the parent company, Cavico Corp., and its following subsidiaries:

	% of Ownership
Subsidiary	12/31/08	12/31/07
Cavico Vietnam Company Limited	100%	100%
Cavico Bridge and Underground Construction JSC	66%	66%
Cavico Mining and Construction JSC	26%	26%
Cavico Trading JSC	63%	63%
Cavico Construction and Infrastructure Investment JSC	69%	69%
Cavico Power and Resource JSC	78%	78%
Cavico Transport JSC	74%	74%
Cavico Hydropower Construction JSC	73%	73%
Cavico Energy Construction JSC	38%	38%
Cavico Tower JSC	38%	39%
Cavico Industry and Technical Service JSC	67%	65%
Cavico Manpower JSC	30%	30%
Cavico Stone and Mineral JSC	36%	35%
Cavico PHI Cement JSC	93%	38%
Cavico Luong Son JSC	93%	100%
Cavico Land JSC	13%	11%

CAVICO CORP. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007

During the years ended December 31, 2008 and 2007, the following entities were added  in the consolidation.

Name of Entity	Consolidation Date	Percentage of ownership	Description of business
Cavico Tower	April 01, 2008	39%	Office for leases
Cavico ITS	April 01, 2008	66%	Steel fabrication production
Cavico Manpower	April 01, 2008	100%	Labor supply for projects
Cavico Stone & Mineral	July 01, 2008	35%	Production of white stone
Cavico PHI	July 01, 2008	38%	Cement factory operation
Cavico Luong Son JSC	July 01, 2008	100%	Operation of tourism zone
Cavico Land JSC	July 01, 2008	11%	Land investment and development
Cavico Energy	April 01, 2007	38%	Civil construction, specializing in hydropower construction projects

NOTE 2-   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Such estimates may be materially different from actual financial results. Significant estimates include the recoverability of long-lived assets and the collectability of accounts receivable.

Cash and Cash Equivalents

The Company maintains the majority of its cash at commercial banks and as cash on hand. The total cash balances  in the commercial banks are insured by the state bank of Vietnam. The Company’s bank account in United States at times may exceed federally insured limits. The Company has not experienced any losses on such accounts. For purposes of the statement of cash flows, the Company considers all cash and highly liquid investments with initial maturities of three months or less to be cash equivalents.

Investment in Marketable Securities

Management determines the appropriate classification of investments at the time of purchase and reevaluates such designation as of each balance sheet date.  Marketable securities that are actively traded  in the near term are classified as trading securities and are reported at fair value, with unrealized gains and losses recognized in earnings. Available-for-sale investments are stated at fair value with net unrealized gains or losses reported in stockholders’ equity as other comprehensive income(loss).  Investments classified as held-to-maturity are carried at amortized cost in the absence of any other than temporary decline in value.  Realized gains and losses, and declines in value judged to be other than temporary are included in other income.  The cost of securities sold is computed using the specific identification method.

Accounts Receivable

The Company grants credit to customers within Vietnam and does not require collateral. The Company’s ability to collect receivables is affected by economic fluctuations in the geographic areas and industries served by the Company. Reserves for uncollectable amounts are provided, based on past experience and a specific analysis of the accounts, which management believes are sufficient. Although the Company expects to collect amounts due, actual collections may differ from the estimated amounts. As of December 31, 2008, the Company had a reserve for doubtful accounts of $597,349 of which $227,759 was reserved for current receivable and $369,590 for long-term receivable. As of December 31, 2007, the Company had a reserve for doubtful accounts of $385,713 of which $186,703 was reserved for current receivable and $199,010 for long-term receivable.

CAVICO CORP. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007

Inventories

Inventories consist of supplies and raw materials. Supplies, such as fuel and spare parts, are carried at the weighted average cost. Raw materials are valued at lower of cost or market.

Work in Process

Work in process includes the costs of production such as materials, labor, overhead and interest cost on projects not yet recognized as revenue.  The interest costs  included in work in process were $4,235,405 and $2,458,732 at December 31, 2008 and 2007, respectively. The Company includes certain amounts in work in process as a long-term asset which will be recorded as cost of goods sold when certified revenue is recognized. As of December 31, 2008 and 2007, the Company recorded  a long term work in process of $9,473,411 and $6,535,668, respectively. Reserves for uncollectible amounts are provided and are periodically reviewed for collectability and any costs not expected to have future value are written off. As of December 31, 2008 and 2007, the reserves against work in process were $843,494 and $844,285 respectively.

Property and Equipment

Property and equipment, including renewals and betterments, are stated at cost. Assets held under capital leases are recorded at lease inception at the lower of the present value of the minimum lease payments or the fair market value of the related assets. The Company follows the practice of capitalizing property and equipment purchased over $600. The cost of ordinary maintenance and repairs is charged to operations while renewals and replacements are capitalized. Depreciation and amortization are computed on the straight-line method over the following estimated useful lives of the related assets, which range from three to ten years, and are as follows:

Temporary housing assets	5 years
Machinery and Equipment	5 to 7 years
Vehicles	3 to 10 years
Office Equipment	3-8 years
Computer software	5 years

Depreciation expense for the years ended December 31, 2008 and 2007 was $5,985,845 and $4,661,372,  respectively.

Long-Lived Assets

The Company’s management assesses the recoverability of its long-lived assets by determining whether the depreciation and amortization of long-lived assets over their remaining lives can be recovered through projected undiscounted future cash flows. The amount of long-lived asset impairment if any, is measured based on fair value and is charged to operations in the period in which long lived assets impairment is determined by management. At December 31, 2008 and 2007, the Company’s management believes there was no impairment of its long-lived assets. There can be no assurance however, that market conditions will not change or demand for the Company’s services will continue, which could result in impairment of long-lived assets in the future.

Intangible Assets

The Company reviews annually for impairment of intangible assets in accordance with Statement of Financial Accounting Standards No. 144, Accounting for Impairment on Disposed of Long lived Assets. In accordance with SFAS 144, an impairment loss will be recognized if carrying amount of the intangible asset is not recoverable and its carrying amount exceeds its value. As of December 31, 2008 and 2007, no impairment was recorded.

CAVICO CORP. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007

Goodwill

We perform goodwill impairment tests in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). We perform these impairment tests annually during our fourth quarter and more frequently when events and circumstances occur that indicate a possible impairment of goodwill. In determining whether there is an impairment of goodwill, we calculate the estimated fair value of the reporting unit in which the goodwill is recorded using a discounted future cash flow method. We then compare the resulting fair value to the net book value of the reporting unit, including goodwill. If the net book value of a reporting unit exceeds its fair value, we measure and record the amount of the impairment loss by comparing the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. As of December 31, 2008 and 2007, no impairment of goodwill was recorded.

Real Estate Activities
Cavico Tower’s, one of our subsidiaries,  principal business activities consist of civil and industrial construction; internal and external fitting out; land leveling and surface improvement; building leasing; real estate business; restaurants and supermarkets operation; real estate consulting; machine and equipment leasing; materials, machinery and equipment trading for construction, transport, hydropower; dealers for buying and selling goods, construction materials trading. During the year 2008, the major activities of the Company were capital expenditures related to building construction in the amount of $1,519,241.

Fair Value of Financial Instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The Company’s fair value of financial instruments, including cash, accounts receivable, accounts payable, accrued expenses and short term notes payable approximated carrying values because of the short-term nature of these instruments. Available-for-sale marketable securities and investments  are recorded at fair values.

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157 (SFAS 157), Fair Value Measurements and adopted this Statement for the assets and liabilities shown in Note 7. SFAS 157 clarifies the definition of fair value, prescribes methods for measuring fair value, establishes a fair value hierarchy based on the inputs used to measure fair value, and expands disclosures about the use of fair value measurements. The adoption of SFAS 157 did not have a material impact on our fair value measurements. Financial Accounting Standards Board (FASB) Staff Position SFAS No. 157-2, Effective Date of SFAS No. 157, permits the Company to defer the recognition and measurement of the nonfinancial assets and nonfinancial liabilities until January 1, 2009. At December 31, 2008, the Company did not have any nonfinancial assets or nonfinancial liabilities that are recognized or disclosed at fair value. SFAS No. 157 requires that financial assets and liabilities that are reported at fair value be categorized as one of the following types of investments based upon the methodology for determining fair value.

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company utilizes various approaches to measure fair value for available- for-sale securities.

Long-term Retention Receivable

Construction contracts include a two to three year warranty period that is part of the construction contract. The portion of revenue related to retentions ranges from 5% to 15% depending on each contract and is not recognized until the retention period has expired. The Company has recorded $14,933,897 and $7,770,407 as long term retention receivable at December 31, 2008 and 2007, respectively. To date, the Company has not incurred any warranty costs.

CAVICO CORP. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007

Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Concentration of Credit Risk

The Company invests its excess cash in government bonds and other highly liquid debt instrument of financial institutions and corporations with strong credit ratings. The Company has established guidelines relative to diversification and maturities to safely maintain an adequate level of liquidity.

Major Customers  and Suppliers

The Company generated  64% and  70% of total revenues from  major customers,   in the years ended December 31, 2008 and 2007, respectively. The accounts  receivable balance for these customer at December 31, 2008 and 2007 was $12,179,055and $5,734,874, respectively.

The Company did not have long-term contracts with any of its suppliers for the years ended December 31, 2008 and 2007.

Revenue Recognition

For all construction contracts, revenue is recorded when the persuasive evidence of an arrangement exists, work has been completed, price is fixed or determined and collection is reasonably assured.

The Company recognizes revenues from construction projects based upon work that is periodically certified as completed by the customer or which is virtually complete. Production costs, including materials, labor and subcontractor costs are allocated to revenue based upon the ratio of total costs incurred to date compared to total work  to date.  Costs related to work performed but not completed are included in work in progress. Customer-furnished materials, labor, and equipment, and in certain cases subcontractor materials, labor, and equipment are included in revenues and cost of revenue when management believes that we are responsible for the acceptability of the project by client. Contracts are not segmented between types of services such as engineering and construction, and accordingly, gross margin is recognized under construction services.

Changes to total estimated contract cost or losses, if any, are recognized in the period in which they are determined. Claims against customers are recognized as revenue upon settlement. Revenues recognized in excess of amounts billed are classified as current assets under contract work-in-progress. Amounts billed to clients in excess of revenues recognized to date are classified as current liabilities under advance billing on contracts.

Under SOP 81-1, “Accounting for Performance of Construction Type and Certain Performance Type Contracts”, the zero profit method permits the recognition of work performed (uncertified) as revenue at zero profit. Under this method, the Company would recognize all the cost increases in work in process as revenue and cost of goods sold with zero profit. The Company would recognize additional revenue and expenses at zero profit of $6,992,276 and $4,853,624, respectively as of December 31, 2008 and 2007.

Other Comprehensive Income

 The Company has adopted Financial Accounting Standards Board Statement No. 130, “Reporting Comprehensive Income” (SFAS 130). SFAS 130 requires reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. The Company’s unrealized loss of $591,910 and unrealized gain of $38,223 for the years ended December 31, 2008 and 2007, respectively relate to the translation of financial statements from Vietnamese Dong to US Dollars. The Company also recorded an unrealized loss of $6,352,628 and unrealized gain of $3,287,255 on securities available for sale for the year ended December 31, 2008, and 2007, respectively.

CAVICO CORP. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007

Foreign Currency Translation

As of December 31, 2008, the accounts of the Company were maintained, and the financial statements were expressed in Vietnamese Dong (VND). The Company accounts for translation of foreign currency in accordance with Statement of Financial Accounting Standards No. 52 (SFAS 52) “Foreign Currency Translation,” with the VND as the functional currency. According to SFAS 52, all assets and liabilities were translated at the exchange rate on the balance sheet date, stockholder’s equity was  translated at the historical rates and statements of operations and statements of cash flows items were translated at the weighted average exchange rate for the 12  months period.

Earnings (Loss) Per Share of Common Stock

Net earnings (loss) per share of common stock is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period. Diluted loss per share is determined using the weighted average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of common stock options. In periods where losses are reported, the weighted average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive. There were no common stock equivalents during the years ended December 31, 2008 and 2007.

Reclassifications

Certain prior year items have been reclassified to conform to the current year presentation. These reclassifications had no impact on our consolidated financial statements.

Recent Pronouncements

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations”. The objective of this statement will significantly change the accounting for business combinations. Under Statement 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition date fair value with limited exceptions. Statement 141 applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS No. 141(R) will become effective beginning with the first quarter of 2009. The Company does not expect the adoption of SFAS No. 141R to have a material impact on the consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements-An Amendment of ARB No. 51”. The objective of this statement is to establish new accounting and reporting standards for the Noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Statement 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. SFAS No. 160 will become effective beginning with the first quarter of 2009. The Company will reclass minority interest from liability to a component in stockholders’ equity.

In March 2008, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133, which requires additional disclosures about the objectives of the derivative instruments and hedging activities, the method of accounting for such instruments under SFAS No. 133 and its related interpretations, and a tabular disclosure of the effects of such instruments and related hedged items on our financial position, financial performance, and cash flows. SFAS No. 161 is effective for us beginning January 1, 2009. The Company does not expect the adoption of SFAS No. 161 to have a material impact on the consolidated financial statements.

In April 2008, the FASB issued FSP FAS No. 142-3, which amends the factors that must be considered in developing renewal or extension assumptions used to determine the useful life over which to amortize the cost of a recognized intangible asset under FAS No. 142, “Goodwill and Other Intangible Assets.” The FSP requires an entity to consider its own assumptions about renewal or extension of the term of the arrangement, consistent with its expected use of the asset, and is an attempt to improve consistency between the useful life of a recognized intangible asset under FAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under FAS No. 141, “Business Combinations.” This FSP is effective for us beginning January 1, 2009, and the guidance for determining the useful life of a recognized intangible asset must be applied prospectively to intangible assets acquired after the effective date. The Company does not expect the adoption of FSP FAS No. 142-3 to have a material impact on the consolidated financial statements.

CAVICO CORP. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007

In May 2008, the FASB issued Financial Accounting Standard (FAS) No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” The statement is intended to improve financial reporting by identifying a consistent hierarchy for selecting accounting principles to be used in preparing financial statements that are prepared in conformance with generally accepted accounting principles. Unlike Statement on Auditing Standards (SAS) No. 69, “The Meaning of Present in Conformity With GAAP,” FAS No. 162 is directed to the entity rather than the auditor. The statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board (PCAOB) amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with GAAP,” and is not expected to have any impact on the Company’s consolidated financial statements.

In June 2008, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) Emerging Issues Task Force (EITF) No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” Under the FSP, unvested share-based payment awards that contain rights to receive nonforfeitable dividends (whether paid or unpaid) are participating securities, and should be included in the two-class method of computing EPS. This FSP is effective for us beginning January 1, 2009 and the Company does not expect that FSP EITF No. 03-6-1 would have a material impact on the consolidated financial statements.

In November 2008, the FASB ratified the Emerging Issues Task Force (EITF) consensus on Issue No. 08-6, “Equity Method Investment Accounting Considerations” (EITF 08-6) which addresses certain effects of SFAS Nos. 141R and 160 on an entity’s accounting for equity-method investments. The consensus indicates, among other things, that transaction costs for an investment should be included in the cost of the equity-method investment (and not expensed) and shares subsequently issued by the equity-method investee that reduce the investor’s ownership percentage should be accounted for as if the investor had sold a proportionate share of its investment, with gains or losses recorded through earnings. EITF 08-6 is effective of us for transactions occurring after December 31, 2008. The Company does not expect this standard to have a material impact on the consolidated results of operations or financial condition.

In November 2008, the FASB ratified the EITF consensus on Issue No. 08-7, “Accounting for Defensive Intangible Assets” (EITF 08-7). The consensus addresses the accounting for an intangible asset acquired in a business combination or asset acquisition that an entity does not intend to use or intends to hold to prevent others from obtaining access (a defensive intangible asset). Under EITF 08-7, a defensive intangible asset would need to be accounted as a separate unit of accounting and would be assigned a useful life based on the period over which the asset diminishes in value. EITF 08-6 is effective for us for transactions occurring after December 31, 2008. The Company does not expect that this standard  would have a material impact on the consolidated financial statements.

In December 2008, the FASB issued FSP No. FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets”. This FSP requires additional disclosures about plan assets for sponsors of defined benefit pension and postretirement plans including expanded information regarding investment strategies, major categories of plan assets, and concentrations of risk within plan assets. Additionally, this FSP requires disclosures similar to those required under SFAS No. 157 with respect to the fair value of plan assets such as the inputs and valuation techniques used to measure fair value and information with respect to classification of plan assets in terms of the hierarchy of the source of information used to determine their value. The disclosures under this FSP are required for annual periods ending after December 15, 2009. The Company does not expect that this standard  would have a material impact on the consolidated financial statements since the Company does not have Postretirement Benefit Plan Assets.

In January 2009, the FASB issued FSP No. EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20” (FSP No. EITF 99-20-1). This FSP provided additional guidance with respect to how entities determine whether an “other-than-temporary impairment” (OTTI) exists for certain beneficial interests in a securitized transaction, such as asset-backed securities and mortgage-backed securities, that (1) do not have a high quality rating or (2) can be contractually prepaid or otherwise settled such that the holder would not recover substantially all of its investment. FSP No. EITF 99-20-1 amended EITF Issue No. 99-20 to more closely align its OTTI guidance with that of SFAS No. 115, “Accounting for Certain Investment in Debt and Equity Securities.” This FSP was effective for us prospectively beginning October 1, 2008. The Company considered this FSP’s additional interpretation of EITF Issue No. 99-20 when classifying respective additional impairments as “temporary” or “other-than-temporary” beginning with the fourth quarter of 2008. This FSP had no material impact on such classifications.

CAVICO CORP. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007

NOTE 3-   RECEIVABLE – OTHER

Other receivables at December 31, 2008 and 2007 by major classification were comprised of the following:
	2008	2007
Advances	$3,090,109	$1,993,448
Prepayments to suppliers	2,354,887	1,345,593
Other short-term receivable	2,046,807	1,513,916
Total	$7,491,803	$4,852,957

NOTE 4-   INVENTORY

Inventories at December 31, 2008 and 2007  by major classification, were comprised of the following:

	2008	2007
Goods in transit	$679,449	$234,142
Material and supplies	2,882,793	2,651,619
Tools, instruments	58,022	17,181
Merchandises	495,842	416,056
Inventory reserve	(175,338)	(174,548)
Inventory – net	$3,940,768	$3,144,450

NOTE 5- OTHER CURRENT ASSETS

Other current assets at December 31, 2008 and 2007 by major classifications were comprised of the following:	2008	2007
Prepaid loan interest	$282,690	$96,506
Other prepaid expenses	685,092	1,154,745
Deductible Value Added Tax	391,385	117,966
Other current assets	243,105	243,751
TOTAL	$1,602,272	$1,612,968

CAVICO CORP. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007

NOTE 6 – INVESTMENTS IN NON-CONSOLIDATED COMPANIES AND JOINT VENTURES

Non-marketable investments in which the Company has less than a 20% interest and in which it does not have the ability to exercise significant influence over the investee are initially recorded at cost and periodically reviewed for impairment. As of December 31, 2008 and 2007, no impairment was necessary.

Investment in companies;

The Company’s investments in companies that are accounted for on the cost method of accounting at December 31, 2008 and 2007 consisted of the following:

	2008	2007
1. Agriculture Construction Corporation	$67,739	$62,058
2. Tour Zones Investment and Construction JSC *	581,610	83,778
3. Vietnam Power Investment and Development JSC *	238,389	251,156
4. Mai Son Cement Joint Stock Company	459,445	484,051
5. Van Chan Hydropower Company	29,452	31,029
6. Ha Tay Investment and Development JSC	14,137	14,894
7. Businessman Culture Development JSC	29,452	18,617
8. Vietnam Media Financial JSC	117,412	100,118
9. VEC Tower JSC	123,108	129,701
10. Agribank Insurance	235,613	248,231
11. Vietnam Industry Investment and Construction JSC	58,903	62,058
12. Dong Duong Finance JSC	5,301	5,585
13. Nam Viet Investment and Consultant JSC	96,620	93,087
14. Sao Mai-Ben Dinh Petrolium Investment JSC	589,032	620,578
15. IDICO Industry Zone Investment Development JSC	8,835	9,309
16. Vietravico JSC	-	124,116
17. Vietnam Power Development JSC	58,903	62,058
18. IDICO Long Son Petrolium Industry Zone Investment	117,806	124,116
19. Nhan Tri JSC	23,561	9,309
20. Minh Viet JSC	73,629	46,543
21. North and South Investment Development JSC	5,890	-
22. Lilamavico Joint Venture	19,545	-
23. Vietnam Design JSC	15,904	-
24. Song Tranh Hydropower JSC	2,945	-
25. Kasvina JSC	75,526	-
26. Vietnam Anti-counterfeit and trading promotion JSC	11,781	- -
27. Others	4,978	5,244
TOTAL	$3,065,516	$2,585,636
*Related entity by common directors.

CAVICO CORP. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007

NOTE 7- INVESTMENTS, AVAILABLE FOR SALE

Assets measured at fair value on a recurring basis are summarized below. The Company has no financial liabilities measured at fair value on a recurring basis.

December 31, 2008	Level 1	Level 2	Level 3	Total

Available-for-sale securities	$380,223	$1,440,183	$-	$1,820,406

Available- for- sale securities consisted of the following at December 31, 2008:

Common Stock:	Number of shares	Cost	Fair Value	Accumulated unrealized gain/(loss)
Providential Holdings, Inc.	2,000,000	$100,000	$40,000	$(60,000)
Habubank Stock	630,000	1,549,155	332,230	(1,216,925)
Vinavico	470,200	668,427	340,223	(328,204)
Vietnam Growth Investment Fund (VF2)	2,000,000	1,195,735	685,553	(510,182)
Military Bank Stock	355,807	828,589	296,724	(531,865)
Military Bank Bond	150,700	133,145	125,676	(7,469)
Total Securities		$4,475,051	$1,820,406	$(2,654,645)

The Company’s short-term investments comprise equity and debt securities, all of which are classified as available-for-sale securities. In compliance with SFAS 157, Fair Value Measurements which was adopted effective January 1, 2008, these securities are carried at their fair market value based on either quoted market prices of the securities,  trading prices of over the counter market. VF2 securities were measured by HSBC Bank at December 31, 2008.  Net realized gains and losses are included in net earnings while unrealized gains and losses are included in other comprehensive income for available for sale securities . For purpose of determining realized gains and losses, the cost of securities sold is based on specific identification.

During the year ended December 31, 2008, the Company recorded $439,934 loss using average cost method on sale of marketable securities. The Company reviewed the decrease in the fair market value of these securities and determined that the impairment was temporary as of December 31, 2008.

Available-for-sale securities consisted of the following at December 31, 2007:

Common Stock:	Number of shares	Cost	Fair Value	Accumulated unrealized gain/(loss)
Providential Holdings, Inc.	2,000,000	$100,000	$100,000	$-
Habubank Stock	2,488,896	3,696,829	6,023,765	2,326,936
Vinavico	752,000	1,099,451	2,300,707	1,201,256
Vietnam Growth Investment Fund (VF2)	2,000,000	1,259,774	1,429,564	169,790
Total Securities		$6,156,054	$9,854,036	$3,697,982

The Company  recorded $9,684,686 gain using average method on sales of marketable securities during the year ended December 31, 2007.

CAVICO CORP. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007

NOTE 8 – INTANGIBLE ASSETS

Intangible assets consist of goodwill, licenses and computer software.  Net intangible assets at December 31, 2008 and  2007 are as follows:

	2008	2007

Goodwill	$855,947	$921,703
Amortizable Intangible Assets:
Licenses for land use rights	330,930	58,955
Less Accumulated amortization	(29,045)	(33,014)
Amortizable Intangibles, net	301,885	25,941
Total Intangible Assets	$1,157,832	$947,644

The Company recorded goodwill when the Company purchased stock at a premium from the minority shareholders in its subsidiaries, These stock purchases were accounted for using purchase  method. The reduction in goodwill was related to the Company selling shares of its investment during 2008.

The Company has license for land use rights from Hanoi Home Investment and Development Department and City of Hanoi. The land use rights are amortized over a period of 50 years. Amortization expenses for the Company’s intangible assets for the years ended December 31, 2008 and 2007 were $46,929 and $21,922, respectively.

NOTE 9 – ACCRUED EXPENSES

Accrued expenses consisted of the following at December 31, 2008 and 2007:

	2008	2007
Accrued interest	$551,720	$452,250
Accrued taxes	3,625,259	4,830,799
Other accrued Expenses	308,357	809,738
TOTAL	$4,485,336	$6,092,787

NOTE 10 – ADVANCES FROM CUSTOMERS

Advances from customers  represent the payments received from customers on the contract on which the work has  not been performed or reduced by billed amount. As of December 31, 2008 and 2007, the Company had $15,102,331 and $5,923,085, respectively.

NOTE 11 – PAYABLE TO EMPLOYEES

Under Vietnamese law, some wages to employees are paid during the national holidays and other times a year. As of December 31, 2008 and 2007, the payable to employees were $4,220,124 and $2,412,672.  The Company recorded payroll expenses for salaries and wages of $2,463,276 and $1,627,870 for the years ended December 31, 2008 and 2007, respectively.

CAVICO CORP. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007

NOTE 12-   CAPITAL LEASE OBLIGATIONS

The Company is a lessee of certain equipment under capital leases that expire on various dates through August 2012. Terms of the leases call for quarterly payments from $1,646 to $11,833 at implicit interest rates of 12.6% and 21% per annum (the incremental borrowing rate).  The assets and liabilities under capital leases are recorded at lease inception at the lower of the present value of the minimum lease payments or the fair market value of the related assets.  The assets are depreciated over their estimated useful lives.

Minimum future lease payments under current lease agreements at December 31, 2008 are as follows:

2009	$176,966
2010	155,912
2011	124,446
2012	66,349
2013	-
Total minimum lease payments	523,673
Less: amount representing interest	(141,749)
Present value of net minimum lease payments	381,924
Less: current portion	(112,617)
Long-term portion	$269,307

The following is an analysis of the equipment under capital leases as of December 31, 2008 and 2007, which is included in property and equipment:

	2008	2007
Equipment and vehicles	$547,644	$538,728
Less accumulated depreciation	(44,315)	(295,137)
Net	$503,329	$243,591

Depreciation expenses on the equipment under capital leases for the years ended December 31, 2008 and 2007 were $48,701 and $76,658 respectively.

NOTE 13 – RENTAL OF VEHICLES

The Company generated income from rental of vehicles. The vehicles rented of available for rental as of December 31, 2008 and 2007 are as follows:

	2008	2007
Equipment	$70,978	$141,355
Vehicles	50,173	105,721
Less accumulated depreciation	(66,659)	(111,870)
Net	$54,492	$135,206

The company and its subsidiaries did not have any rental revenue from non-cancelable leases.

Cancelable rentals included in income for the years ended December 31, 2008 and 2007 are $12,381 and $47,177, respectively.

CAVICO CORP. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007

NOTE 14 - COMMITMENTS AND CONTINGENCIES

Operating Rental Leases

The Company leases its office and warehouse facilities in Hanoi, Vietnam from various lessors under operating leases that require minimum monthly payments of approximately $42,500.  The leases, which  require the Company to pay property taxes and maintenance, expire in September, October, December 31, 2009, December 31, 2010 and November 2011. For the years ended December 31, 2008 and 2007, building rent expenses were $439,270 and $364,148, respectively.

The Company’s principal executive offices in the United States are leased on a month to month basis which are  included in a monthly management fee of $2,000 which includes use of office space, equipment and administrative services. These offices are made available to the Company under the terms of a Management Services Agreement dated May 15, 2006, with Providential Holdings, Inc.

Future minimum operating lease payments for long term operating leases are as follows:

Year Ending December 31,	Total Lease

2010	$68,913
2011	6,132
2012	-
2013	-
2014	-
Total	$75,045

Long term lease

Cavico Tower, a subsidiary of the Company has a land lease agreement which expires year 2055 in Hanoi.  The annual lease payment is $2,953.
Future minimum long term lease payments relating to this lease are as follows:

Year Ending December 31,	Total Lease
2010	$2,953
2011	2,953
2012	2,953
2013	2,953
2014 and after	124,026
Total	$135,838

Environmental Remediation Costs

The Company had not environmental remediation obligation under the current regulation in Vietnam as of December 31, 2008 and 2007.

Tax Liabilities

The Company filed its tax returns based on the subsidiaries’ income and loss. The final tax liability will be determined by the tax authority of Vietnam.

Litigation

The Company may be involved from time to time in various claims, lawsuits, disputes with third parties, action involving allegations or discrimination or breach of contract actions incidental in the normal operations of the business. The Company is currently not involved in any such litigation which management believes could have a material adverse effect on its financial position.

CAVICO CORP. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007

Credit Limit on  Notes

The Company maintains approximately $46 million in lines of credit with various banks. The average interest rate on these lines of credit is 14%, although it may vary based on market conditions. These credit lines mature throughout 2009. As of December 31, 2008 and 2007, the outstanding balances were $29,342,000 and $21,134,856, respectively.

Management Service Agreement

On May 15, 2006, the Company signed a management service agreement with a business advisory firm. The monthly fee is $2,000 for management services and lease of space. The term of the agreement was 2 years and automatically renews for an additional one year period. For each of the years ended  December 31, 2008 and 2007, the Company recorded $24,000 for management fees and of space.

Contract under Guarantee

The Company has several contracts under guarantee.  These guarantees are made through the banks to meet certain conditions under the  contracts with customers. The Company pays the guarantee fees to banks , normally 1.5% to 2% annually of guaranteed amount. These fees are recorded in general and administrative expenses. For the years ended December 31, 2008 and 2007, these fees totaled $347,168 and $295,301, respectively.

CAVICO CORP. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007

NOTE 15 - NOTES PAYABLE

Notes payable consisted of the following at December 31, 2008 and  2007:

	2008	2007
Notes payable to Hanoi Building Commercial Joint Stock Bank*, secured by machinery and equipment, annual interest rates ranging from 12% to 21%, maturity dates ranging from January 18, 2009**to December 29, 2009 .	$5,927,960	$2,805,433

Notes payable to Hanoi Building Commercial Joint Stock Bank, secured by machinery and equipment, annual interest rates ranging from 11% to 20%, maturity dates ranging from January 3, 2009** to June 25, 2012	1,520,841	3,092,452

Notes payable to Agribank - Eastern Hanoi Branch*, unsecured, annual interest rate of 11.4%, matures on April 25, 2009 and September 29, 2009	3,571,408	4,153,400

Notes payable to Agribank - Eastern Hanoi Branch, secured by machinery and equipment, annual interest rate of 13.2%, matured on October 31, 2008.	-	608,757

Notes payable to Agribank - Tu Liem Branch*, unsecured, annual interest rates ranging from 12% to 21%, maturity dates ranging from January 9, 2009** to December 31, 2009.	5,359,843	3,300,157

Notes payable to Agribank - Tu Liem Branch, secured by machinery and equipment, annual interest rate of 12%, matures on April 16, 2012	830,801	124,116

Notes payable to Military Commercial Joint Stock Bank*, secured by machinery, equipment , annual interest rates ranging from 13% to 15%, matures on May 29, 2009 and September 28, 2009.	837,859	702,497

Notes payable to Military Commercial Joint Stock Bank, secured by machinery and equipment, annual interest rates ranging from 13.2% to 13.32%, matures on December 19, 2010, October 17, 2011	3,187,975	1,528,354

Notes payable to North Asia Commercial Joint Stock Bank - Nghe An Branch, secured by VF2 Fund Certificate, annual interest rate of 12.75%, matures on December 31, 2009.	2,061,612	1,480,778

Notes payable to Agribank - Northern Hanoi Branch*, unsecured, annual interest rates ranging from 12.36% to 18%, maturity dates ranging from August 30, 2009 to November 21, 2009.	11,807,997	12,190,737

Notes payable to Agribank - Northern Hanoi Branch, secured by machinery and equipment, interest rate of 16.8% maturity dates ranging from October 25, 2010 to December 18, 2011.	1,855,925	2,523,786

Note payable to Agribank - Southern Hanoi Branch*, unsecured, annual interest rate of 12.36%, matured on August 3, 2008.	-	1,005,683

Notes payable to Agribank - Southern Hanoi Branch, secured by machinery and equipment, annual interest rate of 18%, matures on December 17, 2009.	493,756	789,107

Notes payable to BIVD – Son La Branch*,unsecured, annual interest rate of 13.2%, maturity dates ranging from February 9, 2009** to August 10, 2009.	186,085	258,347

Notes payable to BIVD – Son La Branch, secured by machinery and equipment, annual interest rate of 14.4%, matures on August 8, 2010.	77,576	116,607

Notes payable to Agribank - Hoang Mai Branch*, unsecured, annual interest rate of 15%, matures on July 18, 2009 and December 12, 2009	3,715,132	1,706,359

Notes payable to Agribank-Hoang Mai Branch, secured by machinery and equipment, annual interest rates ranging from EURBOR to 12.6%, matures on September 7, 2012 and December 13, 2011	3,402,941	2,620,039

Notes payable to Saigon Commercial JS Bank, secured by machinery and equipment, annual interest rate of 13.2%, matures on November 1, 2009	125,366	414,340

Notes payable to Incombank-Yen Vien Branch, secured by machinery and equipment, annual interest rate of 10.5%, matured on January 11, 2008.	-	163,833

*  The bank must approve all funding and controls the use of funds.
**These loans were paid off  in 2009.

CAVICO CORP. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007

	2008	2007
Notes payable to BIDV - North Hanoi Branch, secured by machinery and equipment, annual interest rate of 12%, matures on March 25, 2012	676,423	447,195

Notes payable to Vietnam Development Bank* – Son La Branch, unsecured, annual interest rate of 5.4%, matures on February 28, 2011, paid full in 2008.	-	803,266

Notes payable to VID Public Bank*, unsecured, annual interest rate of 13.2%, matures on June 10, 2010	8,835	15,514

Notes payable to Housing Development Bank*, unsecured, annual interest rate of 13.2%, matures on September 14, 2012	37,845	50,670

Notes payable to Phuong Dong Commercial JS Bank, secured by machinery and equipment, annual interest rate of 14.4%, matured on January 4, 2008.	-	1,458,359

Notes payable to Vinashin Financial Company*, unsecured, annual interest rate of 15%, matures on June 19, 2009.	589,032	3,009,805

Notes payable to Lung Lo Construction JSC*, unsecured, annual interest rate of 12%, matured on September 30, 2008	-	48,014

Notes payable to Petroleum Financial Company*, unsecured, annual interest rate of 10.8%, matured on December 31, 2008. Currently negotiating to extend maturity date to March 25, 2009**.	543,264	528,852

Notes payable to Petroleum Financial Company , secured by machinery and equipment, annual interest rate of 11.52%, matures on March 18, 2010	127,693	224,219

Notes payable to Vietnam Development Bank - Thua Thien Hue Branch, secured by machinery and equipment, annual interest rate of 14.4%, matures on May 30, 2009.	1,178,064	-

Notes payable to Thang Long Securities JSC, secured by stock of subsidiaries, annual interest rate of 17.4%, matures on February 09, 2009**	618,484	-

Notes payable to Agribank – Hoang Quoc Viet branch*, unsecured, annual interest rate ranging from 11.28% to 16.8%, matures dates ranging from March 23, 2009** to November 19, 2009	4,492,027	-

Notes payable to Agribank – Hoang Quoc Viet branch, secured by machinery and equipment, annual interest rate of 16.2%, matures on December 31, 2011.	1,269,198	-

Notes payable to Agribank - Muong La branch*, unsecured, annual interest rate of 11.4%, matures on June 30, 2009	200,271	-

Notes payable to Global Petrolium JS Bank, secured by machinery and equipment, annual interest rate of 12.75% and 15%, matures on March 18, 2009**	47,123	-

Notes payable to Techcombank, secured by machinery and equipment, annual interest rate of 15.2%, matures on October 27, 2011.	84,781	-

Notes payable to AnBinh JS bank, secured by machinery and equipment, annual interest rate of 16.5%, matures on May 21, 2009	14,726	-

Notes payable to Ms Nguyen Thi Thuy An, secured by Habubank shares, annual interest rate of 14.4%, matured on September 30, 2008	-	1,117,041

Notes payable to various individuals, unsecured, annual interest rates ranging from 12% to 16.8%, matures on December 31, 2009 and December 31, 2012	4,530,620	2,783,568

Total Notes Payable	$59,381,463	$50,071,285
ST Note payable and current portion of LT notes, weighted average interest rates of 15.7% for 2008 and 11.9% for 2007	$50,141,069	$41,202,014

Long-term Notes Payable	$9,240,394	$8,869,271

*  The bank must approve all funding and controls the use of funds.
**These loans were paid off  in 2009.

CAVICO CORP. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007

Future maturities on long-term debt as of December 31 are as follows:

2009	$50,141,069
2010	3,725,199
2011	2,782,633
2012	1,720,866
2013	179,633
2014	832,063
$59,381,463

 As of December 31, 2008, the amounts of long-term and short term notes payable  are stated at contract amounts which approximate fair value based on current interest rates of Vietnam.

NOTE 16 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company had loans receivable in the amounts of $361,367 and $242,656 and advances of $727,230 and $430,401 from various officers and directors of the Company as of December 31, 2008 and 2007, respectively. The loans to officers were made with no interest, not secured and due on demand.

The Company had other payables of $20,520 and $45,547 to officers and directors of the Company as of December 31, 2008 and 2007, respectively.

The Company had loans payable to officers and directors of $208,667 and $1,056,363 as of December 31, 2008 and 2007, respectively. These loans are unsecured, and due on demand with annual interest from 12% to 24%.

The Company has investments, which are accounted for on the cost method, in Vietnam Power Investment and Development, JSC and Tour Zones Investment and Construction JSC (Note 6). These entities share common directors with the Company.

NOTE 17 - STOCKHOLDERS’ EQUITY

Preferred Stock
The Company has 100,000,000  authorized shares of noncumulative, non-voting, non-convertible Class B,  Preferred Stock with $0.001 par value. As of December 31, 2008 and 2007, no shares of Preferred Stock were issued and outstanding.

Common Stock
The Company has 300,000,000 authorized shares of Common Stock with $0.001 par value. As of December 31, 2008 and 2007, 130,997,693 shares and 130,847,693 shares were issued, 121,911,793 shares and 116,761,793 shares were outstanding, respectively.

The Company accounts for the issuance of equity instruments to acquire goods and services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably measurable.

During the year ended December 31, 2008, the Company issued 50,000 shares of common stock for legal services and 100,000 shares of common stock for consulting services. The total fair market value of these shares on date of issuance was $84,750.

During the year ended December 31, 2008, the Company sold 5,000,000 shares of common stock for cash at a price of $0.06 per share and received $300,000.

During the year ended December 31, 2007, the Company had the following transactions:

- The company issued 32,740,000 common shares for cash amounting $9,116,721 at average price of $.28 per share.

- The Company received $15,000 from the 2006 subscription receivable.

CAVICO CORP. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007

NOTE 18- INCOME TAX

Pursuant to the tax laws of Vietnam, general enterprises are subject to income tax at an effective rate of 28%. Each subsidiary files a separate tax return in Vietnam.

In addressing the realizability of deferred tax assets, management considers whether is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible.

The principal components of the Company’s income tax provision at December 31, 2008 and 2007 are as follows:

	2008	2007
Current Taxes:
US Federal	$-	$-
US State	-	-
Vietnam	(2,283,822)	2,684,945
Total	$(2,283,822)	$2,684,945
Deferred Taxes:
US Federal	-	-
US State	-	-
Vietnam	-	-
Total	$-	$-

The principal components of the Company’s deferred tax assets at December 31, 2008 and 2007 are as follows:

	2008	2007
U.S. operations loss carry forward at statutory rate	$742,404	$379,051
Non-U.S. operations loss carry forward at statutory rate	365,293	437,554
Total	$1,107,697	$816,605
Less Valuation Allowance	(1,107,697)	(816,605)
Net Deferred Tax Assets	$-	$-

 A reconciliation of the statutory federal  and state tax in the United States and Vietnam income tax  rates to the Company’s  effective  tax rates  is as follows:

	December 31, 2008	December 31, 2007
Statutory regular federal income tax rate	34%	34%
Statutory regular state income tax rate	6%	6%
Foreign tax rate difference	(4)%	(4)%
Change in valuation allowance	(36)%	(36)%
Total	0%	0%

At December 31, 2008 and 2007, the Company had net operating loss carry forwards from US operation of $1,856,011 and $947,628, respectively. Since the Internal Revenue Code limits the availability of net operating losses that arose prior to certain cumulative changes in a corporation’s ownership resulting in a change of control of the Company, the Company reserved 100% of the losses from US operation as this tax asset will not be realized.

At December 31, 2008 and 2007, the Company had net operating loss carry forwards from Vietnam of approximately $1,304,618 and $1,562,693, respectively, which were derived from subsidiaries with operating losses and  will be available to offset future taxable income. These net operating loss carry forwards expire through year 2013. The Company has established a valuation allowance against its deferred tax asset, due to the uncertainty of the realization of the asset. Management periodically evaluates the recoverability of the deferred tax asset. At such time as it is determined that it is more likely than not that deferred tax assets are realizable, the valuation allowance will be reduced.

CAVICO CORP. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007

During the year ended December 31, 2008, the Vietnamese tax authorities determined that the Company’s tax obligation was lower than the Company’s originally estimated amount. The Company estimates the tax obligation based on 28% under Vietnamese law. During 2008, the Company recorded a tax benefit of $2,898,328 which was offset against the 2008 tax expense of $614,506. The Company uses a gross method to estimate the Company’s tax obligation assessed by Vietnam governmental authorities on sales in the income statement.

NOTE 19- SEGMENT REPORTING

Statement of Financial Accounting Standards No. 131 (“SFAS 131”),  “Disclosure About Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance.  Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

Following is a summary of segment information for the year ended December 31, 2008:

	Civil	Construction	Commercial
	Construction	Mining	Activities	Others	Unallocated	Total
Sales	$50,430,360	$4,259,850	$3,267,484	$48,575	$-	$58,006,269
Operating income/(loss)	4,524,476	684,546	(190,625)	3,758	(2,708,844)	2,313,311
Total Assets	51,402,020	9,045,204	4,683,418	-	47,657,423	112,788,065
Capital Expenditure	10,366,197	361,706	289,119	-	2,036,511	13,053,533
Interest Income	-	-	-	-	891,898	891,898
Interest Expense	641,740	195,838	436,532	-	1,827,133	3,101,243
Depreciation/Amortization	5,280,858	518,327	77,997	-	108,663	5,985,845

Following is a summary of segment information for the year ended December 31, 2007:

	Civil	Construction	Commercial
	Construction	Mining	Activities	Others	Unallocated	Total
Sales	$31,493,768	$4,322,471	$1,987,190	$47,177	$-	$37,850,606
Operating income/(loss)	2,544,948	1,447,582	205,214	2,882	(2,540,617)	1,660,009
Total Assets	57,838,661	9,144,726	2,373,984	-	25,160,633	94,518,004
Capital Expenditure	5,671,774	194,530	-	-	3,501,070	9,367,374
Interest Income	-	-	-		1,046,394	1,046,394
Interest Expense	868,330	352,130	221,083	-	1,484,655	2,926,198
Depreciation/Amortization	3,642,327	607,791	22,701	-	388,553	4,661,372

NOTE 20 – SUBSEQUENT EVENTS

On January 12, 2009, the Company engaged Rodman & Renshaw, LLC as the Company’s exclusive advisor in connection with the proposed Offering or any other debt or equity financing for a term of 12 months. The Offering will consist of  sale of approximately $15 million worth of common stock of the Company. The Underwriting Agreement will provide that the Company will grant to Rodman an option, exercisable within 45 days after the closing of the Offering to acquire up to an additional 15% of the total number of shares to be offered by the Company in the Offering to cover over-allotments. The Company paid $25,000 advance which will be applied against the non-accountable expense allowance equal to 1% of the public offering price. In addition, Rodman is entitled to the delivery of a warrant, if requested, at closing to purchase additional shares of common stock equal to 5% of the total number of shares sold pursuant to the Offering. The Underwriter’s warrant will be exercisable during the four year period commencing one year from the closing at the price per share equal to 125% of the public offering price per share at the Offering. The Underwriter’s warrant will provide for registration rights and customary anti-dilution provisions. As of this date, the Offering has not been closed.

You should rely only on the information contained or incorporated by reference to this prospectus in deciding whether to purchase our common stock. We have not authorized anyone to provide you with information different from that contained or incorporated by reference to this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Nevertheless, we are responsible for the accuracy and completeness of the historical information presented in this prospectus, as of the date of the prospectus.

___________ Shares of Common Stock

PROSPECTUS

RODMAN & RENSHAW, LLC

The date of this prospectus is [*], 2009.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the costs and expenses payable by us in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission Registration Fee:

Securities and Exchange Commission Registration Fee	$1,000
FINRA Filing Fees	$3,000
Printing Fees	$30,000
Accounting Fees and Expenses	$16,000
Legal Fees and Expenses	$125,000
Miscellaneous	$25,000
Total	$200,000

Item 14. Indemnification of Directors and Officers

Section 145 (“Section 145”) of the Delaware General Corporation Law, as amended (the “DGCL”), permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Our Certificate of Incorporation, as amended, provides that no current or former director of ours shall be personally liable to the us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (Securities Act) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

2008

In April 2008, the Company issued 50,000 shares of common stock for legal services and 100,000 shares of common stock for consulting services. The total fair market value of these shares on date of issuance was $84,750.  The shares were issued under the exemption from registration provided by Section 4(2) of the Securities Act.

During the year ended December 31, 2008, the Company sold 5,000,000 shares of common stock for cash at a price of $0.06 per share and received $300,000 to staff and employees of Cavico Vietnam and some partners of Cavico Vietnam pursuant to exemptions from registration provided by Regulation S under the Securities Act.

2007

Between January and April 2007, the Company issued 32,635,000 shares of its restricted common stock for $8,110,549 to staff and employees of Cavico Vietnam and some partners of Cavico Vietnam pursuant to exemptions from registration provided by Regulation S under the Securities Act. During this same time period, the Company sold 2,165,000 common shares to investors for $969,000 pursuant to exemptions from registration provided by regulation S under the Securities Act.

In February 2007, the Company issued 1,000,000 common shares for services. The shares were issued under the exemption from registration provided by Section 4(2) of the Securities Act.

2006

On May 11, 2006, the Company effectuated a 300 for one reverse stock split.

On April 18, 2006, the Company entered into an agreement with Cavico Vietnam, a joint stock company duly organized and existing under the laws of the Socialist Republic of Vietnam, whereby the Company agreed to acquire certain assets in exchange for issuance of its common shares. Thereafter, on May 18, 2006, the Company issued 79,000,000 shares of its common stock to Cavico Corporation (Vietnam), of which 60,062,200 were for onward distribution to Cavico Corporation's shareholders in exchange for their then-existing share holdings of Cavico Corporation (Vietnam). On that same date, an additional 4,937,800 of those shares were agreed to be distributed to certain key employees and officers of Cavico Vietnam for their services and contributions. These shares were issued in reliance upon the exemption from registration provided by Regulation S. On that same date, and simultaneous to the Cavico Corporation issuance, the Company also issued 6,010,000 shares of its common stock to Providential Capital, Inc. in accordance with a consulting agreement with that company. These shares were issued under the exemption from registration provided by Rule 4(2).

On May 18, 2006, the Company issued 7,000,000 shares of common stock to The Stone Financial Group for cash. These shares were valued at $70,000 and were issued to an accredited investor free from restrictive legend pursuant to Rule 504 under the Securities Act.

On May 18, 2006, the Company issued 850,000 shares of common stock to The Stone Financial Group for services rendered. These shares were valued at $8,500 and were issued to an accredited investor free from restrictive legend pursuant to Rule 504 under the Securities Act.

On September 15, 2006, the Company issued 2,000,000 shares of its restricted common stock to Providential Holdings, Inc. exchange for consultancy services, valued at $20,000. The shares were issued under the exemption from registration provided by Section 4(2) of the Securities Act.

On December 4, 2006, the Company issued to 250,000 shares of common stock to two individuals at $0.20 per share. The shares were issued under the exemption from registration provided by Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

1.1	Form of Underwriting Agreement*
2.1	Asset Purchase Agreement, dated April 18, 2006(1)
3.1	Certificate of Incorporation(1)
3.2	Amendment to the Certificate of Incorporation(1)
3.2a	Amendment to Certificate of Incorporation(1)
3.3	Bylaws(1)
3.4	Amendment to Certificate of Incorporation*
3.5	Certificate of Designation of Series A Preferred Stock*
4.1	Form of Underwriter Purchase Option*
5.1	Opinion of Sichenzia Ross Friedman Ference LLP (2)
10.2	Employment Agreement dated January 8, 2007 between the Company and Giang Linh Bui(1)
10.3	Employment Agreement dated January 8, 2007 between the Company and Ha Quang Bui(1)
10.4	Employment Agreement dated January 8, 2007 between the Company and Hai Thanh Tran(1)
10.5	Employment Agreement dated January 8, 2007 between the Company and Hieu Van Phan(1)
10.6	Employment Agreement dated January 8, 2007 between the Company and Hung Manh Tran(1)
10.7	Employment Agreement dated April 28, 2007 between the Company and Timothy Pham(1)
10.8	Management Service Agreement dated May 15, 2006 between Cavico Corp. and Providential Holdings, Inc.(1)
14.1	Code of Ethics(1)
21	Subsidiaries(1)
23.1	Consent of PMB Helin Donovan*
23.2	Consent of Sichenzia Ross Friedman Ference LLP (2)

* Filed herewith.
(1)	Incorporated by reference to the Company’s Registration Statement on Form 10-SB filed October 23, 2007.
(2)	To be filed at a later date by amendment.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i. Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii. Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that  in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv. Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b) Provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Huntington Beach, State of California, on May 21, 2009.

CAVICO CORP.

By:	/s/ Ha Quang Bui
Ha Quang Bui, Chief Executive Officer Principal Executive Officer and Principal Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Hung Manh Tran	Executive Vice-President/Director	May 21, 2009
Hung Manh Tran

/s/ Timothy Pham	Vice-President/Director	May 21, 2009
Timothy Pham

/s/ Madhava Rao Mankal	Director	May 21, 2009
Madhava Rao Mankal

/s/ Tuan Duong Hoang	Director	May 21, 2009
Tuan Duong Hoang

/s/ Thanh Binh Huynh	Director	May 21, 2009
Thanh Binh Huynh

/s/ June Kim	Director	May 21, 2009
June Kim